
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         SHELBOURNE PROPERTIES II, INC.
             (Exact name of registrant as specified in its charter)
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                  DELAWARE                                    6798                                    04-3502382
---------------------------------------------    --------------------------------    ----------------------------------------------
      (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification Number)
       incorporation or organization)              Classification Code Number)

                         SHELBOURNE PROPERTIES II, INC.
                               5 CAMBRIDGE CENTER
                                    9th FLOOR
                               CAMBRIDGE, MA 02142
                                 (617) 234-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               ------------------
                                    COPY TO:
                              MARK I. FISHER, ESQ.
                             TODD J. EMMERMAN, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 940-8800
                               -------------------

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /_/
         If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

             PROSPECTUS/CONSENT SOLICITATION STATEMENT

                  Shelbourne Properties II, Inc.

                 1,237,916 Shares of common stock

         If you are a limited partner in High Equity Partners L.P. - Series 86, your vote is very important.

         Through this document, which we refer to as the "consent solicitation statement", we, as the general partners of your partnership, are asking you, the limited partners of your partnership, to approve the conversion of your partnership into a publicly-traded real estate investment trust called Shelbourne Properties II, Inc. If the conversion is approved, you will receive two shares of Shelbourne common stock, on a tax-free basis, for each of your partnership units. Shelbourne's common stock will be listed on the American Stock Exchange.

         We are making this proposal to satisfy the final requirement of a class action settlement approved by the California Superior Court. Holders of a majority of the limited partnership units must vote "YES" on the enclosed consent form for the proposal to be approved. If you have any questions, you may call (888) 448-5554.

         While you may realize a number of potential benefits from the conversion, there are material risks and potential disadvantages associated with the conversion as described in "Risk Factors," starting on page 17. In particular, you should consider:

     o Unlike your partnership, Shelbourne will have perpetual existence with no specific timing for liquidation of its assets.

     o Shares of common stock may trade substantially below the net asset value and book value of Shelbourne.

     o Unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds.

     o Shelbourne may incur substantial debt which could create the risk of default and hinder its ability to pay dividends.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership.

     o Our affiliate, Shelbourne Management LLC, will receive fees for managing Shelbourne on the same basis that fees are currently paid by your partnership.

     o Shelbourne will be subject to entity-level taxes if it fails to qualify or maintain qualification as a real estate investment trust.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this consent solicitation statement. Any representation to the contrary is a criminal offense.

         The date of this consent solicitation statement is __________, 2000.


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                                TABLE OF CONTENTS

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QUESTIONS AND ANSWERS ABOUT THE CONVERSION OF
HIGH EQUITY PARTNERS L.P - SERIES 86 INTO A PUBLICLY-TRADED
  REAL ESTATE INVESTMENT TRUST.............................................................1

SUMMARY....................................................................................5
   Background Of The Proposal..............................................................5
      Your Partnership.....................................................................5
      The Class Action Settlement..........................................................5
   Shelbourne..............................................................................6
   Risk Factors............................................................................6
   Benefits of the Conversion..............................................................7
   Comparison of Your Partnership and Shelbourne...........................................8
   General Partners'Statement.............................................................14
   Voting.................................................................................14
   Allocation of Common stock.............................................................15
   Alternatives to the Conversion.........................................................15
      Continuation of Your Partnership....................................................15
      Liquidation and Dissolution of Your Partnership.....................................16
   Miscellaneous..........................................................................16
      No Dissenters' or Appraisal Rights..................................................16
      Limited Partner Lists...............................................................16

RISK FACTORS..............................................................................17
      The conversion will result in a fundamental change in the nature of your investment........................................................................17
      Shelbourne's Common Stock may trade at prices substantially below the value of Shelbourne's net assets..................................................17
      Shelbourne intends to reinvest rather than distribute property sales proceeds.......17
      Shelbourne's ability to incur debt could adversely affect Shelbourne's results of operations and distributions to stockholders...........................17
      Dividends are not guaranteed and may fluctuate......................................18
      We have conflicts of interest in recommending the conversion........................18
      Stockholders will be diluted by any subsequent equity issuances.....................18
      Shelbourne may enter into transactions with our affiliates..........................19
      Provisions in the Certificate, Bylaws and Shareholder Rights Agreement
        could inhibit changes in control..................................................19
      Shelbourne's performance and value are subject to risks associated with the real estate industry..........................................................20
      If Shelbourne's borrowers default on mortgage loans, Shelbourne's income could be adversely affected.... ........................................................20
      Shelbourne will be managed by a third-party advisor and will therefore have less control over its operations.............................................21
      Shelbourne's ability to grow could be adversely affected if Shelbourne is not successful in raising capital.....................................................21
      Illiquidity of real estate investments could adversely affect Shelbourne's financial condition...............................................................21
      Liability for environmental matters could adversely affect Shelbourne's financial condition...............................................................21
      Uninsured losses could adversely affect Shelbourne's financial condition............22
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                                      (i)


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   Federal Income Tax Risks...............................................................22
      Failure to qualify or remain qualified as a real estate investment trust would cause Shelbourne to be taxed as a corporation...............................22
      To qualify as a real estate investment trust Shelbourne will need to maintain a certain level of distributions....................................................23
      There are potential tax disadvantages to conducting business as a real estate investment trust..................................................................23
   Other Tax Risks........................................................................24
      Possible non-conformity between federal and state tax laws could adversely affect Shelbourne's qualification as a real estate investment trust under state laws........................................................................24

BENEFITS OF THE CONVERSION................................................................25
      Tax-Free Receipt of Common Stock....................................................25
      Greater Liquidity...................................................................25
      Ability to Make New Investments.....................................................25
      Beneficial Company Structure........................................................25
      Elected Governance..................................................................25
      Ability to Raise Capital............................................................25
      No Unrelated Business Taxable Income................................................26
      Simplified Tax Reporting............................................................26
      Reduced State Income Tax Reporting..................................................26

COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE.............................................27
   Form of Organization...................................................................27
   General Business.......................................................................28
   Duration of Existence..................................................................28
   Voting Rights..........................................................................29
   Fiduciary Duties, Limitation of Liability and Indemnification..........................30
   Review of Books and Records............................................................31
   Management.............................................................................31
   Distributions; distribution policy.....................................................32
   Management Fees to Affiliates..........................................................33
   Taxation of Taxable Limited Partners...................................................35
   Taxation of Tax-Exempt Limited Partners................................................35

RECOMMENDATION AND FAIRNESS...............................................................36
      General Partners'Statement..........................................................36

Background of the Conversion..............................................................37
      General.............................................................................37
      Your Partnership....................................................................37
      The Class Action....................................................................39
      The Class Action Settlement.........................................................40

ALTERNATIVES TO THE CONVERSION............................................................41
      Continuation of Your Partnership....................................................41
      Liquidation and Dissolution of Your Partnership.....................................43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................46
   SELECTED FINANCIAL DATA................................................................47
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                                      (ii)

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.......................................................48
      General.............................................................................48
      Liquidity and Capital Resources.....................................................48
      Real Estate Market..................................................................49
   Results Of Operations..................................................................51

THE CONVERSION............................................................................53
   Mechanics of the Conversion............................................................53
   Effective Time.........................................................................53
   Conditions to the Conversion...........................................................53
   Fees And Expenses......................................................................54
   Accounting Treatment...................................................................54

VOTING....................................................................................54
      General.............................................................................54
      Vote Required.......................................................................55
      Voting Procedure....................................................................55
      Record Date and Outstanding Units...................................................55
      Effect of Voting to Approve the Conversion..........................................56
      Solicitation of Votes; Solicitation Expenses........................................56
      Investor Lists......................................................................56

SHELBOURNE................................................................................56
   General................................................................................56
   Objectives and Strategies..............................................................57
   The Properties.........................................................................58
   Other Assets and Liabilities...........................................................63
   Cash Dividend Policy...................................................................63
   Management.............................................................................63
   The Operating Partnership..............................................................68

PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE.............................................70

DESCRIPTION OF CAPITAL STOCK..............................................................76
   General................................................................................76
   Common Stock...........................................................................76
   Preferred Stock........................................................................77
   Listing, Price and Trading.............................................................77
   Restrictions on Transfers..............................................................77
   Additional Issuances...................................................................79
   Shareholder Rights Agreement...........................................................80

CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S
CERTIFICATE AND BYLAWS....................................................................82
   Amendment of Certificate and Bylaws....................................................83
   Dissolution of Shelbourne..............................................................83
   Meetings of Stockholders...............................................................83
   The Board of Directors.................................................................83
   Limitation of Liability and Indemnification............................................84
   Business Combinations..................................................................84
   Indemnification Agreements.............................................................85
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                                     (iii)

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FEDERAL INCOME TAX CONSEQUENCES...........................................................85
   The Conversion.........................................................................86
   Taxation of Shelbourne as a Real Estate Investment Trust...............................86
      General.............................................................................86
      Requirements for Qualification......................................................88
      Organizational Requirements.........................................................88
      Income Tests........................................................................88
      Asset Tests.........................................................................91
      Annual Distribution Requirements....................................................92
      Failure of Shelbourne to Qualify as a Real Estate
      Investment Trust....................................................................92
   Taxation of Taxable U.S. Stockholders..................................................93
      Distributions by Shelbourne.........................................................93
      Passive Activity Losses and the Investment Interest
      Limitation..........................................................................93
      Sale of Common Stock................................................................94
      Backup Withholding..................................................................94
   Taxation of Tax-Exempt Stockholders....................................................94
   Taxation of Non-U.S. Stockholders......................................................95
      Distributions by Shelbourne.........................................................95
      Sale of Common Stock................................................................96
      Backup Withholding Tax and Information Reporting....................................96
   Tax Status of the Operating Partnership................................................97
   Other Taxes............................................................................97
   Transfer Taxes.........................................................................97
   Possible Tax Law Changes...............................................................97
   Importance of Obtaining Professional Tax Assistance....................................98

AVAILABLE INFORMATION.....................................................................98

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................99

FORWARD-LOOKING STATEMENTS................................................................99

LEGAL MATTERS.............................................................................99

APPENDIX A - Consent Form................................................................A-1

APPENDIX B - Agreement and Plan of Merger................................................B-1
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                                      (iv)

                           QUESTIONS AND ANSWERS ABOUT
             THE CONVERSION OF HIGH EQUITY PARTNERS L.P. - SERIES 86
                             INTO A PUBLICLY-TRADED
                          REAL ESTATE INVESTMENT TRUST


Q:   What is the proposed conversion that I am being asked to vote upon?

A: You are being asked to approve the conversion of your partnership, High Equity Partners L.P. - Series 86, into a publicly-traded real estate investment trust, commonly referred to as a REIT. The REIT will be called Shelbourne Properties II, Inc.

Q:   Why is the conversion being proposed at this time?

A: The conversion is being proposed as the final step of a class action settlement which was approved and found to be fair, reasonable and adequate and in the best interests of your partnership by the California Superior Court.

Q:   What were the prior requirements of the settlement?

A: Initially, the settlement required us, as the general partners of your partnership, to propose an amendment to the partnership agreement of your partnership. You approved the amendment which modified the method of calculating the fees payable to us by your partnership and fixed our obligation to repay fees which we previously received. Following the approval of the amendment, the settlement required us to arrange for a tender offer for units in your partnership. The tender offer closed in January 2000 and our affiliate, Millennium Funding III LLC, acquired approximately 6.7% of the outstanding units in the tender.

Q:   What is the final requirement of the settlement?

A: The settlement now requires us to propose and use our best efforts to complete a restructuring of your partnership into a real estate investment trust or other entity whose shares are traded on a national securities exchange or the NASDAQ National Market. We believe the conversion proposal satisfies this final requirement of the settlement.

Q:   Why do we call the transaction a "conversion"?

A: Because the transaction will not change your economic interest but will "convert" your partnership units into shares of stock of Shelbourne. You can continue to hold your shares after the conversion or decide to sell your shares on the American Stock Exchange.

Q:   What will I receive if the conversion is approved?

A: You will receive two shares of common stock of Shelbourne in exchange for each unit you own in your partnership, regardless of whether you vote in favor of or against the conversion. The shares of Shelbourne will be listed for trading on the American Stock Exchange under the symbol _________.

Q:   Will my percentage ownership change as a result of the conversion?

A: Your ownership percentage will not change. Limited partners now own 95% of your partnership and after the conversion they will own 95% of the common stock of Shelbourne.

Q: How will the trading market for common stock of Shelbourne compare with the existing market for your units?

A: There is no formal trading market for your units. The units are not listed or traded on any exchange or quoted on any NASDAQ list or system. Privately negotiated sales and sales through intermediaries such as the trading system operated by Chicago Partnership Board are the only means available to sell units. Partnership Spectrum, an industry publication, has reported that the secondary market price for units ranged from a high of $90 per unit to a low of $82 per unit during the most recently reported period. These prices do not take into account commissions and other transactional costs which sellers may be required to pay, typically ranging between 8% and 10% of the sales price.

     We believe that the American Stock Exchange will provide you with a more efficient market for the sale of common stock.

Q:   What will Shelbourne own?

A: Initially, Shelbourne investments will be limited to the same properties that your partnership now owns. However, unlike your partnership, Shelbourne will have the ability to make new investments and avail itself of potentially favorable investment opportunities.

Q:   Will I receive future dividends from Shelbourne?

A: Shelbourne expects to pay quarterly dividends to stockholders. Shelbourne must distribute 95% of its taxable income for the year 2000 and 90% for subsequent years, excluding its net capital gain, if any, to maintain its status as a real estate investment trust.

Q: What are the principal risks and potential disadvantages of approving the conversion?

A:   The principal risks and potential disadvantages are:

     o Unlike your partnership, Shelbourne will have perpetual existence with no specific timing for liquidation of its assets.

     o Shares of common stock may trade substantially below the net asset value and book value of Shelbourne.

     o Unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds.

     o Shelbourne may incur substantial debt which could create the risk of default and hinder its ability to pay dividends.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership.

     o Shelbourne will be subject to entity-level taxes if it fails to qualify or maintain qualification as a real estate investment trust.

Q: Aside from the benefits of an AMEX listing and investing in a company that may have the ability to avail itself of favorable investment opportunities, what are the other principal benefits of the conversion?

A:   The principal benefits are:

     o    The conversion will be tax-free to you.

     o Shelbourne can offer either common stock or limited partnership interests in a controlled partnership to potential sellers of real estate. This increases Shelbourne's flexibility in structuring future acquisitions on a tax efficient basis.

     o Following the conversion, Shelbourne's board of directors will be elected by holders of common stock.

     o Shelbourne will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties or for other purposes.

     o Indebtedness incurred by Shelbourne will not result in unrelated business taxable income to tax-exempt stockholders.

     o The conversion will result in simplified tax administration for you. You no longer will receive a Schedule K-1 which complicates tax return preparation, but instead will receive the simple and familiar Form 1099-DIV.

Q:   Will the compensation structure change as a result of the conversion?

A: The provisions of the settlement required that we maintain the same compensation structure after the conversion. Our affiliate, Shelbourne Management LLC, will manage the day-to-day operations of Shelbourne.

Q:   What vote is required to approve the conversion?

A: Limited Partners holding more than 50% of the outstanding units must approve the conversion for it to become effective.

Q:   How do I vote?

A: Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage paid return envelope as soon as possible but no later than ___________ ___, 2000. We may extend that date until ________ ___, 2000. If you sign and send in your consent form and do not indicate how you want to vote, it will count as a vote "For" the conversion.

Q:   Can I change my vote after I mail my consent form?

A: Yes, you can change your vote at any time before the expiration date by delivering to our depositary a substitute consent form together with a letter indicating that your prior consent form has been revoked. Our depositary is American Stock Transfer & Trust Company, and their address is 40 Wall Street, New York, New York 10005.

     WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the conversion or would like additional copies of the consent solicitation you should contact our information agent, The Swenson Group, L.L.C., at (888) 448-5554 to answer your questions.

                                     SUMMARY

     The following is a summary of information relating to your partnership, the conversion and Shelbourne. This summary highlights selected information from this consent solicitation statement and may not contain all of the information regarding the conversion that is important to you. Unless otherwise indicated, the terms "we," "us," "our," and "ourselves" refer to Resources High Equity, Inc., Resources Capital Corp. and Presidio AGP Corp., the general partners of High Equity Partners L.P. Series 86, which we call "your partnership". The conversion will be accomplished by merging your partnership into Shelbourne Properties II L.P., a limited partnership wholly-owned by Shelbourne. Shelbourne will conduct all of its business through Shelbourne Properties II L.P., which we call the "operating partnership." When we refer to Shelbourne in this consent solicitation statement we mean both Shelbourne and the operating partnership, together, unless the context requires otherwise. Shelbourne will be managed by Shelbourne Management LLC which we refer to as "Shelbourne Management". To understand the conversion fully and for a more complete description of the terms of and risks related to the conversion, you should read carefully this entire consent solicitation and the other documents to which we have referred you.

BACKGROUND OF THE PROPOSAL

     Your Partnership

     Your partnership was formed in 1985 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in office buildings, shopping centers and other commercial and industrial properties. Units in your partnership were publicly offered and sold during 1986 and 1987. Your partnership invested substantially all of the capital raised from the sale of units in the ten properties it currently owns as well as in two other properties that have been sold. There are no mortgages on any of your partnership's properties. Your partnership originally anticipated holding its properties for seven to ten years and is required to liquidate by no later than December 31, 2015.

     Units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for your units.

     The Class Action Settlement

     In 1993 limited partners commenced an action against your general partners in the California Superior Court. The action included claims for breach of fiduciary duty; breach of contract; unfair and fraudulent business practices; negligence; dissolution, accounting, receivership and removal of general partner; fraud; and negligent misrepresentation. This action was brought years before current management assumed responsibility for managing your partnership. Your general partners at all times considered the action to be without merit.

     In early 1996, a settlement proposal was submitted to the court but the court declined to approve it, indicating that it did not consider that settlement proposal to be fair. After further negotiations, in January 1999 the parties agreed on the terms of a revised settlement. In February 1999, you received a notice containing a detailed description of the terms of the settlement. In April 1999, the court approved the revised settlement after finding it to be fair, reasonable and adequate and in the best interest of the limited partners.

     Under the terms of the settlement:

     o We agreed to propose an amendment to your partnership's agreement of limited partnership modifying the method of calculating the fees payable to us by your partnership and fixing the amount that we would be obligated to pay you upon liquidation of your partnership as repayment of fees previously received.

     o We agreed that our affiliate, Presidio Capital Corp., would guarantee our payment obligation to limited partners upon liquidation of your partnership.

     o If the foregoing amendment was approved, then we agreed to make a tender offer to limited partners of your partnership to acquire up to 39,596 units at a price of $103.05 per unit.

     o If the foregoing amendment was approved, we also agreed to propose and use our best efforts to complete a conversion of your partnership into a real estate investment trust or other entity with shares traded on a national securities exchange or the NASDAQ National Market.

     This proposal satisfies the requirement to use our best efforts to restructure your partnership as described above. Each of the other elements of the settlement summarized above has been completed.

SHELBOURNE

     Following the conversion, Shelbourne's outstanding shares of common stock will be owned by you and us in proportion to our respective partnership interests. Limited partners will receive 95% of the outstanding common stock in exchange for their partnership units and we will receive 5% of the outstanding common stock in exchange for our general partnership interest.

     Shelbourne's primary business objective will be to maximize the value of its common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling properties and by making additional real estate-related investments, including investments in joint ventures and other real estate companies. Shelbourne may raise additional capital by mortgaging existing properties or by selling equity or debt securities.

     Following the conversion, Shelbourne will have a Board of Directors consisting of seven directors, two of whom will be independent directors. Directors of Shelbourne will be elected in the future by holders of common stock. The settlement contemplated that Shelbourne would be externally managed and that your partnership's fee structure would continue in effect for Shelbourne after the conversion. Accordingly, our affiliate, Shelbourne Management, will manage the day-to-day affairs of Shelbourne under an advisory agreement. Shelbourne Management will receive fees for managing Shelbourne on the same basis that fees are currently paid by your partnership.

     Shelbourne was formed under the Delaware General Corporations Law. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142.

RISK FACTORS

     There are risks associated with the conversion of your partnership, which are more fully discussed beginning on page 17 in "RISK FACTORS", that you should consider in determining whether to vote in favor of the conversion. The following list summarizes the risks of the conversion that we believe to be most material to you:

     o The nature of your investment will change from an interest in a specified portfolio of income-producing properties required to be sold by December 31, 2015 to an interest in a real estate company with perpetual existence that may change its investments from time to time without your approval.

     o Common stock may trade at prices substantially below the value of Shelbourne's net assets. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would receive upon liquidation of your partnership.

     o Unlike your partnership, Shelbourne will be permitted to reinvest sale and financing proceeds in new investments. This means that these amounts may not be available for distribution to stockholders.

     o Shelbourne will likely incur significant amounts of indebtedness to finance future investments. This use of debt will subject Shelbourne to the risk of default in its obligations, which could in turn adversely affect Shelbourne's results of operations.

     o The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon factors such as the profitability of present and future investments, the terms of any indebtedness, working capital fluctuations and prevailing economic conditions.

     o We have some conflicts in recommending the conversion since our affiliate, Shelbourne Management, will receive fees for managing Shelbourne's business. Also, if the conversion is approved we no longer will have any obligation to pay you a maximum of $4.38 per unit upon liquidation of your partnership as repayment of fees previously received.

     o Maintaining qualification as a real estate investment trust will require Shelbourne to comply with restrictions that do not apply to your partnership. If Shelbourne fails to qualify or remain qualified as a real estate investment trust, it will be subject to federal, state and local income tax on its taxable income at regular corporate rates. This would reduce the cash available for distribution to stockholders and could materially reduce the value of your common stock.

     o Until you sell all of your common stock in Shelbourne, you will be unable to offset your unused passive activity losses from your partnership against dividends or capital gains from your common stock.

BENEFITS OF THE CONVERSION

     We believe that the conversion will provide you the following benefits which are more fully described on page 25 in "BENEFITS OF THE CONVERSION."

     o    You will not be taxed on common stock you receive in the conversion.

     o Common stock will be traded on the American Stock Exchange, which should provide you with significantly greater liquidity and a more efficient market than the limited trading market on which your units may currently be sold.

     o Unlike your partnership, Shelbourne will have the ability to make new investments. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities.

     o By conducting its operations through the operating partnership in an umbrella partnership or "UPREIT", Shelbourne can offer either common stock or limited partnership interests in the operating partnership to potential sellers of real estate. This increases Shelbourne's flexibility in structuring future acquisitions on a tax efficient basis.

     o Following the conversion, Shelbourne's board of directors will be elected by holders of common stock.

     o Shelbourne will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties or for other purposes.

     o Indebtedness incurred by Shelbourne will not result in unrelated business taxable income to tax-exempt stockholders.

     o The conversion will result in simplified tax administration for you. You no longer will receive a Schedule K-1 which complicates tax return preparation, but instead will receive the simple and familiar Form 1099-DIV.

     o You generally will not be subject to state income tax or required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in common stock.

COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

     There are differences between an investment in your partnership and an investment in Shelbourne. The following chart summarizes some of these differences. A more detailed comparison is set forth under "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE."



CHARACTERISTIC                     YOUR PARTNERSHIP                                              SHELBOURNE
--------------                     ----------------                                              ----------
General Business                   Owning and operating existing         Owning and operating existing and to be acquired
                                   income-producing properties,          properties, including on a joint venture basis, as well
                                   including on a joint venture basis    as other real estate-related investments such as
                                                                         mortgages and securities of other real estate companies.
                                                                         Shelbourne's business will be conducted through the
                                                                         operating partnership.



CHARACTERISTIC                     YOUR PARTNERSHIP                                              SHELBOURNE
--------------                     ----------------                                              ----------
Management Conflicts of Interest   Various conflicts based on our        Present conflicts eliminated; Shelbourne Management may
                                   potentially opposing economic         have conflicts of interest in connection with services
                                   interests, particularly with          provided by it to other property owners
                                   respect to management and timing of
                                   sales of properties

Liquidity of Your Investment       Relatively illiquid                   Listed for trading on the American Stock Exchange

Investment Portfolio               Fixed portfolio                       Investment flexibility; ability to acquire new properties
                                                                         and sell existing properties; ability to acquire and sell
                                                                         other real estate-related investments such as mortgages
                                                                         and securities of other real estate companies

Transactions with Our Affiliates   Limitations on transactions with      Subject to applicable provisions of Delaware law;
                                   our affiliates contained in your      transactions with our affiliates must be on terms
                                   partnership agreement                 comparable to transactions with unaffiliated third parties

Borrowing Policy                   Minimal ability to employ leverage    Borrowing permitted on a secured and unsecured basis;
                                   provided borrowing would not result   borrowing will not result in unrelated business taxable
                                   in unrelated business taxable         income to tax-exempt stockholders
                                   income.

Issuances of Additional            Prohibited from issuing additional    Ability to raise additional capital or acquire additional
Securities                         securities                            properties or other investments through issuances of debt
                                                                         or equity securities

Duration of Entity                 December 31, 2015; originally         Perpetual, no fixed liquidation date
                                   contemplated holding period for
                                   properties expired in 1998

Federal Taxation                   Not subject to Federal tax            Generally not subject to Federal tax on income
                                                                         distributed to stockholders, but subject to entity-level
                                                                         tax on any undistributed income; significant adverse tax
                                                                         consequences if it fails to qualify or remain qualified
                                                                         as a real estate investment trust

                                   Your allocable share of your          Generally taxed on amounts distributed to you (unless you
                                   partnership's taxable income (loss)   are tax-exempt), which distributions will be made pro
                                   is included in calculating your       rata to all holders of common stock
                                   taxable income, regardless of
                                   whether your partnership makes any
                                   cash distributions; there are
                                   special allocations of depreciation
                                   deductions to taxable unitholders





CHARACTERISTIC                     YOUR PARTNERSHIP                                              SHELBOURNE
--------------                     ----------------                                              ----------
Tax Characterization of Income     Generally passive activity income     Dividends and capital gains from common stock are not
                                                                         passive activity income and generally cannot be offset by
                                                                         unused passive activity losses from your partnership or
                                                                         other sources

Tax Reporting                      Schedule K-1, generally mailed to     Form 1099-DIV must be mailed to you by January 31 of each
                                   you by March 15 of each year,         year
                                   typically increasing your cost of
                                   tax return preparation

                                   You generally are required to file    You generally will not have to file tax returns or pay
                                   state tax returns, and pay taxes,     taxes in states other than your state of residence on
                                   in various states where properties    account of owning common stock
                                   are located

Distributions; distribution        Quarterly historical distributions;   Quarterly dividends; dividend rate determined by the
policy                             distributions suspended as of         Board of Directors based on Shelbourne's results of
                                   September 30, 1999                    operations, cash flow and capital requirements; mandatory
                                                                         distributions required to satisfy REIT requirements
                                                                         and/or avoid entity-level taxes

Management                         Vested in general partners            Vested in Board of Directors elected by holders of common
                                                                         stock; our affiliate, Shelbourne Management, to manage
                                                                         Shelbourne's day-to-day business



CHARACTERISTIC                     YOUR PARTNERSHIP                                              SHELBOURNE
--------------                     ----------------                                              ----------
Voting                             Based on percentage interest;         One vote per share.  Majority vote of common stock
                                   voting is generally permitted only    required for some significant transactions such as merger
                                   for significant actions requiring     or sale of substantially all of the assets
                                   approval of limited partners
                                   holding majority of units such as
                                   sale of substantially all of the
                                   assets or amendment of your
                                   partnership agreement

Partnership Asset Management       Partnership asset management fee      Partnership asset management fee equal to 1.25% of
Fees                               paid to us equal to 1.25% of          appraised value of assets will be paid to Shelbourne
                                   appraised value of assets             Management

Property Management Fees Payable   Up to 6% of property revenues but     Up to 6% of property revenues, but no more than
to Us or to Our Affiliates         no more than competitive rate for     competitive rate for similar services, will be paid to
                                   similar services                      Shelbourne Management

Property Disposition Fees          Generally, 3% subordinated fee plus   None
Payable to Us or Our Affiliates    subordinated incentive management
                                   fees

Reimbursement of Expenses to Us    All expenses paid by your             All expenses paid by Shelbourne;  Shelbourne Management,
or Our Affiliates                  partnership; we are reimbursed for    our affiliate, will be reimbursed for expenses incurred
                                   expenses incurred for your            for Shelbourne, plus a $200,000 non-accountable expense
                                   partnership plus a $200,000           reimbursement per annum
                                   non-accountable expense
                                   reimbursement per annum

         The following depicts the structure of your partnership before and after the conversion:


                             BEFORE THE CONVERSION:
                             ----------------------



                           ---------------------------
                           |                         |
                           | PRESIDIO CAPITAL CORP.  |
                           |                         |
                           ---------------------------
                                        |
                                        |
                  (100% indirect)       |
                                        |
                                        |
                                       /|\
                                      / | \
                                     /  |  \
                                    /   |   \
                                   /    |    \
                                  /     |     \
                                 /      |      \
                                /       |       \
                               /        |        \
                              /         |         \
                             /          |          \
                            /           |           \
                           /            |            \
                          /             |             \
                         /              |              \
                        /               |               \
                       /                |                \
---------------------------  -----------------------  -------------------------
|                         |  |                     |  |                       |
|     General Partner     |  |   General Partner   |  |   General Partner     |
|     ---------------     |  |   ---------------   |  |   ---------------     |
|                         |  |                     |  |                       |
| Resources Hight Equity, |  | Presidio AGP Corp.  |  |Resources Capital Corp.|
|          Inc.           |  |                     |  |                       |
|                         |  |                     |  |                       |
---------------------------  -----------------------  -------------------------
                     \                  |                 /
                      \                 |                /
                       \                |               /
                        \               |              /
                         \              |             /
                          \             |            /
                           \            |           /
                            \           |          /
---------------------------  \          |         /
|    Limited Partners     |   \         |        /
|                         |    \        |       /
|                         |     \       |      /
|                         |      \      |     /
---------------------------       \     |    /
                       \           \    |   /
                        \           \   |  /
                         \           \  | /
                          \           \ |/
                           \            |
                            \           |
                             \          |
                              \ 95%     |   5%
                               \        |
                                \       |
                                 \      |
                                  \     |
                                   \    |
                                    \   |
                                     \  |
                             ------------------------
                             |                      |
                             |   Your Partnership   |
                             |   ----------------   |
                             |                      |
                             | High Equity Partners |
                             |   L.P. -- Series 86  |
                             |                      |
                             ------------------------


                             AFTER THE CONVERSION:
                             ---------------------



                      ------------------------------------
                      |                                  |
                      |           Stockholders           |
                      |           ------------           |
                      |                                  |
                      |    Former limited and general    |
                      |           partners(1)            |
                      |                                  |
                      ------------------------------------
                                        |
                                        |
                                        |
                                        |
                                        |      100%                      ------------------------------
                                        |                                |                            |
                      ------------------------------------               |          Advisor           |
                      |                                  |   (Advisory   |          -------           |
                      |    Shelbourne Properties II,     |   Agreement)  |                            |
                      |               Inc.               |               |         Shelbourne         |
                      |                                  |...............|                            |
                      |          ("Shelbourne")          |               |       Management LLC       |
                      |                                  |               |                            |
                      ------------------------------------               | (affiliate of your general |
                                        |               \                |         partners)          |
                                        |                \               |                            |
                                        |                 \      100%    ------------------------------
                                        |                  \
                                        |                   \
                                        |                    \
                                        |                     \
                                        |                      \
                                        |                       \
                                        |                        \
                                   99%  |                      ----------------------------
                                        |                      |     General Partner      |
                                        |                      |     ---------------      |
                                        |                      |                          |
                                        |                      | Shelbourne Properties II |
                                        |                      |         GP, LLC          |
                                        |                      |                          |
                                        |                      ----------------------------
                      ------------------------------------       /
                      |                                  |   1% /
                      |      Operating Partnership       |     /
                      |                                  |    /
                      |  Shelbourne Properties II L.P.   |   /
                      |                                  |  /
                      |         (Property Owner)         | /
                      |                                  |/
                      | (successor to your partnership)  |
                      |                                  |
                      ------------------------------------

----------
(1) Limited partnership units will be converted into 95% of the outstanding common stock and our 5% general partnership interest will be converted into 5% of the outstanding common stock.

GENERAL PARTNERS' STATEMENT

     We believe that the conversion is fair and in your best interest and we recommend that you vote "YES" to approve the conversion. Our belief is based on the following:

     o After the conversion you will own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o    The conversion will be tax-free to you.

     o    Management's compensation structure will not be changed.

     o The American Stock Exchange will provide you with greater liquidity and a more efficient market to sell common stock as compared to the inefficient and limited secondary market for your partnership units.

VOTING

     Your vote is important. Please complete and sign the enclosed consent form and return it to the depositary by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to (718) 236-2641.

     This consent solicitation statement is accompanied by a separate consent form in the form of Appendix A. You may take one of the following actions:

     Vote "YES" -- I vote to approve the conversion.

     or

     Vote "NO" -- I vote not to approve the conversion.

     or

     Abstain from voting (abstentions will constitute "NO" votes)

     We strongly urge you to vote "YES" to approve the conversion.

     If the conversion is approved, you will receive two shares of common stock in exchange for each of your partnership units whether or not you voted to approve the conversion.

     Please complete, sign and return the enclosed consent form to the depositary no later than ________ __, 2000. We may extend that date from time to time in our sole discretion until ________ __, 2000. You may withdraw your consent form at any time before the expiration date by delivering written notice of your withdrawal to the depositary. You may change your consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form has been revoked.

     You must vote all of your units in the same way. If you return a signed consent form but do not indicate a vote, you will be deemed to have voted "YES" for approval of the conversion.

     The conversion will be approved when limited partners holding a majority of the outstanding units have voted "YES" to approve the conversion but in no event prior to _____ __, 2000. The information agent will tabulate the consent forms.

     The conversion will apply prospectively from and after the date it becomes effective. If the conversion becomes effective, you will be bound by its terms, whether or not you vote in favor of it.

     The depositary is:

         American Stock Transfer & Trust Company
         40 Wall Street
         New York, New York  10005


ALLOCATION OF COMMON STOCK

     Units in your partnership will be exchanged for shares of common stock on a two-for-one basis. We and our affiliates who own units, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC, will be allocated common stock on the same basis as unitholders.

     We own a 5% general partnership interest in your partnership corresponding to 30,948 units in your partnership. Our affiliates, Millennium Funding Corp, Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC, own a total of 123,266 units in your partnership. We and our affiliates will therefore receive 308,428 shares of common stock in the conversion for our interests in your partnership.

ALTERNATIVES TO THE CONVERSION

     To assist you in evaluating the conversion, we have compared the alternatives to the conversion discussed below which are discussed in more detail on page 41 in "ALTERNATIVES TO THE CONVERSION."

     Continuation of Your Partnership

     Continuation of your partnership in its current form would have the following effects, some of which you might perceive as benefits:

     o Your partnership would pursue its original investment objectives consistent with the provisions of your partnership agreement;

     o Your partnership would sell its properties and distribute the net proceeds to you not later than December 31, 2015; and

     o    There would be no change in the nature of your voting rights

     However, we believe that continuation of your partnership in its current form would have the following disadvantages:

     o You would continue to hold an illiquid investment because of the absence of an established and efficient public market for your units;

     o Your partnership owns a fixed portfolio of properties and the value of your units is dependent upon the operation of those properties; and

     o Since your partnership is not authorized to raise additional funds for investment, it is unable to benefit from new investment opportunities;

     Liquidation and Dissolution of Your Partnership

     Another alternative to the conversion is to liquidate your partnership by selling all of its assets at the best possible price.

     o Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed; and

     o You would receive up to $4.38 per unit from us as repayment of fees previously received.

     However, we do not believe that liquidation would be as beneficial to you as the conversion for the following reasons:

     o The public market valuation of an investment in an operating real estate company like Shelbourne may exceed the liquidation value of your partnership's properties;

     o An aggressive bulk sale of your partnership's properties could result in significant discounts from fair market values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you; and

     o Your partnership's joint venture interests in four properties would likely be sold at a substantial discount to the fair market value of those properties.

MISCELLANEOUS

     No Dissenters' or Appraisal Rights

     You do not have the right to receive cash based on an appraisal of your interest in your partnership or otherwise. However, as part of the court-approved settlement of the class action involving your partnership, we arranged for a tender offer for 39,596 units at a price of $103.05 per Unit. The tender price was based primarily on March 1998 appraisals of your partnership's properties. The tender was consummated in January 2000 and 39,596 units were acquired by our affiliate, Millennium Funding III LLC.

     Limited Partner Lists

     Subject to your partnership agreement and applicable law, you may be permitted to inspect and obtain copies of your partnership's books and records, including records listing the names, addresses and percentage interests held by each partner in your partnership.

                                  RISK FACTORS

         You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this consent solicitation statement before voting on the conversion.

The conversion will result in a fundamental change in the nature of your investment.

         The nature of your investment will change fundamentally. Shelbourne plans to operate indefinitely, has no required date by which it must liquidate its assets and may change its investments from time to time without your approval. Shelbourne does not intend to distribute proceeds of any sales of its assets except as necessary to maintain its status as a real estate investment trust and to avoid the imposition of income and excise taxes on Shelbourne. Instead, Shelbourne intends to reinvest the proceeds of any sales or financings. See "SHELBOURNE -- OBJECTIVES AND STRATEGIES."

Shelbourne's Common Stock may trade at prices substantially below the value of Shelbourne's net assets.

         There is presently no market for Shelbourne's common stock. It is possible that common stock will trade at prices substantially below the value of Shelbourne's net assets. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would receive when your partnership is liquidated. As discussed under "ALTERNATIVES TO THE CONVERSION -- Liquidation and Dissolution of Your Partnership," we estimated the liquidation value of your partnership as of December 31, 1999 at $129.72 per unit. This estimated liquidation value, however, does not take into account any discount that may be applicable to your partnership's joint venture investments. We believe that following the conversion the market price of shares of common stock will depend on several factors. Such factors include how the market perceives Shelbourne; whether Shelbourne maintains or increases its dividend level; the size of Shelbourne in terms of its assets and market capitalization; the degree to which leverage is used in Shelbourne's capital structure; the historical performance of Shelbourne; external factors such as the creditworthiness of tenants of Shelbourne's properties, market interest rates, conditions of the real estate and stock market, performance of our investments in mortgage and other real estate companies; and technical factors relating to the supply and demand for shares of common stock.

Shelbourne intends to reinvest rather than distribute property sales proceeds.

         Because Shelbourne intends to reinvest the proceeds of property sales in new investments, these proceeds will not be distributed to you other than to assure Shelbourne's continued qualification as a real estate investment trust and avoid the imposition of income and excise taxes on Shelbourne. Currently, after establishing reserves for existing property requirements, property sales proceeds would be distributed to you since your partnership is not permitted to make new investments.

Shelbourne's ability to incur debt could adversely affect Shelbourne's results of operations and distributions to stockholders.

         Shelbourne will likely incur significant indebtedness to finance future investments. The use of leverage creates the risk that Shelbourne could default on its obligations which, in turn, could adversely affect Shelbourne's results of operations and ability to pay dividends to its stockholders. Your partnership did not incur any indebtedness in connection with raising capital or acquiring its properties. In contrast,

Shelbourne may borrow money on a secured, unsecured and cross-collateralized basis to finance future investments, to improve existing properties or for other purposes. The properties owned by Shelbourne could be subject to foreclosure if required principal and interest payments are not made when due. Shelbourne may be unable to make distributions because of the obligation to make principal payments, thereby jeopardizing Shelbourne's qualification as a real estate investment trust or subjecting Shelbourne to entity-level taxes. Finally, any default by Shelbourne in any of its debt obligations may cause other debt obligations to become immediately due and payable. See "SHELBOURNE -- OBJECTIVES AND STRATEGIES."

Dividends are not guaranteed and may fluctuate.

         The amount of Shelbourne's dividends may be less than prior distributions by your partnership. The amount of dividends will depend upon numerous factors, many of which are beyond the control of management. These factors include profitability, interest and principal payments on any indebtedness, the cost of acquisitions including related debt service payments, issuances of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves and prevailing economic conditions. Shelbourne will not adhere to any particular formula in determining what dividends it will declare and pay. The Board of Directors of Shelbourne will determine the actual dividend rate based on Shelbourne's results of operations, cash flow and capital requirements, economic conditions, tax considerations and other factors. Shelbourne, however, will be required to distribute substantially all of its taxable income in order to maintain its status as a real estate investment trust. See "SHELBOURNE -- CASH DIVIDEND POLICY."

We have conflicts of interest in recommending the conversion.

         We have two material conflicts of interest in the conversion. First, Presidio Capital Investment Company, LLC., our beneficial owner, has an economic interest in the conversion since it also beneficially owns Shelbourne Management. Shelbourne Management will have a contractual right to receive fees for managing Shelbourne's business for ten years from the conversion. We, as your general partners, currently have the right to receive fees on the same basis from your partnership. However, the duration of our fees is limited by the requirement that your partnership be liquidated no later than December 31, 2015. In addition, your partnership agreement gives limited partners the right to remove us as general partners.

         Second, if the conversion is approved, we no longer will be obligated to pay you additional amounts when your partnership is liquidated. If your partnership were liquidated in the year 2000 we would be required to pay you $4.38 per unit as repayment of fees previously received. The amount which we are required to pay to you upon liquidation of your partnership is reduced each calendar year and eliminated after 2007. Elimination of our obligation to pay you this additional amount was an agreed-upon element of the settlement. See "BACKGROUND OF THE CONVERSION."

Stockholders will be diluted by any subsequent equity issuances.

         The issuance of additional equity securities to raise capital or make new investments would reduce your percentage interest in Shelbourne and could reduce dividends you would receive from Shelbourne. Unlike your partnership, Shelbourne will have the ability to raise capital by issuing additional shares of common stock and causing the operating partnership to issue additional limited partnership interests.

Shelbourne may enter into transactions with our affiliates.

         Shelbourne will be permitted to purchase properties from, sell properties to, borrow money from or enter into other transactions with, companies in which our beneficial owner, NorthStar Capital Investment Corp. has an economic interest and/or controls. These affiliated transactions must be on terms comparable to those obtainable from third parties but are not subject to the limitations similar to those contained in your partnership agreement. Shelbourne's ability to transact with our affiliates will also be subject to applicable provisions of Delaware law.

Provisions in the Certificate, Bylaws and Shareholder Rights Agreement could inhibit changes in control.

         Some of the provisions of Shelbourne's certificate of incorporation, bylaws and shareholder rights agreement described below, may have the effect of discouraging a third party from making an acquisition proposal for Shelbourne and may therefore inhibit a change in control of Shelbourne. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of the outstanding stock of Shelbourne may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - Requirements for Qualification." In order to facilitate maintenance of its qualification as a real estate investment trust for federal income tax purposes, and to otherwise address concerns relating to concentration of capital stock ownership, Shelbourne generally has prohibited ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 8% of the issued and outstanding shares of Shelbourne's common stock. However, the ownership limit will not apply to NorthStar Capital Investment Corp. or any of its officers, directors and affiliates provided that their ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for Federal income tax purposes. The Board of Directors may waive the ownership limitation described above or modify the ownership limit with respect to one or more persons if it is satisfied, based upon the advice of tax counsel, that ownership in excess of this limit will not jeopardize Shelbourne's qualification as a real estate investment trust for federal income tax purposes or if it determines that it is no longer in the best interests of Shelbourne's shareholders for Shelbourne to continue to qualify as a real estate investment trust. The ownership limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock In addition, the Board of Directors has been divided into three classes, the initial terms of which expire in 2001, 2002 and 2003, with directors of a given class chosen for three-year terms upon expiration of the terms of the members of that class. The staggered terms of the members of the Board of Directors may adversely affect the stockholders' ability to effect a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders. See "SHELBOURNE -- MANAGEMENT - Directors."

         The certificate of incorporation authorizes the Board of Directors to issue shares of preferred stock in series and to establish the rights and preferences of any series of preferred stock so issued. See "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK" and "CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE AND BYLAWS -- THE BOARD OF DIRECTORS." The issuance of preferred stock also could have the effect of delaying or preventing a change in control of Shelbourne, even if such a change in control were in the best interests of some, or a majority, of Shelbourne's stockholders. No shares of preferred stock will be issued or outstanding immediately subsequent to the conversion and Shelbourne has no present intention to issue any such shares.

         Shelbourne has also adopted a shareholder rights agreement. Under the terms of the shareholder rights agreement, in general, if a person or group becomes an "acquiring person" meaning such person or group acquires more than 15% of the outstanding shares of common stock, all other stockholders will have the right to purchase securities from Shelbourne at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The shareholder rights agreement may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then- prevailing market price for the common stock in connection with such a transaction. In addition, since the Board of Directors of Shelbourne can prevent the shareholder rights agreement from operating in the event the Board approves of an acquiring person, the shareholder rights agreement gives the Board significant discretion over whether a potential acquiror's efforts to acquire a large interest in Shelbourne will be successful. Because the shareholder rights agreement contains provisions that are designed to assure that NorthStar Capital Investment Corp. and its affiliates will never, alone, be considered a group that is an acquiring person, the shareholder rights agreement provides NorthStar Capital Investment Corp. and its affiliates with some advantages under the shareholder rights agreement that are not available to other stockholders. See "DESCRIPTION OF CAPITAL STOCK -- SHAREHOLDER RIGHTS AGREEMENT."

         Some provisions of the Delaware General Corporation Law also may have the effect of inhibiting a third party from making an acquisition proposal for Shelbourne or of impeding a change in control of Shelbourne under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. See "CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE AND BYLAWS."

Shelbourne's performance and value are subject to risks associated with the real estate industry.

         Following the conversion, Shelbourne may make additional real estate-related investments including investments in additional properties, joint ventures and other real estate companies. These investments will be subject to the general risks associated with the ownership of real estate investments. Such risks include adverse changes normally associated with changes in national, regional and local economic and market conditions, changes in laws and governmental regulations including those governing usage, zoning and taxes, changes in interest rates and the availability of financing. Other factors affecting real estate, which would impact on Shelbourne's properties and could have an impact on its other investments, include acts of God, property damage or casualty losses, unexpected capital expenditures, changes in market rents and the creditworthiness of tenants. See "SHELBOURNE -- OBJECTIVES AND STRATEGIES."

If Shelbourne's borrowers default on mortgage loans, Shelbourne's income could be adversely affected.

         Shelbourne may invest in mortgage loans and is therefore subject to risks inherent in the business of lending, such as the risk of default by or bankruptcy of the borrower. Upon a default by a borrower, Shelbourne may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with Shelbourne's administration of the mortgage loans and any collections upon a borrower's default. Shelbourne is also subject to interest rate risk that is associated with the business of making mortgage loans.

Shelbourne will be managed by a third-party advisor and will therefore have less control over its operations.

         Shelbourne will rely on Shelbourne Management to manage its business and assets. Subject to the control of Shelbourne's Board of Directors, Shelbourne Management will make all decisions with respect to the management of the company. Thus, the success of Shelbourne's business will depend in large part on the ability of Shelbourne Management to manage Shelbourne's day-to-day operations. Any adversity experienced by Shelbourne Management could adversely impact the operation of Shelbourne's properties and, consequently, Shelbourne's cash flow and ability to make distributions to its stockholders. In addition, Shelbourne Management manages the assets of other entities, including entities which may seek to make investments which may also be potential acquisition targets for Shelbourne. Shelbourne Management may not always take the actions in advising Shelbourne that would be expected of Shelbourne Management if its business had been limited to managing Shelbourne's assets. Shelbourne Management will also manage two other publicly traded real estate investment trusts if the conversion of the other High Equity partnerships are approved and may manage other public real estate investment trusts. See, "BACKGROUND OF THE CONVERSION - The Class Action Settlement." Shelbourne Management has discretion to allocate investment opportunities among the companies it manages.

Shelbourne's ability to grow could be adversely affected if Shelbourne is not successful in raising capital.

         Shelbourne's ability to grow is largely dependent on its ability to raise additional capital to acquire additional properties and make new investments. While Shelbourne has the ability to raise additional capital in a variety of ways, including through the issuance of debt and equity securities, it may not be successful in raising such capital in the capital and financial markets. For example, since Shelbourne must distribute substantially all of its taxable income to maintain its status as a real estate investment trust, lenders may be unwilling to lend money to it. See "SHELBOURNE -- CASH DIVIDEND POLICY." If Shelbourne is unable to raise additional capital on favorable terms, that could have a material adverse effect on its ability to achieve its objectives and on the value of your investment.

Illiquidity of real estate investments could adversely affect Shelbourne's financial condition.

         Real estate investments are illiquid relative to other investments such as publicly traded securities. The illiquidity of Shelbourne's assets will limit its ability to be able to buy or sell property in response to economic or other conditions. In addition, some significant costs and expenses attendant to real estate ownership are fixed, such as principal and interest payments on debt, real estate taxes, and operating and maintenance costs. As a result, Shelbourne's ability to respond to adverse changes in the performance of its investments will be restricted, which could have an adverse effect on Shelbourne's financial condition and results of operations.

Liability for environmental matters could adversely affect Shelbourne's financial condition.

         Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of some hazardous or toxic substances released on or in its property, as well as some other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to properly remove, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. Your partnership has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its properties. In addition, your partnership is not aware of any other environmental condition with respect to any of its properties that would have a material adverse effect on its business, assets or results of operations.

Uninsured losses could adversely affect Shelbourne's financial condition.

         Your partnership carries, and Shelbourne will continue to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to its properties as customarily carried for similar properties. We believe such insurance is adequate. There are, however, some types of losses such as from wars or catastrophic acts of nature that may be either uninsurable or not economically insurable. Any uninsured loss could result in both loss of cash flow from, and asset value of, the affected property.

         We do not anticipate obtaining new owner's title insurance policies in connection with the conversion. Each of your partnership's properties has previously been insured by title insurance policies. However, each such title insurance policy may be in an amount less than the current value of the applicable property. In the event of a loss with respect to a property relating to a title defect, Shelbourne could lose both its capital invested in and anticipated profits from such property.

FEDERAL INCOME TAX RISKS

Failure to qualify or remain qualified as a real estate investment trust would cause Shelbourne to be taxed as a corporation.

         Shelbourne intends to elect to be treated for tax purposes and to operate so as to qualify as a real estate investment trust under the Internal Revenue Code effective for its taxable year ending December 31, 2000. If Shelbourne qualifies as a real estate investment trust, it generally will not be subject to corporate-level income tax on income that it currently distributes to its stockholders as long as it makes current distributions of at least 95% (90% for taxable years after 2000) of its taxable income excluding net capital gain. This treatment substantially eliminates the "double taxation," i.e., taxation at both the corporate and stockholder levels, that ordinarily results from investment in a corporation. No assurance can be given that Shelbourne will qualify or remain qualified as a real estate investment trust, or that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the Federal income tax consequences of such qualification. As a condition of the conversion, Shelbourne will receive an opinion of Rosenman & Colin LLP to the effect that, commencing with Shelbourne's taxable year ending on December 31, 2000, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and some procedural steps described under "Federal Income Tax Consequences" are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with various assumptions and factual representations made by them and by us concerning their organization, business, properties and operations. However, an opinion of counsel is not binding on the Internal Revenue Service (the "Service") or the courts. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST."

         If Shelbourne were to fail to qualify as a real estate investment trust in any taxable year, it would not be allowed a deduction for distributions to stockholders in computing its taxable income, and its taxable income would be subject to Federal income tax at regular corporate rates. Unless entitled to relief, Shelbourne also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. The resulting taxes imposed on Shelbourne would reduce the funds available for distribution to its stockholders for each of the years involved, and could materially reduce the value of your common stock. See "FEDERAL INCOME TAX CONSEQUENCES - TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - Failure of Shelbourne to Qualify as a Real Estate Investment Trust."

To qualify as a real estate investment trust Shelbourne will need to maintain a certain level of distributions.

         In order to qualify as a real estate investment trust, Shelbourne generally will be required each year to distribute to its stockholders at least 95% (90% for taxable years after 2000) of its taxable income excluding any net capital gain. In addition, Shelbourne will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by it with respect to any calendar year are less than the sum of:

         (1)      85% of its ordinary income for that year;

         (2) 95% of its capital gain net income for that year less any capital gains that Shelbourne elects to retain and pay taxes on; and

         (3) any undistributed taxable income from prior periods less any capital gains that Shelbourne elected to retain and pay taxes on.

         Shelbourne intends to make distributions to its stockholders in amounts sufficient to comply with the foregoing distribution requirement and also avoid the 4% excise tax. The requirement to distribute a substantial portion of its taxable income could cause Shelbourne to distribute amounts that would otherwise be spent on future acquisitions, capital expenditures or repayment of debt. Failure to spend cash flow on such items could require Shelbourne to borrow or sell assets or issue additional equity to fund the cost of such items. See "FEDERAL INCOME TAX CONSEQUENCES - TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - Requirements for Qualification - Annual Distribution Requirements."

There are potential tax disadvantages to conducting business as a real estate investment trust.

         While conducting business as a real estate investment trust will provide Shelbourne with certain advantages, it also will result in certain tax disadvantages to Shelbourne and its stockholders. Maintaining qualification as a real estate investment trust will require Shelbourne to comply with various restrictions with respect to its assets, income and distributions that are not applicable to your partnership. Unlike your partnership, Shelbourne may be subject to entity-level income taxes under certain circumstances even while remaining qualified as a real estate investment trust. Unlike your partnership, income and losses of Shelbourne will not pass through to its stockholders, and taxable stockholders generally will be taxed on dividends paid to them.

         Unlike your investment in your partnership, your ownership of common stock will not be a passive activity for purposes of the passive activity loss limitation, and dividends and capital gains from common stock may not be offset by your unused passive activity losses from your partnership or other investments. However, unused passive activity losses from your partnership generally may be deducted when you sell all of your common stock. See "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE --

TAXATION OF TAXABLE LIMITED PARTNERS" and "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF TAXABLE U.S. STOCKHOLDERS."

OTHER TAX RISKS

Possible non-conformity between federal and state tax laws could adversely affect Shelbourne's qualification as a real estate investment trust under state laws.

         While we anticipate that Shelbourne will qualify as a real estate investment trust for Federal income tax purposes, Shelbourne's qualification as a real estate investment trust under the laws of the individual states will depend on, among other things, such states' level of conformity with Federal tax law. We believe that, at the present time, any nonconformity between state and Federal income tax law with respect to the requirements for qualification as a real estate investment trust will not have a material adverse effect on Shelbourne and its stockholders. There can be no assurance, however, that, in the future, changes in either state or federal law would not have a material adverse effect on Shelbourne or its stockholders. You should consult your tax advisors regarding your state's tax law. See "FEDERAL INCOME TAX CONSEQUENCES -- OTHER TAXES."

                           BENEFITS OF THE CONVERSION

         As discussed under "BACKGROUND OF THE CONVERSION," we are proposing the conversion as required by the settlement of the class action litigation involving your partnership. We expect that the following benefits will result from the conversion.

         Tax-Free Receipt of Common Stock

         You will not be taxed on common stock you receive in the conversion.

         Greater Liquidity

         Common stock will be traded on the American Stock Exchange. As a result, stockholders in Shelbourne should have greater liquidity than you currently have in the existing limited and informal secondary market for units. In addition, trading on the American Stock Exchange is expected to more accurately reflect the value of common stock than is reflected with respect to your partnership units on the secondary market. See "ALTERNATIVES TO THE CONVERSION -- CONTINUATION OF YOUr PARTNERSHIP."

         Ability to Make New Investments

         Shelbourne will have the ability to make new investments. Shelbourne may acquire new properties, interests in joint ventures and other real estate companies, mortgages and other real estate-related assets. The ability to make new investments will enable Shelbourne to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities. However, there can be no assurance that suitable additional real estate-related investments may not be available on favorable terms. Through such additional investments, Shelbourne will attempt to maximize the value of the common stock.

         Beneficial Company Structure

         Shelbourne's "UPREIT" structure will enhance its ability to make future acquisitions. Shelbourne, through the operating partnership, may issue additional partnership interests in transactions which would afford beneficial tax treatment to prospective sellers.

         Elected Governance

         Following the conversion, directors of Shelbourne will be elected by holders of common stock. In addition, a vote of stockholders holding two-thirds of the outstanding common stock generally may remove a director of Shelbourne. Each year, holders of common stock will elect approximately one-third of Shelbourne's directors, each of whom will serve for a three-year term.

         Ability to Raise Capital

         Shelbourne will have the ability to raise capital by borrowing money, including by mortgaging existing properties, and by issuing equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing properties, or for other purposes. In addition, the borrowing of money by Shelbourne will not result in unrelated business taxable income to tax-exempt stockholders.

         No Unrelated Business Taxable Income

         If you are tax-exempt, dividends paid to you generally will not constitute unrelated business taxable income even if Shelbourne borrows funds to finance acquisitions or improvements.

         Simplified Tax Reporting

         The conversion will result in simplified tax administration for many of you. You no longer will receive a Schedule K-1, which is generally received in March, which complicates and typically leads to more costly tax return preparation, but instead will receive the simple and familiar Form 1099-DIV by January 31 of each year to report your taxable income and gain from Shelbourne.

         Reduced State Income Tax Reporting

         You generally will not be subject to state income tax or required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in common stock.

                  COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE

          Your rights and obligations are currently governed by the Delaware Revised Uniform Limited Partnership Act, which we will refer to as "Delaware partnership law", and your partnership agreement. Following the conversion, your rights will be governed by the Delaware General Corporation Law and the organizational documents of Shelbourne. The following compares some of such rights as well as some attributes of the ownership of units in your partnership and shares of common stock. See "DESCRIPTION OF CAPITAL STOCK"
for additional information on common stock.

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                                    Form of Organization
Your partnership is a limited partnership formed under                Shelbourne is a corporation organized under Delaware
Delaware partnership law.  Your partnership has been                  General Corporation Law.  Shelbourne intends to
treated as a partnership for Federal income tax purposes,             qualify as a real estate investment trust under the
and is not subject to entity-level taxes.                             Internal Revenue Code, thereby generally avoiding
                                                                      Federal taxation of income distributed to
                                                                      stockholders.  Maintaining real estate investment
                                                                      trust status will require ongoing satisfaction of
                                                                      various tests and restrictions that do not apply to
                                                                      your partnership.  Shelbourne may be subject to
                                                                      entity-level taxes in some circumstances.

         Your partnership is a limited partnership governed by Delaware partnership law.  Shelbourne is a corporation governed by
Delaware corporate law.  Qualification of Shelbourne as a real estate investment trust will enable Shelbourne to avoid much of the double taxation normally associated with corporations.

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                                      General Business
The business of your partnership is limited to the                    Shelbourne will have the authority to engage in any
ownership of interests in its properties.  The properties             and all business activities permitted a corporation
were intended to be sold over varying periods of time                 organized under the laws of the State of Delaware
with the resulting liquidation of your partnership.  Your             which is consistent with qualification as a real
partnership is prohibited from reinvesting its funds in               estate investment trust.  Specifically, through the
additional properties.                                                operating partnership, Shelbourne will own the
                                                                      operating partnership's properties and, when
                                                                      appropriate, recognize the value of the properties
                                                                      through sales and/or initial mortgage financing. The
                                                                      proceeds of such transactions will be used to make new
                                                                      real estate-related investments.  Shelbourne will also
                                                                      acquire new investments with borrowed money or capital
                                                                      raised by issuing additional equity securities.
                                                                      Equity securities in Shelbourne may be more attractive
                                                                      to some types of investors than partnership interests,
                                                                      thereby enhancing Shelbourne's ability to raise
                                                                      additional capital.

         Shelbourne will be permitted to engage in a broader range of business opportunities as compared to your partnership.
Such opportunities will be facilitated as a result of the greater flexibility of Shelbourne with respect to raising additional capital and borrowing.

-----------------------------------------------------------           --------------------------------------------------------

                                                    Duration of Existence

Your partnership has a finite term of existence. Your                 In accordance with the Delaware General Corporation
partnership agreement provides for a term lasting until               Law and Shelbourne's certificate of incorporation,
December 31, 2015, unless sooner terminated in connection             Shelbourne will have a perpetual existence, and
with a liquidation following the sale of all the                      continue to operate indefinitely.
Properties.  While your partnership initially
contemplated selling its interests in its properties
within varying time periods, we have the discretion and
authority to determine the actual timing of any sales.
Any such determination would be based, in part, on then
prevailing economic and market conditions.

         Your partnership agreement provides for the dissolution of your partnership in 2015, whereas Shelbourne's certificate of incorporation provides for perpetual existence.  Accordingly, after the conversion, liquidation of your investment in Shelbourne will not likely be achieved through liquidating distributions, but through the sale of shares of Common Stock on the American
Stock Exchange.

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                                        Voting Rights
You are entitled to one vote per unit on matters                      The bylaws and Delaware law provide that the
requiring a vote of limited partners.  Although you have              stockholders of Shelbourne shall be entitled to vote,
no right to elect management of your partnership on an                subject to any voting rights which may be granted to
annual basis or to participate in the management or                   holders of preferred stock, on all matters submitted
control of its business, the vote of limited partners                 to a vote of the stockholders.  In determining the
holding more than 50% of the outstanding units may,                   number of shares entitled to vote, each share of
subject to some exceptions and limitations set forth in               common stock is entitled to one vote.
the your partnership agreement, approve some significant
actions such as approve or initiate (1) removal of a                  Generally, matters submitted to the stockholders
general partner and the election of a successor general               require the affirmative vote of stockholders holding a
partner, (2) election of an additional general partner,               majority of the number of votes cast either present in
(3) termination and dissolution of your partnership, (4)              person or by proxy at a duly convened meeting of
some amendments to your partnership, (5) sale of                      stockholders, except that the removal of directors and
substantially all of the assets of your partnership, (6)              the amendment of some sections of the certificate of
the pledge or encumbrance of substantially all of the                 incorporation requires the affirmative vote of
assets of your partnership, and (7) the extension of the              stockholders holding two-thirds of the number of votes
term of your partnership.                                             entitled to be cast on such proposals.

                                                                      The bylaws of Shelbourne require Shelbourne to send
                                                                      notice at least 10 days and not more than 60 days
                                                                      before the annual meeting of stockholders to each
                                                                      stockholder entitled to vote at such meeting or to
                                                                      each stockholder who, by law, under the certificate of
                                                                      incorporation or under the bylaws is entitled to such
                                                                      notice.

         You will be entitled to vote on more matters as a stockholder of Shelbourne than you are as a limited partner in your partnership, including the entitlement to vote in the annual election of directors.

                     YOUR PARTNERSHIP                                                        SHELBOURNE
-----------------------------------------------------------       -----------------------------------------------------------------

                                  Fiduciary Duties, Limitation of Liability and Indemnification
We are accountable to your partnership as fiduciaries and         Although it is unclear whether or to what extent there are any
are required to exercise good faith and integrity in all          differences in such fiduciary duties, it is possible that the
our dealings in your partnership's affairs.  Your                 fiduciary duties of directors of Shelbourne to its stockholders
partnership agreement generally provides that neither we          could be less than our fiduciary duties to you, which may
nor any of our affiliates performing services on behalf           result in decreased potential liability of the directors of
of your partnership will be liable to your partnership or         Shelbourne.  Shelbourne's certificate of incorporation limits
any of their respective partners for any loss suffered by         the liability of Shelbourne's directors to the fullest extent
your partnership that arises out of any action or                 permitted from time to time by Delaware law.  The certificate
inaction of us or our affiliates if we in good faith              of incorporation presently permits the liability of directors
determine that such course of conduct was in the best             to Shelbourne or its stockholders for money damages to be
interests of your partnership, provided that such course          limited, except for liability (1) for any transaction from
of conduct did not constitute negligence or misconduct of         which the director derived an improper benefit, (2) for any
us and our affiliates.                                            breach of the director's duty of loyalty to Shelbourne or its stockholders, (3) acts or omissions not in good faith or which
Your partnership agreement generally requires your                involve intentional misconduct or a knowing violation of law,
partnership to indemnify us to the maximum extent                 and (4) under Section 174 of the General Corporation Law of the
permitted by law from any liability, loss or damage               State of Delaware.
incurred by reason of an act performed or omitted to be
performed by them, including costs and expenses, provided         Shelbourne's bylaws require Shelbourne to indemnify its
that (1) the course of conduct was determined to be in            directors and officers to the fullest extent permitted from
the best interest of your partnership, and (2) the course         time to time by Delaware law.
of conduct did not constitute negligence or misconduct.
                                                                  Delaware law permits indemnification to some persons against expenses and some other liabilities arising out of legal
                                                                  actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to such corporation's best
                                                                  interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
                                                                  Delaware does not allow indemnification of directors in the case of an action by or in the right of a corporation
                                                                  (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

                                                                  Shelbourne has also entered into indemnification agreements with each of its directors and executive officers which, among other things, require the that Shelbourne indemnify its
                                                                  directors and executive officers to the fullest extent
                                                                  permitted by law and advance to the directors and executive officers all related expenses, including legal costs, subject to reimbursement, if it is subsequently determined that the indemnification is not permitted.

         The rights of stockholders against management of Shelbourne in some circumstances are more limited than the rights you have against us or your general partners.

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                                 Review of Books and Records
Under your partnership agreement and applicable law, you              Under Delaware General Corporation Law, a stockholder
may be entitled to review and obtain a copy of a current              is entitled, upon written demand, to inspect for any
list of the names and addresses of limited partners in                proper purposes during usual business hours,
your partnership as well as other information maintained              Shelbourne's stock ledger, a list of Shelbourne's
at the principal offices of your partnership.                         stockholders and its other books and records and to
                                                                      make copies or extracts therefrom.  In addition,
                                                                      Shelbourne is required to prepare, at least 10 days
                                                                      before every meeting of stockholders, a complete list
                                                                      of the stockholders entitled to vote at the meeting,
                                                                      arranged in alphabetical order, and showing the
                                                                      address of each stockholder and the number of shares
                                                                      registered in the name of each stockholder.  Such list
                                                                      must be open to the examination of any stockholder,
                                                                      for any purpose germane to the meeting, during
                                                                      ordinary business hours, for at least 10 days prior to
                                                                      the meeting either at the place where the meeting is
                                                                      to be held or at a place in the city which is
                                                                      specified in the notice of the meeting.

         The rights of stockholders to obtain an investor list is somewhat more limited than your corresponding right in your partnership.

-----------------------------------------------------------           --------------------------------------------------------

                                                         Management

With the exception of some significant transactions which             Shelbourne will be managed by its Board of Directors
require your approval such as a sale of all of your                   and executive officers. Management of the day-to-day
partnership's assets, we have exclusive authority and                 affairs of Shelbourne will be performed by Shelbourne
control over the management and operation of your                     Management.  The Board of Directors will be elected by
partnership.  You do not have the right to annually elect             the holders of common stock.
the management of your partnership.  However, we may be
removed at any time by a vote of a majority of the
outstanding units in your partnership.

         Unlike limited partners in your partnership, holders of Common Stock will vote to elect management of Shelbourne.

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                             Distributions; distribution policy
Your partnership generally distributes available cash on              Shelbourne intends to make quarterly dividend payments
a quarterly basis.  Amounts distributed to you                        to its stockholders.  The amount of such dividends
historically have been derived from your share of                     will be established by the Board of Directors, taking
adjusted cash from operations. We may, under your                     into account the cash needs of Shelbourne, the
partnership agreement, create working capital and other               requirements of the Internal Revenue Code for
reserves that may have the effect of decreasing cash                  qualification as a real estate investment trust and
distributions. You also are entitled to receive your                  the amount of distributions necessary to avoid
share of cash from sales or financings upon the sale or,              becoming subject to non-deductible excise tax.  See
in limited circumstances, financing of your partnership's             "FEDERAL INCOME TAX CONSEQUENCES."  Under the Internal
properties.  However, except for the sale of two                      Revenue Code, Shelbourne is required to distribute
properties, your partnership has not to date sold or                  ordinary income dividends of at least 95% (90% after
financed any of its real estate investments.                          taxable year 2000) of its taxable income (excluding
                                                                      net capital gain) in order to maintain its
                                                                      qualification as a real estate investment trust.
                                                                      Unlike your partnership, Shelbourne is not required to
                                                                      distribute net proceeds from a financing of properties
                                                                      or from sales of properties.  For a summary of
                                                                      Shelbourne's dividend policy, see, "SHELBOURNE -- CASH
                                                                      DIVIDEND POLICY".

         Shelbourne will pay dividends when declared by the Board of Directors of Shelbourne.  The amount of such dividends will depend upon Shelbourne's operating expenses, debt service payments, capital expenditures and other factors.  To maintain its qualification as a real estate investment trust, Shelbourne must distribute 95% (90% after 2000) of its taxable income (excluding net capital gain).

                 YOUR PARTNERSHIP                                                     SHELBOURNE
---------------------------------------------------    --------------------------------------------------------------------------

                                                 Management Fees to Affiliates
Your partnership agreement provides for the            Shelbourne Management will manage Shelbourne under an advisory agreement
payment of the following fees to us and our            and will be responsible to do the following:
affiliates in consideration of our and their
performance of some services on behalf of your         o   manage Shelbourne's day-to-day operations;
partnership.
                                                       o   provide or arrange for customary property management services to be
Management and Administrative Fees. In                     provided at Shelbourne's properties;
consideration of providing management and
administrative services for your partnership, we       o   supervise Shelbourne's financings including any sales of
or our affiliates are currently entitled to                Shelbourne's securities;
receive (1) a per annum partnership asset
management fee equal to 1.25% of the gross assets      o   conduct relations for Shelbourne with the American Stock Exchange or
of your partnership per annum, and (2) $200,000            with dealers which make markets in Shelbourne's securities;
per annum for non-accountable expenses.  In
addition, your partnership pays our affiliates         o   select and conduct relations with lenders, lawyers, consultants,
competitive property management fees not in                accountants, mortgage loan originators, brokers, participants,
excess of 6% of revenues.                                  attorneys, appraisers, insurers, and others who may be relevant to
                                                           Shelbourne's activities;
Liquidation Fees.  As a result of some
subordination provisions relating to liquidation       o   administer day-to-day bookkeeping and accounting functions;
stage fees, it is not currently anticipated that
we would be entitled to receive any fees which         o   prepare reports to stockholders which may be required by
would otherwise be payable to us or our                    governmental authorities for the ordinary conduct or Shelbourne's
affiliates in connection with the sale of                  business;
properties and the liquidation of your
partnership.                                           o   negotiate and enter into leases of space at Shelbourne's properties;

Reimbursement of Expenses.  Your partnership           o   supervise the development and improvement of properties, including
agreement further provides that we and our                 capital and tenant improvements.
affiliates are entitled to be reimbursed for
accountable expenses.                                  Under the advisory agreement, Shelbourne Management will be paid:

                                                       o   an asset management fee equal to 1.25% of gross assets of Shelbourne;

                                                       o   $200,000 for non-accountable expenses;

                                                       o   competitive property management fees not in excess of  6% of revenues; and

                                                       o   reimbursements for accountable expenses.

                                                       Since the asset management fee is based on gross assets, the amount payable to Shelbourne Management will increase to the extent Shelbourne acquires new investments, whether for cash, by causing Shelbourne to incur indebtedness or otherwise.

         The method of determining the amount of fees payable to the advisor for managing Shelbourne and its properties is substantially the same as the method for determining the amount of fees payable to us and our affiliates for performing the same services.
         The following information compares (1) the compensation paid by your partnership to us and our affiliates and (2) the compensation that would have been paid to us and our affiliates if the conversion had been in effect during the periods presented below.

            HISTORICAL AND PRO FORMA PAYMENTS TO THE GENERAL PARTNERS

                                                                               Year Ended December 31,
                         -----------------------------------------------------------------------------------------------------------
                                        1997                                 1998                                1999
                                        ----                                 ----                                ----
                                                     Net                                  Net                                 Net
                         Historical  Shelbourne   Increase   Historical   Shelbourne   Increase  Historical   Shelbourne   Increase
                         Partnership Pro Forma   (Decrease)  Partnership  Pro Forma   (Decrease) Partnership  Pro Forma   (Decrease)
                         ----------- ---------- ------------ -----------  ----------  ---------- -----------  ----------- ----------
Asset Management Fee     $1,376,001  $1,376,001      $0      $1,285,432   $1,285,432      $0      $973,293    $973,293(1)(2)  $0

Property Management Fees    416,429     416,429       0         427,126      427,126       0       389,113     389,113(3)      0
General Partners'
Distributions               124,721     124,721       0         142,360      142,360       0        71,181      71,181         0
Reimb. of
Exp.-Non-Accountable        200,000     200,000       0         200,000      200,000       0       200,000     200,000         0
Reimb. of Part. Exp. To
Affiliates                   43,361      43,361       0         102,025      102,025       0        58,480      58,480         0
                         ----------  ----------      --      ----------   ----------      --    ----------  ----------        --
    Total                $2,160,512  $2,160,512      $0      $2,156,943   $2,156,943      $0    $1,692,067  $1,692,067        $0
                         ==========  ==========      --      ==========   ==========      --    ==========  ==========        --

-----------

(1) Since the asset management fee is based on gross assets, the amount payable to Shelbourne Management will increase to the extent Shelbourne acquires new investments, whether for cash, by causing Shelbourne to incur indebtedness or otherwise.

(2) While the settlement fixed the Asset Management Fee for 1999 at $973,293, the fee in future years will be based on 1.25% of the gross assets of Shelbourne. The fee for 1999 would have been $864,308 if it had been calculated based on 1.25% of gross revenues.

(3) Historical cost includes $416,428, $427,126 and $389,113 of Supervisory Management Fees paid to our affiliate, Resources Supervisory Management Corp. for the years ended December 31, 1997, 1998 and 1999, respectively, of which $287,466, $278,204 and $319,610, respectively, was paid to unaffiliated management companies

                     YOUR PARTNERSHIP                                                       SHELBOURNE
-----------------------------------------------------------           --------------------------------------------------------

                                            Taxation of Taxable Limited Partners
Your partnership, which is treated as a partnership for               Dividends paid to taxable stockholders generally will
Federal income tax purposes, is not subject to tax, but               be taxable to them as ordinary dividend income (except
you must report your allocable share of partnership                   for distributions properly designated as capital gain
income and loss on your tax return.  Partnership                      distributions).  Dividends and capital gains from
distributions are not taxable to you except to the extent             common stock cannot be offset by passive activity
such distributions exceed your adjusted tax basis in your             losses, including any unused passive activity losses
partnership units.  Your partnership specially allocates              from your partnership, in the case of stockholders who
depreciation deductions to taxable unitholders.  Losses               are subject to the passive activity loss limitation.
from your partnership constitute passive activity losses              Unused passive activity losses from your partnership
which, under the passive activity loss limitation rules,              generally may be deducted when you sell all of your
cannot be deducted currently except to the extent of your             common stock.  Tax losses of Shelbourne will not pass
passive activity income, if any, from other investments.              through to stockholders, but will reduce Shelbourne's
Income from your partnership generally constitutes                    future taxable income (subject to applicable
passive activity income which, under the passive activity             limitations).  Each January, stockholders will be
loss limitation (but subject to other applicable                      mailed the familiar Form 1099-DIV for corporate
limitations), can be offset by unused passive activity                dividends.
losses from your partnership or other investments.
Generally, by March 15 of each year, you receive annual               As a stockholder, you generally will not be required
Schedule K-1 forms with respect to information for                    to file state income tax returns or pay state income
inclusion on your Federal income tax returns.                         taxes outside your state of residence with respect to
                                                                      Shelbourne's operations.  Shelbourne must pay state
You generally must file state income tax returns and may              income taxes in certain states where it owns
incur state income tax in various states in which your                properties.
partnership owns property.

         Shelbourne's dividends generally will be taxable to taxable stockholders as ordinary income which is not passive activity income.  Stockholders will receive a Form 1099-DIV rather than a Schedule K-1.

-----------------------------------------------------------           --------------------------------------------------------

                                           Taxation of Tax-Exempt Limited Partners

Leveraged acquisitions by your partnership would give                 The Service has ruled that distributions by a real
rise to unrelated business taxable income under the                   estate investment trust to a tax-exempt pension trust
Internal Revenue Code.                                                generally will not constitute unrelated business
                                                                      taxable income.  Accordingly, dividends received from
                                                                      Shelbourne by a stockholder whose income is exempt
                                                                      from Federal income taxation (other than certain
                                                                      categories of tax-exempt stockholders) should not
                                                                      constitute unrelated business taxable income assuming
                                                                      the stockholder does not hold its shares subject to
                                                                      acquisition indebtedness.


         Shelbourne's dividends will not constitute unrelated business taxable income to tax-exempt stockholders.

                           Recommendation And Fairness

General Partners' Statement

     We believe that the conversion is fair and in the best interest of limited partners. Accordingly, we recommend that you vote "YES" to approve the conversion.

     Our belief that the conversion is fair is based on the following factors:

     o After the conversion you will own the same percentage interest in Shelbourne that you presently own in your partnership.

     o Limited partners and general partners will receive common stock in the conversion on the same basis.

     o    The conversion will be tax-free to you.

     o Management's compensation structure will not be changed. The settlement contemplated that Shelbourne would be externally managed and that your partnership's fee structure would continue in effect for Shelbourne after the conversion.

     We gave greatest weight to the first two factors listed above in determining that the conversion is fair to you.

     In concluding that the conversion is fair, we did not consider the liquidation value, going-concern value, net book value or historic or current market prices of either your partnership units or shares of common stock. We do not believe that these values are relevant in assessing the fairness of a transaction such as the conversion in which a single partnership, without any change in its assets or liabilities, is restructured to operate as a wholly-owned subsidiary of a corporation. More specifically, following the conversion:


     o Shelbourne will own the identical properties owned by your partnership prior to the conversion; and

     o You will own the identical economic interest in Shelbourne that you now own in your partnership.

     We are recommending that you vote in favor of the conversion for the following reasons:

     o Trading of units on the informal secondary market is sporadic and limited in volume. The American Stock Exchange is an organized national securities exchange that should provide you with the ability to sell your units in a more efficient and liquid manner than that provided by the existing secondary market for units.

     o As a limited partner, you hold an investment in a fixed-property portfolio. Your partnership is not permitted to make additional investments. Shelbourne's ability to make new investments will enable it to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities.

     o Shelbourne will have the ability to finance new investments by borrowing money or issuing equity securities.

                          Background of the Conversion

General

     We are proposing the conversion as part of the court-approved settlement of the class action litigation involving your partnership. The following summarizes the history of your partnership and the events leading towards and surrounding the settlement.

Your Partnership

     Your partnership was formed in 1985 to invest in and hold existing or to-be-constructed income-producing properties. Your partnership currently owns interests in office buildings, shopping centers and other commercial and industrial properties. Units in your partnership were registered under the Securities Act of 1933 and publicly offered and sold between April 1986 and September 1987 resulting in the sale of 588,010 partnership units for aggregate gross proceeds to your partnership of $147,002,500. Substantially all of the capital raised by your partnership through the sale of units, net of offering costs, fees and some distributions, was invested in the properties currently owned by your partnership as well as two other properties which have since been sold. A complete description of the properties currently owned by your partnership is set forth under "SHELBOURNE -- THE PROPERTIEs."

     Your partnership's properties were acquired between November 1986 and November 1988. Although we originally anticipated holding your partnership's properties for seven to ten years following the time such properties were acquired, your partnership agreement provided us with the discretion and authority to determine the actual timing of sales. Accordingly, based on our continued assessment of prevailing economic and market conditions we determined not to meet your partnership's original timetable for liquidation.

     Your partnership has three general partners. The Investment General Partner is Resources High Equity, Inc., a Delaware corporation, the Administrative General Partner is Resources Capital Corp., a Delaware corporation and the Associate General Partner is Presidio AGP Corp.

     As the investment general partner, Resources High Equity is responsible for evaluating and negotiating all property dispositions as well as for management of your partnership's properties. Resources Capital Corp., the administrative general partner, is responsible for the administration and day to day operation of your partnership. Presidio AGP Corp., the associate general partner of your partnership, does not have any power or responsibility with respect to your partnership and does not devote any material amount of its business time and attention to the affairs of your partnership. We are accountable to your partnership as fiduciaries and accordingly must exercise good faith and integrity in handling its affairs. We do not have any outstanding obligations or commitments to your partnership other than our contingent obligation to pay you up to $4.38 per unit upon liquidation of your partnership. See the discussion of such contingent obligation included in "ALTERNATIVES TO THE CONVERSION - Liquidation and Dissolution of Your Partnership."

     Your partnership's general partners are wholly-owned by Presidio Capital Corp. Presidio Capital Corp. is a British Virgin Islands corporation that is wholly-owned by Presidio Capital Investment Company, LLC, a Delaware limited liability company. The majority interest in Presidio Capital Investment Company, LLC is owned by NorthStar Presidio Capital Holding Corp., a Delaware corporation.

     In October 1999 Presidio Capital Corp. entered into an agreement with AP-PCC III, L.P., an affiliate of Winthrop Financial Associates. Winthrop is a Boston-based partnership and property management company which is not affiliated with Presidio Capital Corp. Under the agreement, AP-PCC III, L.P. is responsible for providing your partnership with the asset management and investor relation services previously provided by us. In order to facilitate the provision of these services, nominees of AP-PCC III, L.P. were elected as officers and directors of your general partners. Following the conversion AP-PCC III, L.P. will continue to furnish the foregoing services for the advisor. In addition, nominees of AP-PCC III, L.P. have been elected as officers and directors of the advisor.

     The units in your partnership are not listed on any national stock exchange or traded in any formal trading market. There is, however, a limited and informal secondary market for units. For a listing of recently reported trading activity and prices relating to sales of units on the secondary market, see the table entitled "SECONDARY MARKET TRADING VOLUME AND UNIT PRICES" set forth under "ALTERNATIVES TO THE CONVERSION -- CONTINUATION OF YOUR PARTNERSHIp."

     The stated investment objectives of your partnership were to (1) preserve its capital, (2) provide quarterly distributions to partners, and (3) create the potential for capital gains through appreciation of its properties. We believe that your partnership has, to some extent, achieved its objectives of providing quarterly distributions to partners. Prior to the quarter ended September 30, 1999, your partnership has made quarterly distributions to limited partners. For a discussion of the operating history and performance of your partnership, see "SELECTED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     The following table sets forth (1) equity balances on a total and per unit basis for all partners in your partnership as of the date of the original offering of units in your partnership and as of December 31, 1999, (2) income allocated by your partnership during such period, (3) distributions from your partnership during such period, and (4) losses allocated by your partnership during such period. The beginning equity account of the general partners includes a reallocation of $7,350,125, representing 5% of the gross proceeds originally raised by your partnership, to reflect the general partners' 5% equity interest in your partnership.



------------------------------------------------------------------------------------------------------------------------------------
            Beginning Equity      Costs Charged to                        Distributions on                        Equity Balances as
                 Balance              Capital         Income Allocated         Equity          Losses Allocated       of 12/31/99
           -------------------------------------------------------------------------------------------------------------------------
              Total      Per       Total     Per       Total     Per       Total     Per        Total     Per       Total     Per
                         Unit                Unit                Unit                Unit                 Unit                Unit
------------------------------------------------------------------------------------------------------------------------------------
Limited   $139,652,375   237.50  (4,189,500) (7.12)  31,058,772  52.82  (53,464,084) (90.92) (59,944,845) (93.44) 58,112,718   98.83
Partners
------------------------------------------------------------------------------------------------------------------------------------
General     7,351,125      --    (220,500)     --    1,634,670          (2,813,901)          (2,891,834)          3,059,560
Partners
------------------------------------------------------------------------------------------------------------------------------------

The Class Action

     In May 1993, some of the limited partners in your partnership commenced a class action in the California Superior Court on behalf of all limited partners, and in April 1994, the complaint in the action was amended to include claims on behalf of all limited partners who owned units in each of your partnership, Integrated Resources High Equity Partners, Series 85, A California Limited Partnership, and High Equity Partners L.P. - Series 88. The amended complaint asserted various state law class and derivative claims against the general partners of the High Equity partnerships and some related persons and entities for, among other things, common law fraud, negligent misrepresentation, breach of contract, unfair and fraudulent business practices, negligence, dissolution, accounting, receivership and removal of general partner and breaches of fiduciary duty. The amended complaint alleged, among other things, that the general partners of the High Equity partnerships caused a waste of the High Equity partnerships' assets by collecting management fees in lieu of pursuing a strategy to maximize the value of the investments owned by the investors in the High Equity partnerships; that the general partners of the High Equity partnerships breached the duty of loyalty and due care to the investors by expropriating management fees from the High Equity partnerships without trying to manage the High Equity partnerships for the purposes for which they were intended; that the general partners of the High Equity partnerships were acting improperly to entrench themselves in a position of control over the High Equity partnerships and that their actions prevented non-affiliated entities from making and completing tender offers to purchase units of limited partnership interest in the High Equity partnerships; that, by refusing to seek the sale of the High Equity partnerships' properties, the general partners of the High Equity partnerships diminished the value of the investors' equity in the High Equity partnerships; that the general partners of the High Equity partnerships took heavily overvalued asset management fees; and that the High Equity partnership units were sold and marketed through the use of false and misleading statements. The plaintiffs sought, among other things, the recovery of compensatory and punitive damages, dissolution, an accounting, receivership, and removal of the general partner, as well as an award of attorneys' fees and costs. The defendants in the action at all times considered the action to be without merit and vigorously defended the action. The action was brought years before current management assumed responsibility for managing your partnership.

     In early 1996, the parties to the action submitted a proposed settlement to the court, which contemplated a reorganization of the three High Equity partnerships into a single real estate investment trust under terms which were substantially different from the conversion being proposed now. In early 1997, the court declined to grant final approval to the proposed settlement.

     In July 1997, the plaintiffs filed an amended complaint, which generally asserts the same claims as the earlier complaint but contains more detailed factual assertions and eliminates some claims they had previously asserted. The defendants challenged the amended complaint on legal grounds and filed demurrers and a motion to strike. In October 1997, the court granted substantial portions of our motions. Thereafter, the defendants served answers denying the allegations and asserting numerous defenses.

     In February 1998, the court certified three separate plaintiff classes, and appointed class counsel and liaison counsel.

     The Class Action Settlement

     In mid-1998, the parties actively began negotiating a possible settlement of the action. In September 1998, an agreement in principle was signed, and, during the following months, the parties negotiated a more formal settlement stipulation, which they executed in December 1998.

     In January 1999, we agreed with plaintiffs' counsel on the terms of the settlement of the action and entered into a settlement stipulation.

     In February 1999, we mailed you a court-approved notice of the settlement that contained a detailed description of the terms of the settlement and notified you of a hearing that was held on April 29, 1999 to consider approval of the terms of the settlement. All limited partners, including those who had opted out of the action, were furnished notice and given an opportunity to be heard at the hearing. Willie R. Barnes, an expert appointed by the court as well as the court determined that the settlement was fair, reasonable and adequate and in the best interests of the settlement class and the HEP partnerships.

     Pursuant to the settlement, we agreed to take some actions regarding your partnership subject to first obtaining the consent of limited partners to amendments to your partnership agreement described below. The settlement became effective in August 1999 following approval of the amendments. As amended, your partnership agreement provides for (a) a partnership management fee equal to 1.25% of the gross assets of your partnership in lieu of the prior fee of 1.05% of the gross amount of your partnership's original offering proceeds paid or allocable to acquire properties, (b) a fixed 1999 Partnership Asset Management Fee of $973,293 which is $312,139 less than the amount that would have been paid for 1999 under the prior formula and (c) fixing the amount that we would be liable to pay upon liquidation of your partnership as repayment of fees previously received by us and our affiliates, which amount would be reduced by 10% for each full calendar year after 1998 in which a liquidation does not occur. As amended, your partnership agreement provides that upon a reorganization of your partnership into a real estate investment trust or other public entity, we would have no liability to repay any amount. Our affiliate, Presidio Capital Corp., guaranteed our payment obligation.

     As required by the settlement, our affiliate, Millennium Funding III, LLC, made a tender offer to limited partners of your partnership to acquire 39,596 units of your partnership at a price of $103.05 per unit. The offer closed in January 2000 and Millennium acquired all 39,596 units subject to the tender.

     The final requirement of the settlement obligated us and the other HEP general partners to use our best efforts to reorganize your partnership and the other HEP partnerships into separate real estate investment trusts or other entities whose shares will be listed on a national securities exchange or on the NASDAQ National Market System. We are proposing this conversion to satisfy the foregoing requirement of the settlement with respect to your partnership.

                         Alternatives to the Conversion

     In order to assist you in evaluating the conversion, we have done an analysis and comparison of alternatives to the conversion. We are not proposing the alternatives discussed below, but rather are providing them for comparison purposes.

     Continuation of Your Partnership

     Continuing your partnership would provide you with continuity of your original investment. From its date of organization, your partnership has pursued the specific investment objectives set forth in your partnership agreement, and if continued, would continue to pursue those investment objectives. If we continue your partnership, you would have the opportunity to realize any potential benefits of owning your partnership's existing properties over the remaining term of your partnership. Your partnership is required to sell its properties and distribute the net proceeds to you not later than December 31, 2015. In addition, if your partnership were continued there would be no change in the nature of your voting rights.

     We do not believe that continuation of your partnership would provide you with as many benefits as the conversion. As a limited partner in your partnership, you hold an investment in a fixed property portfolio. Your partnership is not permitted to make additional investments. This means that in order to maximize returns to limited partners, we must wait for the optimum time to sell your partnership's properties, rather than improving the investment portfolio owned by your partnership.

     In addition, there is no formal trading market for the units in your partnership. Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of units) are the only means available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

     The following table sets forth the number and prices of units sold from February 1, 1996 through January 31, 2000 as reported by Partnership Spectrum, an independent third party industry publication. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay and which typically range between 8% and 10% of the reported selling price.

                 SECONDARY MARKET TRADING VOLUME AND UNIT PRICES
                   (ALL PRICE INFORMATION ON A PER UNIT BASIS)

-----------------------------------------------------------------------------------------------------------------------------------
                                 Total Units          Number of          Weighted
     Date                          Traded              Trades             Average                High                  Low
-----------------------------------------------------------------------------------------------------------------------------------
2/1/96-3/31/96                     1,257                 31                $47.62                $54.00               $33.00
-----------------------------------------------------------------------------------------------------------------------------------
4/1/96-5/30/96                     2,545                 37                $50.14                $54.38               $43.26
-----------------------------------------------------------------------------------------------------------------------------------
6/1/96-7/31/96                     3,432                 56                $47.82                $55.00               $42.80
-----------------------------------------------------------------------------------------------------------------------------------
8/1/96-9/30/96                     2,140                 22                $52.10                $61.40               $43.26
-----------------------------------------------------------------------------------------------------------------------------------
10/1/96-11/30/96                   2,350                 43                $53.02                $64.00               $46.12
-----------------------------------------------------------------------------------------------------------------------------------
12/1/96-1/31/97                    4,491                 30                $58.27                $63.00               $45.51
-----------------------------------------------------------------------------------------------------------------------------------
2/1/97-3/31/97                     4,323                 92                $59.77                $71.00               $55.00
-----------------------------------------------------------------------------------------------------------------------------------
4/1/97-5/30/97                     2,071                 46                $64.26                $70.20               $57.00
-----------------------------------------------------------------------------------------------------------------------------------
6/1/97-7/31/97                     1,735                 35                $62.34                $69.11               $59.00
-----------------------------------------------------------------------------------------------------------------------------------
8/1/97-9/30/97                     3,058                 45                $64.34                $96.00               $58.00
-----------------------------------------------------------------------------------------------------------------------------------
10/1/97-11/30/97                    982                  22                $66.08                $95.00               $60.00
-----------------------------------------------------------------------------------------------------------------------------------
12/1/97-1/31/98                    2,315                 47                $71.66                $78.65               $59.00
-----------------------------------------------------------------------------------------------------------------------------------
2/1/98-3/31/98                     2,640                 53                $73.47                $84.03               $70.00
-----------------------------------------------------------------------------------------------------------------------------------
4/1/98-5/31/98                     1,340                 43                $76.60                $85.00               $71.50
-----------------------------------------------------------------------------------------------------------------------------------
6/1/98-7/31/98                     1,528                 31                $87.75                $94.30               $85.00
-----------------------------------------------------------------------------------------------------------------------------------
8/1/98-9/30/98                     3,132                 49                $87.09                $90.88               $77.00
-----------------------------------------------------------------------------------------------------------------------------------
10/1/98-11/30/98                   9,586                  6                $86.45                $90.25               $85.00
-----------------------------------------------------------------------------------------------------------------------------------
12/1/98-1/31/99                    2,473                 39                $88.10                $90.88               $84.60
-----------------------------------------------------------------------------------------------------------------------------------
2/1/99-3/31/99                     2,731                 50                $87.57                $91.00               $85.00
-----------------------------------------------------------------------------------------------------------------------------------
4/1/99-5/31/99                     1,667                 41                $90.23               $100.99               $85.00
-----------------------------------------------------------------------------------------------------------------------------------
6/1/99-7/31/99                     2,024                 43                $91.71               $101.18               $85.00
-----------------------------------------------------------------------------------------------------------------------------------
8/1/99-9/30/99                     2,748                 53                $89.44                $96.00               $80.00
-----------------------------------------------------------------------------------------------------------------------------------
10/1/99-11/30/99                   2,893                 34                $86.52                $90.00               $80.00
-----------------------------------------------------------------------------------------------------------------------------------
12/1/99-1/31/00                    1,610                 20                $87.77                $90.00               $82.00
-----------------------------------------------------------------------------------------------------------------------------------

     For the reasons set forth above, we believe that anticipated benefits of the conversion to you significantly outweigh the benefits of continuing your partnership outside of the conversion in accordance with its existing business plan.

     Liquidation and Dissolution of Your Partnership

     Another hypothetical alternative is to liquidate your partnership by selling all of its assets at the best possible price. If your partnership were liquidated, it would sell its assets, pay off existing liabilities, distribute the cash proceeds in accordance with your partnership agreement, and then dissolve. Liquidation of your partnership would provide liquidity to you as properties are sold and net sales proceeds are distributed. If your partnership were liquidated you would no longer be subject to the risks associated with owning real estate. If your partnership were liquidated now, we would pay you $4.38 per unit as repayment of fees previously received. That amount decreases every quarter and is eliminated if your partnership is not liquidated until December 31, 2015.

     We do not believe that liquidation would be as beneficial to you as the conversion. An aggressive bulk sale of your partnership's properties could result in significant discounts from fair market values while a gradual liquidation likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you. Moreover, two of your partnership's properties which are held in joint ventures with other parties would likely be sold at substantial discounts to the fair market value of those properties. As a result, liquidation of these investments likely would result in your partnership receiving substantially less than fair market value.

     Your partnership is not required to liquidate at the present time. Using March 1998 appraisals of your partnership's properties we estimated the liquidation value of your partnership as of December 31, 1999. The appraisals were performed by Cushman & Wakefield, Inc. and various of its subsidiaries, which we refer to collectively in this consent solicitation statement as the "appraiser." These appraisals were obtained as part of the settlement of the action and may not reflect the current market value of your partnership's properties. The following table sets forth the values in the appraisals. For joint venture investments, the value listed represents your partnership's proportionate interest in the joint venture.


                    Property                            Appraised Value
                    --------                            ---------------
       Century Park I                                   $ 9,500,000(1)
       568 Broadway                                      12,456,000(2)
       Seattle Tower                                      5,150,000(1)
       Commonwealth Industrial Park                       7,200,000
       Commerce Plaza I                                   7,600,000
       Melrose Crossing                                   3,100,000
       Matthews Township Festival                         9,600,000
       Sutton Square Shopping Center                     10,200,000
       TMR Warehouses                                     4,338,600(3)
                                                        -----------
            TOTAL                                       $69,144,600



---------------

(1) Your partnership has a 50% interest in this property and the amount listed in the table represents 50% of the appraised value.

(2) Your partnership has a 38.925% interest in this property and the amount listed in the table represents 38.925% of the appraised value.

(3) Your partnership has a 20.66% interest in this property and the amount listed in the table represents 20.66% of the appraised value.

     To estimate your partnership's liquidation value as of December 31, 1999, we subtracted from the total appraised value of your partnership's properties estimated liquidation costs of $2,075,000 which represents approximately 3% of the total appraised value. We then added the $10,513,000 of net current assets of your partnership at December 31, 1999 to arrive at the estimated liquidation value of your partnership's assets of $77,582,600. Limited partners in your partnership would be entitled to 95% of the liquidation proceeds of your partnership's assets plus $4.38 per unit which we would be required to pay in the event of a liquidation of your partnership as of December 31, 1999, resulting in a per unit estimated liquidation value of $129.72. Such estimated liquidation value does not take into account any discount that may be applicable to your partnership's joint venture investments.

     In preparing the appraisals, the appraiser generally inspected the partnership's properties, the interiors of the improvements and the surrounding environs. The appraiser also reviewed economic and demographic trends in the neighborhoods and regions in which the properties are located and considered the competitive markets in the local areas. The appraiser used certain assumptions in determining the appraised values of the properties and the appraisals are subject to certain qualification and limitations, certain of which are discussed below.

     In evaluating a property, the appraiser assumed the accuracy of the legal description provided or for any matters which are legal in nature. Unless otherwise indicated, the appraiser assumed title to a property is good and marketable and the property is free and clear of all liens. The appraiser did not obtain any surveys of properties in connection with preparing the appraisals. For purposes of forecasting income and expenses relating to a property, the appraiser reviewed lease summaries and other information provided by the owners of the properties or third parties in order to arrive at its best estimates of what the investment community, as of the dates of the appraisals, envision for the future in terms of rental rates, expenses, supply, and demand. The appraiser conducted visual inspections of the properties only, and did not consider potential hidden structural defects or damages that might exist at a property which could have a negative impact on the property's appraised value. Similarly, unless otherwise stated in the appraisals, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the properties was not considered in arriving at the opinion of value stated in the appraisals.

     Appraisers typically use three approaches in valuing real property: the cost approach, the income approach, and the sales comparison approach. The type and age of the property and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Due to the leases in place at your partnership's properties, the appraiser considered the income approach most relevant to its valuation of the properties. In addition, the appraiser did not use the cost approach to value the properties. Although this approach would generally be considered somewhat meaningful in appraising a property, the appraiser believed the primary approach to value the properties was the income approach, usually with support from the sales comparison approach. The cost approach renders an estimate of value based upon the price of obtaining a site and constructing improvements, both with equal desirability and utility as the subject property. Historically, investors have not emphasized cost analysis in purchasing investment grade properties. The estimation of obsolescence for functional and economic conditions, as well as depreciation on improvements, makes this approach difficult. Accordingly, such approach was not employed in the appraisals due to the fact that the marketplace does not rigidly trade this property type on a cost/value basis.

     The income approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected. The two most common methods of converting net income into value are direct capitalization and discounted cash flow analysis. In direct capitalization, net operating income is divided by an overall rate extracted from market sales to indicate a value. In the discounted cash flow method, anticipated future net income streams and a reversionary value are discounted to an estimate of net present value at a chosen yield rate (internal rate of return).

     In the sales comparison approach, value is estimated by comparing the property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

     While the value conclusions presented generally complement one another, given the characteristics specific to the subject property, the appraiser relied primarily on the income approach in estimating the leased fee value. Real estate appraisers typically rely on this approach in their investment decisions. The quality and quantity of comparable sales present in the sales comparison approach supported the appraiser's overall conclusion.

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of Shelbourne's common stock for each stockholder known by Shelbourne to own in excess of 5% of Shelbourne's outstanding voting securities upon consummation of the conversion. No director or executive officer will, upon consummation of the conversion, own any securities of Shelbourne.



                                                                                                   Amount and
                                                                                                    Nature of
                                                                                                    Beneficial
                                                                                                    Ownership
                                                                                                    of Common
      Name of Beneficial Owner               Title of Securities             Address                  Stock            % of Class
      ------------------------               -------------------             -------                  -----            ----------
NorthStar Capital Investment Corp. (1)         Common Stock              527 Madison Avenue             308,428 (2)       24.92%
                                                                         New York, New York 10022

------------

(1) NorthStar Capital Investment Corp. is the general partner of NorthStar Partnership, L.P. the indirect majority owner of Presidio Capital Investment Company, LLC which is the 100% parent of Presidio Capital Corp..

(2) Comprised of (a) 40 shares which will be held by Millennium Funding Corp., a wholly-owned subsidiary of Presidio Capital Corp., (b) 160,888 shares which will be held by Millennium Funding III Corp., a wholly-owned subsidiary of Presidio Capital Corp., (c) 5,888 shares which will be held by Millennium Funding I LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC, (d) 79,716 shares held by Millennium Funding III LLC, a wholly-owned subsidiary of Presidio Capital Investment Company, LLC and (e) 61,896 shares which will be received by us in exchange for our 5% general partnership interest in your partnership.

                             SELECTED FINANCIAL DATA

     Set forth below is selected financial data for the periods indicated, on a historical basis and on a pro forma basis as if the conversion was consummated on January 1, 1999. The pro forma balance sheet information is presented as if the conversion was consummated on December 31, 1999. The information set forth below should be read in conjunction with the Financial Statements of your partnership, the Pro Forma Financial Information of Shelbourne and Management's Discussion and Analysis of the Financial Condition and Results of Operations, appearing elsewhere in this consent solicitation statement or incorporated herein by reference.


                                                                                                               Shelbourne Pro Forma
                                                   Historical High Equity Partners L.P. - Series 86             For the Year Ended
                                                         For the Year Ended December 31,                             December 31,
                                     -----------------------------------------------------------------------         ------------
                                       1995             1996            1997            1998            1999               1999
                                       ----             ----            ----            ----            ----               ----
Income Statement Data

Total Revenues                     $ 10,814,043        $12,074,558     $12,660,956    $11,883,246    $12,800,623        $12,800,623

Total Costs and Expenses           $ 32,898,948        $ 9,830,038     $ 9,815,331    $ 8,783,086    $ 8,948,143        $ 8,948,143
Net Income (Loss)                  ($22,084,905)       $ 2,244,520     $ 2,845,625    $ 3,100,160    $ 3,852,480        $ 3,852,480

Balance Sheet Data

Cash and Cash Equiv.               $  4,752,024        $ 7,409,578     $ 9,828,701    $10,220,165    $12,675,936        $12,096,042
Total Assets                       $ 60,266,933        $61,979,385     $61,919,546    $61,837,211    $63,413,501        $62,833,607
Total Liabilities                  $  2,837,220        $ 3,840,168     $ 3,429,104    $ 3,093,813    $ 2,241,223        $ 2,241,223
L.P. Equity                        $ 54,557,278        $55,231,308     $55,564,973    $55,805,281    $58,112,718
G.P. Equity (Deficit)              $  2,872,435        $ 2,907,909     $ 2,925,469    $ 2,938,117    $ 3,059,560
Total Common Stockholders                                                                                               $60,592,384
Equity

Other Financial Data

Net Increase (Decrease)               ($998,065)       $ 2,657,554     $ 2,419,123    $   391,464    $ 2,455,771        $ 1,875,877
    in Cash and Cash Equiv.

Net Cash Provided By               $  2,737,148        $ 4,879,769     $ 3,214,689    $ 4,261,619    $ 5,228,795        $ 5,228,795
    Operating Activities

Distributions                      $  1,535,016        $ 1,535,016     $ 2,166,352    $ 2,847,204    $ 2,135,401        $ 2,715,295

Per Unit/Share Data

Net Income (loss)/units                 ($35.68)       $      3.63     $      4.60    $      5.01    $      6.22
Earnings Per Share                                                                                                      $      3.11
Book Value per unit                $      92.78        $     93.93     $     94.50    $     94.91    $     98.83
Book Value - conversion per share                                                                                       $     48.95
Cash distributions as a return     $       2.48        $      2.48     $      4.03    $      4.60    $      3.45
of capital per unit
Proforma Shelbourne                                                                                                     $      1.62
distribution from
   earnings and profits per share
Ratio of earnings to total assets        -36.65%              3.62%           4.60%          5.01%          6.08%              6.13%


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The following is our discussion and analysis of the financial condition of your partnership and Shelbourne and the historical operations of your partnership. Our discussion should be read in conjunction with the financial statements of your partnership and the related notes.

     Following the restructuring, Shelbourne will own 100% of the operating partnership and will make all of its future investments through the operating partnership. The operating partnership will own the properties currently owned by your partnership. As a result, Shelbourne's revenues will be derived primarily from distributions from the operating partnership. The distributions from the operating partnership will be derived primarily from revenue generated by the ownership, operation, financing and disposition of the properties currently owned by your partnership and any other properties and real estate related assets the operating partnership may acquire in the future.

Liquidity and Capital Resources

     Your partnership currently uses its working capital reserves and any undistributed cash from operations as its primary source of liquidity. In addition to these sources, Shelbourne will have as potential sources of liquidity capital raised by borrowing money or issuing additional equity securities.

     Your partnership had $12,675,936 of cash and cash equivalents at December 31, 1999 as compared to $10,220,165 at December 31, 1998. During the year ended December 31, 1999, cash and cash equivalents increased $2,455,771 as a result of $5,228,795 cash provided by operations which were partially offset by $637,623 of capital and tenant improvements to the properties and $2,135,401 of distributions to partners. Your partnership's primary source of funds, and Shelbourne's initial primary source of funds, is cash flow from the operations of its properties, principally rents received from tenants.

     For the year ended December 31, 1999, your partnership's capital expenditures and distributions were funded entirely from cash flow. The following table sets forth, for each of the last three fiscal years, your partnership's expenditures at each of its properties for capital improvements and capitalized tenant procurement costs:

          Capital Improvements and Capitalized Tenant Procurement Costs



                                         1999                   1998                   1997
                                  -------------------    -------------------    ---------------
Century Park I                         173,238                $   89,729            $  506,704
568 Broadway                           154,617                   293,021                84,805
Seattle Tower                          355,407                   490,322                78,754
Commonwealth                                 0                   128,526                41,003
Commerce Plaza  I                      162,046                    90,857               220,935
Melrose Crossing                        26,487                    69,338                84,202
Matthews Festival                       25,689                    69,666               133,029
Sutton Square                           33,918                   110,775                52,625
TMR Warehouses                          29,311                     6,043                 3,620
Melrose Out Parcel                           0                         0                     0
                                  ===================    ===================    ===============
Totals                                $960,713                $1,348,277            $1,205,677
                                  ===================    ===================    ===============

     Your partnership has budgeted expenditures for capital improvements and capitalized tenant procurement costs of $1,255,000 in 2000. These costs which are anticipated to be incurred in the normal course of business are expected to be funded from cash flow from the operation of the properties and working capital reserves which are temporarily invested in short-term money market instruments. However, the actual amount of such expenditures will depend upon the level of leasing activity and other factors which cannot be predicted with certainty.

     Except as discussed below, management is not aware of any other trends, events, commitments or uncertainties that will have a significant impact on Shelbourne's liquidity. If, however, real estate market conditions deteriorate in any areas where your partnership's properties are located, there is substantial risk that future cash flow may be insufficient to fund the capital improvements and lease procurement costs of the properties. In that event, Shelbourne would utilize its remaining working capital reserves, reduce distributions, raise additional capital through financing or the issuance of equity, or sell one or more properties.

Real Estate Market

     For selected markets and property types, the real estate market has begun to recover from the effects of the substantial decline in the early 1990's in the market value of existing properties. However, market values have been slow to recover, and high vacancy rates continue to exist in some areas. Technological changes are also occurring which may reduce the office space needs of many users. As a result, Shelbourne's potential for realizing the full value of its investment in the properties is at continued risk.

Impairment of Assets

     Your partnership evaluates the recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying amount of a property may not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

     If the sum of the expected future undiscounted cash flow is less than the carrying amount of the property, your partnership recognizes an impairment loss, and reduces the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management, when warranted.

     Impairment adjustments to reduce the carrying value of the real estate assets recorded by your partnership do not affect the tax basis of the assets and are not included in the determination of taxable income or loss.

     Management is not aware of any other current trends, events, or commitments that will have a significant impact on the long-term value of the properties. However, because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize. Actual results may vary from the estimates and the variances may be material. Shelbourne may provide additional adjustments to reduce the carrying value of the properties, which could be material in subsequent years if real estate markets or local economic conditions change.

     All of your partnership's properties have experienced varying degrees of operating difficulties and your partnership recorded significant impairment adjustments in prior years. Improvements in the real estate market and in property operations resulted in no adjustments for impairment being needed in 1999, 1998 or 1997.

     The following table represents the impairment adjustments recorded against your partnership's properties held as of December 31, 1999:


          Century Park I                                  $11,700,000
          568 Broadway                                     10,821,150
          Seattle Tower                                     6,050,000
          Commonwealth                                      5,800,000
          Commerce Plaza I                                  2,700,000
          Melrose Crossing                                 12,100,000
          Matthews Festival                                 5,300,000
                                                          -----------
                                                          $54,471,150
                                                          ===========

RESULTS OF OPERATIONS

1999 vs. 1998

     Your partnership experienced an increase in net income of 24.3% for the year ended December 31, 1999 to $3,852,476 compared to 1998 net income of $3,100,160 primarily due to higher rental revenues, interest income and other income which were partially offset by higher costs and expenses.

     Rental revenues increased by 6.9% during the year ended December 31, 1999 to $12,178,691 from $11,390,709 for the same period in 1998 primarily due to increases from higher rental rates in 568 Broadway, Century Park I, Commerce Plaza I and Sutton Square. Seattle Tower's increase was the result of higher occupancy rates in 1999 of 98% compared to 96% in 1998.

     Costs and expenses increased by 1.9% during the year ended December 31, 1999 to $8,948,143 compared to $8,783,086 in 1998, due to increases in administrative expenses partially offset by decreases in partnership asset management and property management fees. Operating expenses and depreciation and amortization remained relatively stable with the prior year. Administrative expenses for the year ended December 31, 1999 increased $514,651 or 57% compared to 1998 due to higher professional fees related to the settlement of the litigation and reorganization of your partnership. Partnership asset management fees decreased $312,139 or 24.3% in 1999 due to an amendment to the partnership agreement.

     Interest income increased 10.4% from $458,990 in 1998 to $506,778 in 1999 due to higher interest rates and higher cash balances during the current year compared to 1998. Other income increased by $81,603 during the year ended December 31, 1999 compared to 1998 due to an increase in fees from investor servicing primarily related to an increase in investor transfers.

1998 vs. 1997

     Your partnership experienced an increase in net income of 8.9% for the year ended December 31, 1998 to $3,100,160 compared to 1997 net income of $2,845,625 primarily due to higher rental revenues, lower costs and expenses and higher interest income in 1998. These increases to net income were partially offset by lower other income and the fact that no gain on sale of property was recorded in 1998.

     Rental revenues increased by 1.3% during the year ended December 31, 1998 to $11,390,709 from $11,249,284 for the same period in 1997 due to an increase in rental revenue of $221,078 at Century Park due to higher occupancy rates in 1998 of 100% compared to 91% in 1997 and an increase of $75,820 at Commonwealth due to higher rental rates in place during 1998 as compared to 1997. These increases were partially offset by the decrease in revenues of $609,891 resulting from the sale of the 230 East Ohio property in October 1997.

     Costs and expenses decreased by 10.5% during the year ended December 31, 1998 to $8,783,086 compared to $9,815,331 in 1997, due to decreases in operating expenses, partnership asset management fee, and administrative expenses, partially offset by increases in depreciation and property management fees. Operating expenses decreased $735,518 or 15.3% during the year ended December 31, 1998 due primarily to lower real estate taxes and repairs and maintenance costs resulting from the sale of the 230 East Ohio property in 1997. Administrative expenses for the year ended December 31, 1998 decreased $345,230 or 27.7% compared to 1997 due to lower legal and accounting fees related to the ongoing litigation and possible reorganization of the Partnership. The Partnership's asset management fee decreased by $90,579 during 1998 because of reduced assets under management due to the sale of 230 East Ohio in the prior year. Depreciation increased by $153,610 due to higher depreciation recorded on certain capitalized tenant improvements and property management fees increased by $10,697 in 1998 due to higher revenues, as previously discussed.

     Interest income increased by 22.4% from $374,716 in 1997 to $458,990 during the year ended December 31, 1998 due to higher invested cash balances. Other income decreased by $52,718 during the year ended December 31, 1998 compared to 1997 due to a decrease in fees from investor servicing primarily related to a decrease in investor transfers in 1998.

                                 THE CONVERSION

MECHANICS OF THE CONVERSION

         The conversion will be accomplished by merging your partnership into Shelbourne Properties II L.P., a newly-formed partnership wholly-owned by Shelbourne on the terms set forth in the Merger Agreement attached to this consent solicitation statement as Appendix B. Shelbourne Properties II L.P., will survive the merger as the operating partnership. As part of the merger, each unit in your partnership will be converted into two shares of common stock. As a result of the conversion, Shelbourne will own 100% of the operating partnership. Shelbourne will own a 1% partnership interest in the operating partnership through its wholly-owned subsidiary, which will be the general partner of the operating partnership.

EFFECTIVE TIME

         The conversion will become effective as soon as practicable after the later of (a) the last date on which consent forms may be received by the depositary in order to be valid or (b) the last of the conditions to the conversion are fulfilled or waived.

         The conversion will become effective upon filing a certificate of merger and other documents and instruments required by Delaware law with the Office of the Secretary of State of the State of Delaware.

CONDITIONS TO THE CONVERSION

         Our obligation to effect the conversion is subject to satisfaction of the following conditions:

         o Approval of the conversion by limited partners holding a majority of the outstanding units in your partnership

         o This consent solicitation statement has become effective and is not subject to any stop order or a proceeding seeking a stop order

         o The issuance of securities in the conversion complies with all requirements of state securities or "blue sky" laws

         o Shelbourne has at least 100 shareholders and not more than 50% (by value) of the outstanding common stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities)

         o No pension trust individually owns more than 25% (by value) of the common stock of Shelbourne, and all pension trusts that individually own 10% (by value) or more of the common stock of Shelbourne own in the aggregate less than 50% (by value) of the common stock of Shelbourne

         o Less than 50% (in value) of the common stock will be held directly or indirectly by foreign persons

         o The common stock has been approved for listing upon issuance on the American Stock Exchange

         o Rosenman & Colin LLP has rendered tax opinions concerning the conversion and Shelbourne's qualification as a real estate investment trust. See "FEDERAL INCOME TAX CONSEQUENCES -- THE CONVERSIOn" and "-- TAXATION of SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - General."

FEES AND EXPENSES

         All costs and expenses incurred in connection with the conversion will be paid by your partnership, whether or not the conversion is consummated. The following is an estimate of such expenses.

                  Registration, Listing and Filing Fees.........................   $30,782

                  Legal Fees....................................................   250,000

                  Accounting Fees and Expenses..................................    10,000

                  Solicitation Fees and Expenses................................    50,000

                  Printing and Engraving Expenses...............................    30,000

                  Postage.......................................................    40,000

                  Miscellaneous.................................................    14,218
                                                                                  --------

                         Total..................................................  $425,000

ACCOUNTING TREATMENT

         The conversion will be accomplished by merging your partnership into Shelbourne Properties II L.P., a limited partnership wholly-owned by Shelbourne Properties II, Inc. As there will be no change in the ultimate ownership structure the conversion will be accounted for on a historical cost basis.

                                     VOTING

         Your vote is important. Please complete and sign the enclosed consent form and return it to the information agent by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to (718) 236-2641.

         General

         You may take one of the following actions with respect to the conversion:

                  Vote "YES" -- I vote to approve the conversion

                  or

                  Vote "NO" -- I vote not to approve the conversion

                  or

                  Abstain from voting (Abstention will constitute a "NO" vote.)

         We strongly urge you to vote "YES" for approval of the conversion.

         If the conversion is approved, you will receive two shares of common stock in exchange for each of your units whether or not you voted in favor of the conversion.

         Vote Required

         The affirmative vote of limited partners holding a majority of the outstanding units of your partnership is required for approval of the conversion. This consent solicitation statement constitutes our solicitation of your consent to the conversion, including all such actions required by your partnership to consummate the conversion. We also must approve the conversion as general partners of your partnership. We intend to approve the conversion, and our affiliates, Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC who own an aggregate of 20.96% of the units, intend to vote "YES" to approve the conversion. In addition, in 1998 Presidio Capital Corp. entered into an agreement with a limited partner owning 16,395 units, representing approximately 2.8% of the outstanding units, in which the limited partner agreed to vote all of its units in favor of a conversion, such as the one which we are proposing, which results in limited partners receiving securities listed on a national securities exchange.

         Voting Procedure

         Please complete, sign and return the enclosed consent form to the depositary in the enclosed pre-addressed, postage paid envelope no later than the expiration date, which is currently __________ __, 2000. We may extend the expiration date to a date which is no later than _____________ ____, 2000. The depositary is:

                     American Stock Transfer & Trust Company
                     40 Wall Street
                     New York, New York  10005

         You may withdraw a consent form at any time before the expiration date by delivering to the depositary written notice of your withdrawal. You may change a consent form at any time before the expiration date by delivering to the depositary a duly completed and signed substitute consent form, together with a letter indicating that your prior consent form(s) have been revoked.

         You must vote all of your units in the same way. If you return a signed consent form but do not indicate a vote (i.e., "YES," "NO" or "ABSTAIN") as to the conversion, you will be deemed to have voted "YES" for approval of the conversion.

         The conversion will be approved at such time as limited partners holding a majority of the outstanding units shall have consented to the conversion but in no event prior to ________ ___, 2000. The depositary will tabulate the consent forms received from you.

         The conversion will apply prospectively from and after the date it becomes effective. You will be bound by the conversion, if it becomes effective, whether or not you vote in favor of the conversion. Delivery of a consent form is at your risk. The consent form will be effective only when it is actually received by the depositary. A pre-addressed, postage paid envelope to be used in returning completed consent forms has been included with this consent solicitation statement.

         Record Date and Outstanding Units

         If you are a limited partner at the close of business on __________ ___, 2000, the record date for voting, you will be entitled to one vote for each unit held. On the record date there were 588,010 units outstanding held by 10,785 limited partners, including 123,264 units, representing 20.96% of the outstanding units, owned by our affiliates Millennium Funding Corp., Millennium Funding III Corp., Millennium Funding I LLC and Millennium Funding III LLC.

         Effect of Voting to Approve the Conversion

         Your vote to approve the conversion will constitute your approval to the following:

         (1) the merger of your partnership on substantially the terms provided in the merger agreement attached as Appendix B; and

         (2) the taking of any and all actions that we consider necessary or advisable to consummate the conversion, including all transactions related to the conversion described in this consent solicitation statement.

         Solicitation of Votes; Solicitation Expenses

         We may solicit your approval of the conversion. Our employees may solicit approval of the conversion by use of the mails, by telephone, telegram, or other means. Solicitation expenses will be paid as set forth under "THE CONVERSION -- FEEs AND EXPENSES." No party soliciting approval of the conversion will receive compensation contingent on the outcome of their solicitation efforts or the approval of the conversion.

         Investor Lists

         Subject to some limitations, you may be permitted to inspect and obtain copies of your partnership's books and records, including records listing the names, addresses and percentage interests held by each general partner and limited partner. Under Rule 14a-7 of the Exchange Act, we will, at your option, either (a) mail (at your expense) to the limited partners you designate copies of any proxy statement, proxy form or other soliciting material that you furnished to us, or (b) deliver to you (at your expense), within five business days of the receipt of the request, a reasonably current list of the names and addresses of the limited partners. In connection with a request under Rule 14a-7 of the Exchange Act, we are obligated, upon your written request, to deliver to you (1) a statement of the approximate number of limited partners in your partnership, and (2) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such limited partners.

                                   SHELBOURNE

GENERAL

         Shelbourne was recently formed for purposes of the conversion. Shelbourne's principal executive offices are located at 5 Cambridge Center, 9th floor, Cambridge, MA 02142. The telephone number of Shelbourne at such office is
(617) 234-3000.

         Shelbourne will conduct all of its operations, including the historic operations of your partnership, through the operating partnership. Following the conversion, Shelbourne will elect to be treated for Federal income tax purposes as a real estate investment trust.

         As a result of the conversion, Shelbourne's only asset will be its ownership interests in the operating partnership. Shelbourne will be a limited partner of the operating partnership, and Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, will be the general partner of the operating partnership.

OBJECTIVES AND STRATEGIES

         Shelbourne's primary business objective following the conversion will be to maximize the value of common stock. Shelbourne will seek to achieve this objective by making capital improvements to and/or selling its properties and by making additional investments including investments in real property, other real estate-related investments such as mortgages, joint ventures and other real estate companies. To achieve these objectives, Shelbourne may need to raise additional capital. Shelbourne will raise capital either by selling or leveraging properties, by otherwise borrowing money, or by selling additional equity or debt securities.

         We believe that investment opportunities exist within the current real estate environment for investors with cash or access to capital. Shelbourne may pursue a variety of types of real estate investments including acquiring properties, investing in mortgage loans, and investing in other real estate companies. We have not identified or executed commitments for any additional investments at the current time. While Shelbourne will seek to implement its investment strategies as soon as practicable following the conversion, the ultimate timing and extent of any new investments will depend upon various factors. These factors include Shelbourne's capitalization and ability to raise debt and/or equity financing, the availability of attractive investments, expected investment returns and other similar economic factors generally considered when making real estate-related investments. Shelbourne also will consider the effect that such investment will have on its ability to satisfy the various income, asset and distribution tests applicable to real estate investment trusts, and will use reasonable efforts to avoid making any investments that might jeopardize its ability to maintain qualification as a real estate investment trust, unless the Board of Directors determines that maintaining such qualification is no longer in the best interests of Shelbourne's stockholders. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST -Requirements for Qualification."

         The ability of Shelbourne to make new investments will depend in part upon it raising additional capital or obtaining financing following the conversion. Shelbourne may seek to raise additional capital through placing mortgages on existing properties and the public and/or private sale of debt and/or equity securities. The ability of Shelbourne to raise additional capital, and the manner in which Shelbourne raises such capital, may depend in part on the trading price of common stock following the conversion. By conducting its operations through the operating partnership, Shelbourne will be able to offer either common stock or limited partnership interests in the operating partnership to potential property sellers thereby increasing Shelbourne's flexibility in structuring acquisition on a tax-efficient basis.

THE PROPERTIES

         The operating partnership will own and operate the properties your partnership currently owns. All of the properties are owned free of any mortgage indebtedness.

         The following table contains information on your partnership's properties.

                                                                   4/30/98
                                            12/31/99              Appraised            Date           Total Square
                                         Carrying Value             Value            Acquired            Footage
                                         --------------             -----            --------            -------
            DESCRIPTION
            -----------
Century Park I Office Complex            $4,235,401               $9,500,000           11/86             200,002
Kearny Mesa, California (50% owned)

568 Broadway Office Building New         $4,726,587               12,456,000           12/86             300,007
York, New York (38.925% owned)

Seattle Tower Office Building            $2,663,384                5,150,000           12/86             149,845
Seattle, Washington (50% owned)

Commonwealth Industrial Park             $4,553,385                7,200,000            4/87             273,576
Manufacturing/Warehouse Buildings
Fullerton, California

Commerce Plaza I Office Building         $5,189,398                7,600,000            4/87              84,661
Richmond, Virginia

Melrose Crossing Shopping Center         $2,457,319                3,100,000            1/88             138,355
Retail Building Melrose Park,
Illinois

Matthews Township Festival Shopping      $8,354,292                9,600,000            2/88             127,403
Center Retail Building Matthews,
North Carolina

Sutton Square Shopping Center           $10,529,103               10,200,000            4/88             101,965
Retail Building Raleigh, North
Carolina

TMR Warehouse Industrial Buildings       $4,568,904                4,338,600            9/88           1,010,500
Hillard, Grove City & Delaware,
Ohio (20.66% owned)

Melrose (lot #7) Vacant Lot Melrose               0                                    11/88              --
Park, Illinois
                                        -----------              -----------                           ---------
     Total                              $47,277,773              $69,144,600                           2,386,314

         The following table lists the occupancy rates of your partnership's properties at the beginning of each of the last 5 years.

                                                                               Occupancy
                                              -------------------------------------------------------------------------------
Property                                      1/1/2000         1/1/1999         1/1/1998          1/1/1997           1/1/1996
--------                                      --------         --------         --------          --------           --------
568 Broadway Office Building                     100%             100%             100%              100%               95%
Century Park I Office Complex                    100%             100%              91%               74%               74%
Commerce Plaza I Office Building                 100%             100%              85%               95%               92%
Commonwealth Industrial Park                      87%              87%              87%               87%               66%
Matthews Township Festival                        95%              93%              94%               86%               89%
Melrose Crossing Shopping Center                  13%              35%              33%               18%               50%
Melrose Outparcel                                  0%               0%               0%                0%                0%
Seattle Tower Office Building                     98%              96%              95%               96%               92%
Sutton Square Shopping Center                    100%             100%              98%              100%              100%
Tri-Columbus-Orange                              100%             100%             100%              100%              100%
Tri-Columbus-Grove City                          100%             100%             100%              100%              100%
Tri-Columbus-Hilliard                              0%(1)            0%              74%              100%               74%

-----------

(1)      New lease for 67% of space signed in March 2000.


         The following table lists the average annual rent per square foot for the last 5 years at each property owned by your partnership.

                                                                      Average Rental Rate Per Square Foot
                                              --------------------------------------------------------------------------------
Property                                         1999             1998              1997              1996               1995
--------                                         ----             ----              ----              ----               ----
568 Broadway Office Building                    $25.81           $21.77            $21.07            $16.52             $15.90
Century Park I Office Complex                   $13.71           $12.32            $10.22             $8.20              $4.54
Commerce Plaza I Office Building                $14.94           $14.27            $12.46            $12.44             $10.81
Commonwealth Industrial Park                     $3.07            $3.24             $3.00             $1.83              $1.46
Matthews Township Festival                      $14.28           $13.83            $13.32            $10.07             $13.70
Melrose Crossing Shopping Center                 $3.66            $3.97             $3.55             $3.66              $9.90
Melrose Outparcel                                 --               --                --                --                 --
Seattle Tower Office Building                   $16.57           $15.06            $14.49            $11.11             $10.72
Sutton Square Shopping Center                   $16.15           $15.20            $15.07            $10.80             $12.52
Tri-Columbus                                     $2.10            $2.56             $2.63             $2.95              $2.65


         The following tables contain information on leases at your partnership's properties that are scheduled to expire over the next ten years. The annual rent numbers were determined based on schedule base rent for this year.

568 Broadway Office Building
----------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                          1                      1,090                       $16,486                .27%
2001                          8                     38,134                    $1,183,850              19.66%
2002                          9                     22,786                      $413,021               6.86%
2003                         12                     45,618                    $1,150,785              19.11%
2004                          5                     26,925                      $454,656               7.55%
2005                         17                     46,187                      $787,719              13.08%
2006                          4                     15,375                      $325,340               5.40%
2007                          3                      7,922                      $165,300               2.74%
2008                         13                     81,990                    $1,376,229              22.85%
2009                          1                      5,500                      $148,500               2.47%

Century Park I Office Complex
-----------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000
2001                          1                      9,406                     $147,204                5.75%
2002                          1                     25,988                     $390,340               15.24%
2003                          1                     14,705                     $204,547                7.98%
2004
2005                          3                     96,719                   $1,229,692                48.0%
2006
2007                          1                     51,242                     $590,308               23.04%

Commerce Park Plaza I Office Building
-------------------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                          4                         14,758                $157,832                13.22%
2001                          5                         41,779                $635,322                53.22%
2002                          2                          7,130                $117,899                 9.88%
2003                          4                         17,235                $282,737                23.68%

Commonwealth Industrial Park
----------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000
2001
2002                          2                    112,540                    $421,618                51.47%
2003                          2                    125,743                    $397,538                48.53%

Matthews Township Festival
--------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                          1                      1,493                    $19,782                  1.33%
2001                          3                      4,981                    $59,652                  4.00%
2002                          6                     16,812                   $198,543                 13.30%
2003                          3                      3,522                    $43,214                  2.89%
2004                          3                      7,548                   $102,310                  6.85%
2005
2006
2007                          2                     49,166                   $453,640                 30.39%
2008                          1                     36,762                   $615,764                 41.25%

Melrose Crossing Shopping Center
--------------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                          4                          6,844                 $44,461                27.05%
2001                          1                          1,830                 $17,477                10.63%
2002                          1                          7,066                 $74,134                45.09%
2003                          1                          2,286                 $28,325                17.23%

Seattle Tower Office Building
-----------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                          6                     11,190                     $186,707                8.00%
2001                         30                     79,495                   $1,293,726               55.60%
2002                          7                     16,719                     $297,962               12.81%
2003                          8                     19,278                     $335,452               14.42%
2004                          4                      8,945                     $172,100                7.40%
2005                          1                      2,381                      $41,310                1.78%


Sutton Square Shopping Center
-----------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000                         12                     19,474                   $333,303                  27.3%
2001                          4                     17,173                   $216,110                  17.7%
2002                          4                     11,654                   $177,698                 14.56%
2003                          4                      8,083                   $116,712                  9.56%
2004                          1                      1,225                    $25,725                  2.11%
2005                          1                     10,356                    $86,990                  7.13%

TMR Warehouse Industrial Buildings (Tri-Columbus)
-------------------------------------------------

                     Number of Expiring        Square Footage of           Annual Rent of         Percentage of
Year                       Leases               Expiring Leases           Expiring Leases       Gross Annual Rent
----                       ------               ---------------           ---------------       -----------------
2000
2001
2002                          1                    583,000                   $1,416,690               66.87%
2003                          1                    175,000                     $160,417                7.57%
2004                          1                    190,000                     $541,500               25.56%

         You can find additional information about your partnership's properties in your partnership's Annual Report on Form 10-K for 1999 which is incorporated by reference in this consent solicitation.

OTHER ASSETS AND LIABILITIES

         Following the conversion, the operating partnership will own the other assets of your partnership. These other assets include, among other things, cash and cash equivalents totaling approximately $12,675,936 as of December 31, 1999. The operating partnership will be subject to the liabilities of your partnership. These liabilities, totaling approximately $2,241,223 as of December 31, 1999, consist primarily of your partnership's accounts payable. The assets of the operating partnership as of the date of the conversion will be reduced by the expenses of the conversion.

CASH DIVIDEND POLICY

         Following the conversion, the sole partners of the operating partnership will be Shelbourne as the 99% limited partner and Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, as the 1% general partner. The operating partnership's partnership agreement will provide for distributions to its partners in proportion to their percentage interest in the operating partnership. Shelbourne Properties II GP, LLC, as the general partner of the operating partnership, will have the exclusive right to declare and cause the operating partnership to make distributions. For so long as Shelbourne elects to qualify as a real estate investment trust, Shelbourne will use reasonable efforts to cause the operating partnership to make distributions to Shelbourne in amounts such that Shelbourne will be able to pay dividends that will satisfy the requirements for qualification as a real estate investment trust and avoid any Federal income or excise tax liability for Shelbourne. See "FEDERAL INCOME TAX CONSEQUENCES -- TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST - Requirements for Qualification Annual Distribution Requirements."

         The operating partnership expects to make regular quarterly cash distributions to Shelbourne. Shelbourne, in turn, will pay cash dividends to holders of common stock. We expect Shelbourne to pay quarterly dividends within 45 days after the end of each calendar quarter to holders of record of common stock on the record date determined by Shelbourne's Board of Directors. The first dividend on the shares of common stock will be paid for the period from the effective date of the conversion through the end of the calendar quarter in which such effective date occurs.

         The amount of funds actually available for the payment of dividends will be affected by a number of factors and circumstances, including the revenue actually received from properties and other investments, operating expenses, the interest expense incurred in borrowings, the ability of tenants to meet their obligations, unanticipated capital expenditures, general economic conditions and a large number of other factors and circumstances, including those discussed under "RISK FACTORS." Many of these factors are not within Shelbourne's control.

         Shelbourne's dividend policy may be altered by Shelbourne's Board of Directors without the approval of its stockholders.

MANAGEMENT

         General. Following the conversion, all management, advisory and property management services that we or our affiliates currently perform for your partnership will be performed by one of our affiliates, Shelbourne Management LLC, under an advisory agreement. Shelbourne will retain Shelbourne Management pursuant to the authority of its Board of Directors. Pursuant to Shelbourne's organizational documents, responsibility for operation of Shelbourne's business and affairs is vested in the Board of Directors. Accordingly, the Board of Directors is ultimately responsible for the management and control of

Shelbourne's business and operations, as well as the general supervision of Shelbourne's officers, agents, employees, advisors, managers, and independent contractors, including the advisor. The settlement contemplated that Shelbourne would be externally managed and that your partnership's fee structure would continue in effect for Shelbourne after the conversion.

         Directors. The certificate of incorporation divides the Board of Directors into three classes of directors. The initial terms of the three classes will expire in 2001 (Steven Stuart and Peter Braverman), 2002 (Michael
L. Ashner and Robert Martin) and 2003 (David T. Hamamoto, W. Edward Scheetz and David G. King, Jr.), respectively. Beginning in 2001, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. Shelbourne believes that classification of the Board of Directors helps to assure the continuity and stability of Shelbourne's business strategies and policies as determined by the Board of Directors. Holders of shares of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

         Officers. Officers of Shelbourne will be elected by and serve at the discretion of the Board of Directors. There are no arrangements or understandings between or among any of the officers or directors and any other person pursuant to which any officer or director was selected as such. There are no family relationships among any directors and officers of Shelbourne.

         The Advisory Agreement and the Advisor. The advisory agreement with Shelbourne Management will commence on the effective date of the conversion and terminate ten years after such date. During that period, Shelbourne Management will manage the day-to-day operations of Shelbourne and the operating partnership and will be responsible to do the following:

         o     manage Shelbourne's day-to-day operations;

         o provide or arrange for customary property management services to be provided at Shelbourne's properties;

         o supervise Shelbourne's financings including any sales of Shelbourne's securities;

         o conduct relations for Shelbourne with the American Stock Exchange or with dealers which make markets in Shelbourne's securities;

         o select and conduct relations with lenders, lawyers, consultants, accountants, mortgage loan originators, brokers, participants, attorneys, appraisers, insurers, and others who may be relevant to Shelbourne's activities;

         o     administer day-to-day bookkeeping and accounting functions;

         o prepare reports to stockholders which may be required by governmental authorities for the ordinary conduct of Shelbourne's business;

         o negotiate and enter into leases of space at Shelbourne's properties;

         o supervise the development and improvement of properties, including capital and tenant improvements.

         Shelbourne Management will receive (1) an annual asset management fee, payable quarterly, equal to 1.25% of the gross asset value of Shelbourne as of the last day of each year, (2) property management fees of up to 6% of property revenues, (3) $200,000 for non-accountable expenses and (4) reimbursement of expenses incurred in connection with the performance of its services. Gross asset value is the gross asset value of all assets owned by the operating partnership as determined by the latest appraisal of such assets by an independent appraiser of national reputation selected by the advisor. As provided in the settlement, the fees payable to Shelbourne Management are determined on the same basis as the fees currently paid by your partnership. Since the asset management fee is based on gross assets, the amount payable to Shelbourne Management will increase to the extent Shelbourne acquires new investments, whether for cash, by causing Shelbourne to incur indebtedness or otherwise.

         Shelbourne Management is a newly-formed company affiliated with us which will provide management services to entities in which Presidio Capital Investment Company, LLC, our beneficial owner, has an interest including the other High Equity partnerships if they are converted into real estate investment trusts. See "BACKGROUND OF THE CONVERSION - The Class Action Settlement."

         The initial directors and executive officers of Shelbourne and Shelbourne Management following the conversion are set forth below. The individuals listed below as the sole director and the executive officers of Shelbourne Management will also serve as the sole director and hold the same executive officer positions of Shelbourne Properties II GP, LLC, the general partner of the operating partnership.

     Name                      Age                            Title
     ----                      ---                            -----
Michael L. Ashner               47          President and Sole Director of Shelbourne
                                               Management and President and Director of
                                               Shelbourne

Peter Braverman                 47          Vice President of Shelbourne Management and
                                               Vice President and Director of Shelbourne

David T. Hamamoto               40          Director of Shelbourne

Steven B. Kauff                 37          Vice President of Shelbourne Management and
                                               Vice President of Shelbourne

David G. King, Jr.              37          Vice President of Shelbourne Management and
                                               Vice President and Director of Shelbourne

Dallas E. Lucas                 37          Vice President of Shelbourne Management and
                                               Vice President of Shelbourne

Robert Martin                   38          Director of Shelbourne

W. Edward Scheetz               34          Director of Shelbourne

Steven Stuart                   36          Director of Shelbourne

Lara Sweeney                    27          Vice President and Secretary of Shelbourne
                                               Management and Vice President and Secretary
                                               of Shelbourne

Carolyn Tiffany                 32          Vice President and Treasurer of Shelbourne
                                               Management and Vice President and Treasurer
                                               of Shelbourne

         Michael L. Ashner. Mr. Ashner has been President and the sole director of your general partners since November 1999. Mr. Ashner serves as the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("WFA") and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of The Newkirk Group. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-chairman of National Property Investors, Inc., a real estate investment company ("NPI"). Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation ("NPI Management") from April 1984 until January 1996. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner also currently serves on the Board of Directors of Interstate Hotel Corp., Nexthealth Corp. and NBTY Inc.

         Peter Braverman. Mr. Braverman has been a Vice President of your general partners since November 1999. Mr. Braverman has served as the Executive Vice President of WFA and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of The Newkirk Group. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI and NPI Management. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was a Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm.

         David T. Hamamoto. Mr. Hamamoto is a Co-Chief Executive Officer of NorthStar Capital Investment Corp., having co-founded the firm in July 1997. At Northstar Capital Investment Corp., Mr. Hamamoto has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Hamamoto is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of Northstar Capital Investment Corp.'s investment professionals. Prior to founding Northstar Capital Investment Corp., Mr. Hamamoto initiated the effort in 1988 to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds, and was a co-head of the Whitehall Funds and a partner at Goldman, Sachs & Co. from 1994 to 1997. Mr. Hamamoto is a director of Emeritus Corporation, one of the largest publicly traded owners and operators of assisted living facilities, and U.S. Franchise Systems, a publicly traded franchising concern. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

         Steven B. Kauff. Mr. Kauff has been a Vice President of Northstar Capital Investment Corp. since July 1999. He is also a Vice President of your general partners. Prior to joining Northstar Capital Investment Corp. he was with Arthur Andersen LLP in the Real Estate and Hospitality Services Group from 1996 to 1999, where he specialized in transaction consulting, due diligence and tax products for real estate ventures, including real estate investment trusts and partnerships. From 1994 to 1996, Mr. Kauff was with Price Waterhouse LLP in the Real Estate Industry Services Group.

         David G. King, Jr. Mr. King has been a Vice President and Assistant Treasurer of Northstar Capital Investment Corp. since November 1997. He is also a Vice President of your general partners. Prior to joining Northstar Capital Investment Corp., he was a Senior Vice President of Finance at Olympia & York Companies (USA).

         Dallas E. Lucas. Mr. Lucas has been a director, Vice President, Treasurer and Chief Financial Officer of Northstar Capital Investment Corp. since August 1998. He is also a Vice President of your general partners. From 1994 until August 1998 he was the Chief Financial Officer and Senior Vice President of Crescent Real Estate Equities Company.

         Robert Martin. Mr. Martin is a Senior Managing Director at Insignia/ESG. He has been actively involved in the real estate business for more than 15 years.

         W. Edward Scheetz. Mr. Scheetz is a Co-Chief Executive Officer of Northstar Capital Investment Corp., having co-founded the firm in July 1997. At Northstar Capital Investment Corp., Mr. Scheetz has overseen the investment of more than $1 billion in real estate assets and operating companies with an aggregate cost exceeding $2 billion. In his capacity as Co-Chief Executive Officer, Mr. Scheetz is responsible for capital raising, setting investment strategy, creating deal flow, advising on financing, asset management, and acquisition issues, and overseeing the day-to-day activities of Northstar Capital Investment Corp.'s investment professionals. Prior to founding Northstar Capital Investment Corp., Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm's opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

         Steven Stuart. Mr. Stuart is a Managing Director of Links Real Estate Advisors. Until recently, he was Director, co-founder and Head of Banking in the Real Estate Finance Group at Deutsche Bank Securities in New York. Mr. Stuart joined Deutsche in January 1997 from Goldman, Sachs, where he was a Vice President in the Real Estate Department working with real estate investment trusts, government agencies and financial institutions on real estate advisory assignments and structured financings including over $15 billion of commercial mortgage-backed securities transactions. Mr. Stuart, who joined Goldman, Sachs in 1986 left the firm for an appointment as the Special Assistant to the Director of the FSLIC from 1988-1989, and was actively involved in policy matters and the sale and liquidation of insolvent thrift institutions before resuming his career at Goldman. Mr. Stuart is a graduate of Columbia University and active in numerous trade organizations and is on the board of LTC Healthcare
(LTI).

         Lara Sweeney. Ms. Sweeney has been a Vice President and Secretary of your general partners since November 1999. Ms. Sweeney has been a Senior Vice President of Winthrop Financial Associates, A Limited Partnership since 1996. Ms. Sweeney was Director of Investor Relations for NPI from 1994 until 1996.

         Carolyn Tiffany. Ms. Tiffany has been a Vice President and Treasurer of your general partners since November 1999. Ms. Tiffany has been with WFA since January 1993. From 1993 to September 1995, Ms. Tiffany was a Senior Analyst and Associate in WFA's accounting and asset management departments. Ms. Tiffany was a Vice President in the asset management and investor relations departments of WFA from October 1995 to December 1997, at which time she became the Chief Operating Officer of WFA. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group.

         Compensation of Directors and Executive Officers

         Shelbourne intends to pay an annual fee of $6,667 to each of its two independent directors (Robert Martin and Steven Stuart). Shelbourne will not pay any director's fees to directors who are employees of Shelbourne and/or Shelbourne Management. Shelbourne will reimburse all directors for travel expenses and other out-of-pocket expenses incurred in connection with their serving as directors of Shelbourne. Executive officers of Shelbourne will not receive any remuneration for their services as such to Shelbourne, but will be compensated by Shelbourne Management in their capacities as officers and employees of Shelbourne Management.

         Committees of the Board of Directors

         The Board of Directors will establish an Audit Committee that will consist solely of independent directors. The Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit Shelbourne's annual financial statements, will approve (1) any special assignments given to such accountants, (2) such accountants' letter of comments and management's responses thereto and (3) any major accounting changes made or contemplated, and will review the effectiveness and adequacy of Shelbourne's internal accounting controls.

         The Board of Directors may from time to time establish other committees to facilitate the management of Shelbourne.

         Beneficial Ownership of Shares by Certain Persons

         We own, together with our affiliates, a 24.92% interest in your partnership comprised of a 5% general partnership interest owned by us and 123,266 units owned by our affiliates. Accordingly, we, together with our affiliates, will be entitled to receive 308,428 shares of common stock in the conversion, representing approximately 24.92% of the total number of shares of common stock that will be outstanding immediately following the conversion.


THE OPERATING PARTNERSHIP

         General

         Following the conversion, your partnership will be merged with and into Shelbourne Properties II L.P. which will become the operating partnership and will own and operate the assets and properties currently owned by your partnership.

         Organization; Term

         Shelbourne Properties II L.P. was organized under the laws of the State of Delaware as of April 3, 2000. The operating partnership's partnership agreement will provide for perpetual existence.

         Ownership of Properties

         Following the conversion, legal title to the interests in the properties currently held by your partnership will be held by the operating partnership. No specific assets have been identified for sale, financing or purchase following the conversion.

         Partnership Agreement

         Shelbourne Properties II L.P. has adopted a partnership agreement which will remain in effect following the conversion. The following is a summary of the operating partnership's partnership agreement.

         Management

         Shelbourne Properties II GP, LLC, a wholly-owned subsidiary of Shelbourne, as the sole general partner of the operating partnership, has full, exclusive and complete responsibility and discretion in the management, operation and control of the operating partnership. Shelbourne has retained Shelbourne Management to provide day-to-day management and administrative services following the conversion. Shelbourne Management will generally provide the services that we provided prior to the conversion. See "SHELBOURNE
-- MANAGEMENT - The Advisory Agreement and the Advisor."

         Business Operations

         The operating partnership's partnership agreement provides that all business activities of Shelbourne, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership. The operating partnership will be operated in a manner that is intended to enable Shelbourne to satisfy the requirements for classification as a real estate investment trust.

         Issuance of Additional Partnership Interests

         Shelbourne may from time to time after the conversion contribute additional capital to, or make loans to, the operating partnership for a variety of purposes including the funding of future acquisitions, the funding of capital expenditures or the establishment of reserves. In addition, the operating partnership's partnership agreement will further provide that Shelbourne Properties II GP, LLC, as general partner, may from time to time cause the operating partnership to issue additional partnership interests, which additional partnership interests may be convertible into shares of Shelbourne's common stock.

         Exculpation and Indemnification of the General Partner

         The operating partnership's partnership agreement generally provides that Shelbourne Properties II GP, LLC, as general partner of the operating partnership, will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if Shelbourne Properties II GP, LLC carried out its duties in good faith. In addition, Shelbourne Properties II GP, LLC is not responsible for any misconduct or negligence on the part of its agents, provided it appointed such agents in good faith. Shelbourne Properties II GP, LLC may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Shelbourne Properties II GP, LLC reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         The operating partnership's partnership agreement also provides for indemnification of Shelbourne Properties II GP, LLC, the directors and officers of Shelbourne Properties II GP, LLC, and such other persons as Shelbourne Properties II GP, LLC may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses, including legal fees, actually incurred by such person in connection with the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

         Tax Matters

         Shelbourne Properties II GP, LLC will be the tax matters partner of the operating partnership and, as such, will have the authority to make tax elections and other tax-related decisions on behalf of the operating partnership.


                  PRO FORMA FINANCIAL INFORMATION OF SHELBOURNE

         The following pro forma statements of operations and cash flows of Shelbourne for the year ended December 31, 1999 assume that the conversion was consummated on January 1, 1999 and have been prepared based on the historical financial statements of your partnership and Shelbourne. The pro forma balance sheet has been prepared as if the conversion was consummated on December 31, 1999.

         The following pro forma financial information should be read in conjunction with the financial statements of your partnership which are incorporated by reference in this consent solicitation statement and which form the basis of the pro forma financial statements for Shelbourne. These statements do not purport to be indicative of the results of operations or cash flows that actually would have occurred had the conversion been consummated on January 1, 1999 or December 31, 1999, or that may be expected to occur in the future.

SHELBOURNE PROPERTIES II, INC.
PRO FORMA BALANCE SHEET
DECEMBER 31, 1999

                                                                       Pro Forma              Other
                                                                    Capitalization          Pro Forma             Shelbourne
                                               Historical(e)         of Shelbourne         Adjustments           Pro Forma (a)
                                               -------------        --------------         -----------           -------------
ASSETS
------

REAL ESTATE                                     $47,277,773                                                       $47,277,773

CASH AND CASH EQUIVALENTS                        12,675,936                                ($579,894)(d)           12,096,042

OTHER ASSETS                                      3,381,222                                                         3,381,222

RECEIVABLES                                          78,570                                                            78,570
                                                -----------         ------------           ---------              -----------

                                                $63,413,501                                ($579,894)             $62,833,607
                                                ===========         ============           =========              ===========

LIABILITIES AND PARTNERS' EQUITY:
---------------------------------

ACCOUNTS PAYABLE AND ACCRUED EXPENSES            $1,774,695                                                        $1,774,695

DUE TO AFFILIATES                                   466,528                                                           466,528
                                                -----------         ------------           ---------              -----------

                                                  2,241,223                                                         2,241,223
                                                -----------         ------------           ---------              -----------

COMMITMENTS AND CONTINGENCIES`

PARTNERS' EQUITY

LIMITED PARTNERS' EQUITY (588,010 UNITS          58,112,718         ($58,112,718)(b)
ISSUED AND OUTSTANDING)

GENERAL PARTNERS' (DEFICIT) EQUITY                3,059,560           (3,059,560)(b)

COMMON STOCK, PAR VALUE $.01 (1,237,916                                   12,379 (c)                                   12,379
SHARES ISSUED AND OUTSTANDING)

PAID-IN CAPITAL                                                       61,159,899 (c)        (579,894)(d)           60,580,005
                                                -----------         ------------           ---------              -----------

                                                 61,172,278                                 (579,894)              60,592,384
                                                -----------         ------------           ---------              -----------

                                                $63,413,501                                ($579,894)             $62,833,607
                                                ===========         ============           =========              ===========

SHELBOURNE PROPERTIES II, INC. PRO FORMA
STATEMENT OF OPERATIONS FOR THE YEAR
ENDED DECEMBER 31, 1999

                                                                       Pro Forma              Other
                                                                    Capitalization          Pro Forma             Shelbourne
                                               Historical(e)         of Shelbourne         Adjustments           Pro Forma (a)
                                               -------------        --------------         -----------           -------------
REVENUES:

RENTAL INCOME                                   $12,178,694                                                      $12,178,694
                                                -----------         -------------           ---------            -----------

COST AND EXPENSES

OPERATING EXPENSES                                4,076,117                                                        4,076,117

DEPRECIATION AND AMORTIZATION                     2,092,145                                                        2,092,145

PARTNERSHIP MANAGEMENT FEE                          973,293                                                          973,293

ADMINISTRATIVE EXPENSES                           1,417,475                                                        1,417,475

PROPERTY MANAGEMENT FEE                             389,113                                                          389,113(f)
                                                -----------         -------------           ---------            -----------

                                                  8,948,143                                                        8,948,143
                                                -----------         -------------           ---------            -----------

INCOME (LOSS) BEFORE INTEREST AND OTHER
INCOME:                                          $3,230,551                                                       $3,230,551

INTEREST INCOME                                     506,779                                                          506,779

OTHER INCOME                                        115,150                                                          115,150

NET INCOME                                       $3,852,480                                                       $3,852,480
                                                ===========         =============           =========            ===========

NET INCOME  PER UNIT (588,010 UNITS
OUTSTANDING)                                          $6.22
                                                ===========         =============           =========            ===========

NET INCOME PER SHARE (1,237,916 SHARES
OUTSTANDING)                                                                                                           $3.11
                                                ===========         =============           =========            ===========

SHELBOURNE PROPERTIES II, INC. PRO FORMA
STATEMENT OF CASH FLOWS FOR THE YEAR
ENDED DECEMBER 31, 1999

                                                                             Pro Forma              Shelbourne
                                                       Historical(e)        Adjustments           Pro Forma (a)
                                                       -------------        -----------           -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income                                              $3,852,480                                  $3,852,480

Adjustment to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                       2,092,145                                   2,092,145

     Straight-line adjustment for stepped lease rentals   (433,619)                                   (433,619)


Changes in asset and liabilities

     Receivables                                           164,670                                     164,670

     Accounts payable and accrued expenses                (128,111)                                   (128,111)

     Due to affiliates                                     (12,678)                                    (12,678)

     Other assets                                         (306,092)                                   (306,092)
                                                       -----------        ----------               -----------

Net cash provided by operating activities                5,228,795                                   5,228,795
                                                       -----------        ----------               -----------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------

Improvements to real estate                               (637,623)                                   (637,623)
                                                       -----------        ----------               -----------

Net cash used in investing activities                     (637,623)                                   (637,623)
                                                       -----------        ----------               -----------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------

Distribution to partners                                (2,135,401)        ($579,894)(d)            (2,715,295)
                                                       -----------        ----------               -----------

Net cash used in financing activities                   (2,135,401)         (579,894)               (2,715,295)
                                                       -----------        ----------               -----------


Increase (decrease) in cash and cash equivalents         2,455,771          (579,894)                1,875,877

Cash and cash equivalents, beginning of period          10,220,165                                  10,220,165
                                                       -----------        ----------               -----------

Cash and cash equivalents, end of period               $12,675,936       ($1,004,894)              $12,096,042
                                                       ===========       =============             ===========

SHELBOURNE PROPERTIES II, INC.
COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                            For the year ended
                                                            December 31, 1999
                                                            ------------------

Average number of pro forma common and common                 1,237,916
equivalent shares outstanding during the period               =========

Pro forma net income                                         $3,852,480
                                                             ==========

Pro forma net income per common and common                        $3.11
equivalent shares                                                 =====

                         SHELBOURNE PROPERTIES II, INC.
           NOTES TO PRO FORMA FINANCIAL STATEMENTS FOR THE YEAR ENDED
                                DECEMBER 31, 1999



(a) The conversion will result in transaction costs of approximately $425,000 which are non-recurring and as a result have not been included as a pro forma adjustment.

(b)      These adjustments eliminate the Partnership Equity.

(c)      These adjustments capitalize Shelbourne.

(d) This adjustment reflects the distribution of 95% of taxable income in order to qualify as a real estate investment trust.

(e) The information appearing in this column represents historical financial information of your partnership.

(f) While the settlement fixed the Asset Management Fee for 1999 at $973,293, the fee in future years will be based on 1.25% of the gross assets of Shelbourne. The fee for 1999 would have been $864,308 if it had been calculated based on 1.25% of gross revenues.

                          DESCRIPTION OF CAPITAL STOCK

         The description of Shelbourne's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to Shelbourne's certificate of incorporation and bylaws, copies of which are exhibits to the Registration Statement of which this consent solicitation statement is a part.

GENERAL

         Shelbourne will have authority under its certificate of incorporation to issue up to 4,500,000 shares of stock, consisting of 2,500,000 shares of common stock, par value $0.01 per share, 1,500,000 shares of Excess Stock, par value $0.01 per share, and 500,000 shares of Preferred Stock, par value $0.01 per share. Under Delaware law, stockholders generally are not responsible for the corporation's debts or obligations. Immediately following consummation of the conversion, 1,237,916 shares of common stock will be issued and outstanding and no shares of Excess Stock or Preferred Stock will be issued and outstanding.

         With respect to the Preferred Stock, the certificate of incorporation authorizes the Board of Directors to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such stock.

COMMON STOCK

         All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of Shelbourne's certificate of incorporation regarding Excess Stock, holders of common stock are entitled to receive dividends on common stock if, as and when authorized and declared by the Board of Directors of Shelbourne out of assets legally available therefor and to share ratably in the assets of Shelbourne legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Shelbourne.

         Subject to the provisions of Shelbourne's certificate of incorporation regarding Excess Stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any director.

         Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of Shelbourne.

         Shelbourne intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         Subject to the provisions of Shelbourne's certificate of incorporation regarding Excess Stock, all common stock has equal dividend, distribution, liquidation and other rights, and has no preference or exchange rights and, except as provided by Delaware law, no appraisal rights.

PREFERRED STOCK

         The Board of Directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. The Board of Directors may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. In addition, the Board of Directors could authorize the issuance of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or any other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then current market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding, and Shelbourne has no present plans to issue any Preferred Stock. Shelbourne has authorized the issuance of a series of preferred stock in connection with Shelbourne's shareholder rights plan. See "DESCRIPTION OF CAPITAL STOCK -- SHAREHOLDER RIGHTS AGREEMENt" and "CERTAIN PROVISIONS OF DELAWARE LAW AND OF SHELBOURNE'S CERTIFICATE AND BYLAWS."

LISTING, PRICE AND TRADING

         There is currently no established trading market for common stock, and, prior to the conversion, common stock will not be listed on any national securities exchange or quoted on the National Association of Securities Dealers quotation system. Therefore, no sale or bid price information is available with respect to shares of common stock. Consummation of the conversion is conditioned on the common stock being approved for listing on the American Stock Exchange, subject to official notice of issuance. American Stock Transfer & Trust Company will act as transfer agent and registrar of common stock. There can be no assurance as to the price at which common stock will trade on the American Stock Exchange.

         Subject to the restrictions on ownership (discussed below), shares of common stock that you receive in the conversion will be freely transferable.

RESTRICTIONS ON TRANSFERS

         For Shelbourne to continue to qualify as a real estate investment trust under the Internal Revenue Code, it must adhere to the following ownership limits:

         (a) not more than 50% in value of the outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year; and

         (b) the equity securities must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

         A description of these complex requirements is included in the "Federal Income Tax Considerations" section starting on page 85 of this consent solicitation.

         In order to protect Shelbourne against the risk of losing its status as a real estate investment trust and to otherwise protect Shelbourne from the consequences of a concentration of ownership among its stockholders, the certificate of incorporation, subject to some exceptions, provides that no single person, which includes any "group" of persons (other than the "Related Parties," as defined below), may

"beneficially own" more than 8% (the "Ownership Limit") of the aggregate number of outstanding shares of any class or series of capital stock. Under the certificate of incorporation, a person generally "beneficially owns" shares if:

         (a) such person has direct ownership of such shares;

         (b) such person has indirect ownership of such shares taking into account the constructive ownership rules of the Internal Revenue Code; or

         (c) such person would be permitted to "beneficially own" such shares pursuant to Rule 13d- 3 under the Exchange Act.

         A Related Party, however, will not be deemed to beneficially own shares by virtue of clause (c) above and a "group" of which a Related Party is a member will generally not have attributed to the group's beneficial ownership any shares beneficially owned by such Related Party. Northstar Capital Investment Corp. and its officers, directors and affiliates are "Related Parties." Related Parties will be limited in the number of shares which they may beneficially own if, and to the extent that, the Board of Directors determines that such ownership would jeopardize Shelbourne's status as a real estate investment trust for Federal income tax purposes (the "Related Limit").

         Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Related Limit, as applicable, or that would result:

         (1) in the disqualification of Shelbourne as a real estate investment trust, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons;

         (2) in Shelbourne's being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

         (3) in Shelbourne's being a "pension-held real estate investment trust" within the meaning of Section 856(h)(3)(D) of the Internal Revenue Code;

         (4) in Shelbourne's failing to be a "domestically controlled real estate investment trust" within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code; or

         (5) in Shelbourne's ownership (taking into account the constructive ownership rules of the Internal Revenue Code), or ownership by any actual or constructive owner of 10% or more of the common stock, of 10% or more of the vote or ownership interests in a tenant any of Shelbourne's properties taking into account the constructive ownership rules of Section 318 of the Internal Revenue Code as modified by Section 856(d)(5) of the Internal Revenue Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock.

         The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Shelbourne to attempt to qualify, or to continue to qualify, as a real estate investment trust. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize Shelbourne's status as a real estate investment trust and the Board of Directors otherwise decides that such action is in the best interest of Shelbourne.

         If any purported transfer of capital stock of Shelbourne or any other event would otherwise result in any person violating the Ownership Limit or the Related Limit, as applicable, or the certificate of incorporation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable Limit and the Prohibited Transferee shall acquire no right or interest in such excess shares. In addition, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable Limit (the "Prohibited Owner") shall cease to own any right or interest in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the "Excess Shares") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Shelbourne (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Trading Day (as defined in the certificate of incorporation) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. The trustee of such trust shall be designated by Shelbourne and be unaffiliated with Shelbourne and any Prohibited Transferee or Prohibited Owner. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration such as a gift, the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by Shelbourne with respect to such Excess Shares.

         In addition, shares of stock of Shelbourne held in the trust shall be deemed to have been offered for sale to Shelbourne, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date Shelbourne, or its designee, accepts such offer. Shelbourne shall have the right to accept such offer for a period of 90 days. Upon such a sale to Shelbourne, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

         These restrictions do not preclude settlement of transactions through the American Stock Exchange.

         Each stockholder shall upon demand be required to disclose to Shelbourne in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of precluding acquisition of control of Shelbourne.

ADDITIONAL ISSUANCES

         Pursuant to the certificate of incorporation, the Board of Directors may, in its sole discretion, issue additional equity securities, provided that the total number of shares issued does not exceed the authorized


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number of shares of stock set forth in the certificate of incorporation.
Shelbourne may from time to time, in the future, seek to raise additional capital through equity issuances. Any additional issuances of securities could have a dilutive effect on the distribution and voting rights of stockholders.

SHAREHOLDER RIGHTS AGREEMENT

         The Board of Directors of Shelbourne has adopted a shareholder rights agreement . The adoption of the shareholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, Shelbourne or a large block of Shelbourne's common stock. Pursuant to the terms of the shareholder rights agreement, each share of common stock issued in the conversion will be accompanied by a preferred stock purchase right. In addition, one purchase right will automatically attach to each share of common stock issued between the date of the conversion and the Distribution Date (as hereinafter defined). Each purchase right entitles the registered holder to purchase from Shelbourne a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") at a cash exercise price of $156.76 per Unit (the "Exercise Price"), subject to adjustment. Each Share offered hereby will be entitled to a purchase right when distributed.

         Initially, the purchase rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The purchase rights will separate from the common stock and will become exercisable on the "Distribution Date" which means the earliest of the following two dates:

         (1) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has become an "acquiring person" meaning such person or group has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of common stock and Excess Stock ("Common Shares") (the date of said announcement being referred to as the "Stock Acquisition Date"); or

         (2) the close of business on the tenth business day, or such other calendar day as the Board of Directors may determine, following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares.

         For these purposes, no Related Parties will be deemed an acquiring person. In addition, no "group" of which a Related Party is a member will be deemed to beneficially own the Common Shares beneficially owned by such Related Party.

         Until the Distribution Date or earlier redemption, exchange or expiration of the purchase rights:

         (a) the purchase rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

         (b) new common stock certificates issued after the date of the conversion will contain a notation incorporating the shareholder rights agreement by reference; and

         (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the purchase rights associated with the common stock represented by such certificate.

         The purchase rights are not exercisable until the Distribution Date and will expire in 2010, unless previously redeemed or exchanged by Shelbourne as described below.


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         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the purchase rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the Distribution Date will be issued with purchase rights.

         In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a purchase right other than an acquiring person or its associates or affiliates, whose purchase rights shall become null and void, will thereafter have the right to receive upon exercise that number of units of Series A Preferred Stock of Shelbourne having a market value of two times the exercise price of the purchase right (such right being referred to as the "Subscription Right"). In the event that, at any time following the Stock Acquisition Date any one of the following occurs, each holder of a purchase right shall thereafter have the right to receive, upon exercise, common stock of the acquiring entity having a market value equal to two times the exercise price of the purchase right (such right being referred to as the "Merger Right"):

         (a) Shelbourne consolidates with, or merges with and into, any other person, and Shelbourne is not the continuing or surviving corporation;

         (b) any person consolidates with Shelbourne, or merges with and into Shelbourne and Shelbourne is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

         (c) 50% or more of Shelbourne's assets or earning power is sold, mortgaged or otherwise transferred.

         The holder of a purchase right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Purchase rights that are or were beneficially owned by an acquiring person may under some circumstances specified in the shareholder rights agreement become null and void.

         At any time after the Stock Acquisition Date the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable purchase rights for shares of common stock or units of Series A Preferred Stock at an exchange ratio of one share of common stock or one Unit of Series A Preferred Stock per purchase right. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of Shelbourne.

         The Exercise Price payable, and the number of units of Series A Preferred Stock or other securities or property issuable, upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution
(a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (b) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or (c) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

         With some exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price, determined on a per purchase right basis. Shelbourne is not obligated to issue fractional units. If Shelbourne elects not to issue fractional units, in lieu


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thereof an adjustment in cash will be made based on the fair market value of the
Series A Preferred Stock on the last trading date prior to the date of exercise. Any of the provisions of the shareholder rights agreement may be amended by the Board of Directors at any time prior to the Distribution Date.

         The purchase rights may be redeemed in whole, but not in part, at a price of $0.01 per purchase right by the Board of Directors only until the earlier of (1) the close of business on the tenth calendar day after the Stock Acquisition Date, or (2) the expiration date of the shareholder rights agreement. Such redemption amount shall be payable in cash, common stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors ordering redemption of the purchase rights, the purchase rights will terminate and thereafter the only right of the holders of purchase rights will be to receive the redemption price.

         The shareholder rights agreement may be amended by the Board of Directors in its sole discretion until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to some limitations set forth in the shareholder rights agreement, amend the shareholder rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of purchase rights holders, excluding the interests of an acquiring person or its associates or affiliates.

         Until a purchase right is exercised, the holder will have no rights as a stockholder of Shelbourne, beyond those as an existing stockholder, including the right to vote or to receive dividends. While the distribution of the purchase rights will not be taxable to stockholders or to Shelbourne, stockholders may, depending upon the circumstances, recognize taxable income in the event that the purchase rights become exercisable for units, other securities of Shelbourne, other consideration or for common stock of an acquiring entity.

         A copy of the shareholder rights agreement has been filed with the Commission and is incorporated as an exhibit hereto by reference to the Registration Statement to which this is a part. A copy of the shareholder rights agreement is also available from Shelbourne upon written request. The foregoing description of the purchase rights does not purport to be complete and is qualified in its entirety by reference to the purchase rights Agreement, which is incorporated herein by reference.

                     CERTAIN PROVISIONS OF DELAWARE LAW AND
                       SHELBOURNE'S CERTIFICATE AND BYLAWS

         The following summary of some provisions of Delaware law and Shelbourne's certificate of incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and Shelbourne's certificate of incorporation and bylaws, copies of which have been filed with the Commission and are incorporated as exhibits hereto by reference to the Registration Statement of which this is a part.

         Some of the provisions of Shelbourne's certificate of incorporation and bylaws could make more difficult the acquisition of Shelbourne by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage some types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Shelbourne to negotiate first with the Board of Directors. Shelbourne believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the certificate of incorporation and the bylaws, which have been filed with the


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Commission and are incorporated as exhibits hereto by reference to the
Registration Statement to which this is a part. See "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON TRANSFERS."

AMENDMENT OF CERTIFICATE AND BYLAWS

         Except as described in the following two sentences, Shelbourne's certificate of incorporation may be amended only by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter. However, if a majority of the directors then in office approve such amendment, the holders of only a majority of the all the votes entitled to be cast on the matter are needed to approve the amendment. In addition, amendments dealing with some articles of the certificate of incorporation such as articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of the By-laws or the certificate of incorporation, shall require the affirmative vote of not less than two-thirds of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend Shelbourne's bylaws by the affirmative vote of a majority of the directors then in office. The bylaws may also be amended by the stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that stockholders approve such amendment at such meeting, such amendment shall require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

DISSOLUTION OF SHELBOURNE

         Delaware law permits the dissolution of Shelbourne by (1) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and
(2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

         Under Shelbourne's bylaws, annual meetings of stockholders shall be held at such date and time as determined by the Board of Directors, the Chairman of the Board or the President. The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

THE BOARD OF DIRECTORS

         Shelbourne's certificate of incorporation provides that the Board of Directors shall initially consist of seven Directors and thereafter the number of Directors of Shelbourne may be established by the Board of Directors but may not be fewer than the minimum number required by the Delaware law nor more than nine. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of Directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining Directors. Pursuant to the terms of the certificate of incorporation, the Directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002 and the third class will hold office


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initially for a term expiring in 2003. As the term of each class expires,
Directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board may render more difficult a change in control of Shelbourne or removal of incumbent management. Shelbourne believes, however, that classification of the Board of Directors will help to assure the continuity and stability of its business strategies and policies.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         Shelbourne's certificate of incorporation generally limits the liability of Shelbourne's Directors to Shelbourne to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and some other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to such corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation, including stockholder derivative suits, unless the directors successfully defend the action or indemnification is ordered by the court.

         The bylaws provide that Directors and officers of Shelbourne shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by Shelbourne to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities, including legal fees, actually and reasonably incurred in connection with service for or on behalf of Shelbourne. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. The certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Shelbourne pursuant to the foregoing provisions, Shelbourne has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

         Shelbourne is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (a) the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such


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transaction; (b) the interested stockholder owned 85% or more of the outstanding voting stock of the corporation, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans, immediately after the transaction in which it became an interested stockholder; or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined, with some exceptions, as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

INDEMNIFICATION AGREEMENTS

         Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that Shelbourne indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following summary discusses the Federal income tax considerations anticipated to be material to prospective stockholders of Shelbourne. The discussion does not address the tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to stockholders who are subject to special treatment under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark-to-market, banks, insurance companies, tax-exempt organizations (except to the extent discussed under the heading "-- TAXATION OF TAX-EXEMPT STOCKHOLDERs") or non-United States persons (except to the extent discussed under the heading "-- TAXATION OF NON-U.S. STOCKHOLDERs"). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

         The information in this discussion and the opinions of Rosenman & Colin LLP ("Rosenman & Colin") referenced below are based on current provisions of the Internal Revenue Code (the "Code"), existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations and practices of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. Rosenman & Colin will render an opinion to the effect that the discussion set forth under this heading, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law, including the conclusions reached by Rosenman & Colin. No rulings will be sought in connection with any aspect of the Federal income tax consequences described below.


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         YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE
SPECIFIC FEDERAL, STATE, LOCAL AND (IF APPLICABLE) FOREIGN TAX CONSEQUENCES TO YOU OF THE CONVERSION AND THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION.

THE CONVERSION

         The proposed conversion has been structured in a manner intended to result in no recognition of taxable income by you. As a condition to the conversion, Rosenman & Colin will render an opinion to the effect that, under current Federal income tax law, (1) the conversion will qualify as an exchange governed by Section 351 of the Code in which your partnership will be treated as transferring all of its assets to Shelbourne in exchange for common stock and the assumption by Shelbourne of your partnership's liabilities, followed by your partnership's distribution of the common stock to the unitholders in complete liquidation of your partnership, and (2) accordingly, no gain or loss will be recognized for Federal income tax purposes by your partnership, the unitholders or Shelbourne as a result of the conversion. A legal opinion is not binding on the Service or the courts. Although the Service has issued a private letter ruling confirming these tax consequences in the case of a transaction substantially similar to the proposed conversion, the letter ruling was not issued to your partnership and analyzed a transaction that was not identical to the proposed conversion. Accordingly, there can be no assurance that the Service will agree with the conclusions reached by Rosenman & Colin in its opinion.

         Your aggregate adjusted tax basis in the common stock that you receive in the conversion will be the same as your aggregate tax basis in your units immediately before the conversion, reduced by your share of your partnership's liabilities, if any, assumed by Shelbourne in the conversion. Your holding period in the common stock generally will include your partnership's holding period in its assets (other than assets, if any, that are not capital assets or property described in Section 1231 of the Code).

         Shelbourne and its stockholders will be required to comply with certain reporting requirements set forth in the Treasury Regulations, which will require the reporting of certain information regarding the conversion. Shelbourne will provide stockholders with the documentation that they will be required to furnish with their tax returns for the year of the conversion.

TAXATION OF SHELBOURNE AS A REAL ESTATE INVESTMENT TRUST

         General

         The sections of the Code and the corresponding Treasury Regulations relating to the taxation of real estate investment trusts and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the Federal income tax treatment of a real estate investment trust and its stockholders.

         Under Federal income tax law, if certain detailed conditions (discussed below) imposed by the Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a real estate investment trust for U.S. Federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income.

         Shelbourne intends to elect to be treated for tax purposes as, and to operate so as to qualify as, a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year


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ending on December 31, 2000. No assurance can be given that Shelbourne will operate in a manner so as to qualify, or remain qualified, as a real estate investment trust.

         As a condition of the conversion, Rosenman & Colin will render an opinion to the effect that, commencing with Shelbourne's tax year ending on December 31, 2000, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust, and Shelbourne's proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust, provided that (1) the conversion and certain procedural steps described under this heading are completed in a timely fashion and (2) Shelbourne and the operating partnership operate in accordance with various assumptions and factual representations made by Shelbourne concerning their organization, business, properties and operations. The opinion will be based upon certain facts, representations and assumptions as of its date, including assumptions and factual representations made by your partnership as to its organization, business, properties and operation prior to the conversion, and will not be binding on the Service or the courts. Qualification and taxation as a real estate investment trust will depend upon whether Shelbourne will be able to meet on an ongoing basis, through its actual annual operating results, its asset base, distribution levels and diversity of share ownership, various qualification tests, the results of which will not be reviewed by Rosenman & Colin. No assurance can be given that the actual results of Shelbourne's operations for any particular taxable year will satisfy such requirements. See "-- Failure of Shelbourne to Qualify as a Real Estate Investment Trust."

         If Shelbourne qualifies for taxation as a real estate investment trust, it generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, Shelbourne will be subject to Federal income tax in the following circumstances:

         (1) Shelbourne (but not its stockholders) will be subject to tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains;

         (2) Under certain circumstances, Shelbourne may be subject to the "alternative minimum tax" on its items of tax preference, if any;

         (3) If Shelbourne has (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Shelbourne will be subject to tax at the highest corporate rate on such income;

         (4) If Shelbourne has net income from the sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business (a "prohibited transaction"), such income will be subject to a 100% tax;

         (5) If Shelbourne fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless has maintained its qualification as a real estate investment trust because other requirements have been met, Shelbourne will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Shelbourne fails the 75% or 95% test multiplied by (2) a fraction intended to reflect Shelbourne's profitability;

         (6) If Shelbourne fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its capital gains for such year, less any capital gains that it elects


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to retain and pay tax on, and (3) any undistributed taxable income from prior periods, less any capital gains that it elected to retain and pay tax on, Shelbourne will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

         (7) If Shelbourne acquires any asset from a corporation that is subject to full corporate-level taxation in a transaction in which the basis of the asset in the hands of Shelbourne is determined by reference to the basis of the asset in the hands of such corporation, and Shelbourne recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Shelbourne, then, to the extent of the excess of (a) the fair market value of such asset over (b) Shelbourne's adjusted basis in the asset, determined when Shelbourne acquired the asset, such gain will be subject to tax at the highest regular corporate income tax rate then applicable.

         Requirements for Qualification

         To qualify as a real estate investment trust, Shelbourne must elect to be treated as such on its Federal income tax return for its taxable year ending December 31, 2000, and must meet the requirements discussed below relating to Shelbourne's organization, sources of income, nature of assets, and distributions of income.

         Organizational Requirements

         The outstanding stock of Shelbourne must be held by at least 100 persons and not more than 50% of the value of such stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined) at any time during the last half of the taxable year. For these purposes, some entities are treated as individuals. These stock ownership requirements must be satisfied in Shelbourne's second taxable year and in each subsequent taxable year. Following the conversion, Shelbourne expects to have outstanding stock with sufficient diversity of ownership to enable it to satisfy these requirements. In addition, the certificate of incorporation provides for certain restrictions regarding the transfer of Shelbourne's capital stock in order to assist Shelbourne in meeting the stock ownership requirements, although these restrictions cannot insure that Shelbourne will always satisfy these stock ownership requirements. See "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON TRANSFER."

         To monitor Shelbourne's compliance with the stock ownership requirements, Shelbourne will be required to maintain records regarding the actual ownership of its stock. To do so, Shelbourne must send a letter to its stockholders requesting that they disclose to Shelbourne the identity of the actual owners of the stock (i.e., the persons required to include Shelbourne's dividends in their income). A list of those persons failing or refusing to comply with this demand must be maintained as part of Shelbourne's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its Federal income tax return disclosing the actual ownership of the stock and certain other information.

         Income Tests

         In order to maintain its qualification as a real estate investment trust, Shelbourne must satisfy two gross income requirements each year:

         (1) At least 75% of Shelbourne's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments. Income derived from investments in real property includes "rents from real property" (as defined in the Code) and gain from the sale or disposition of real property other than property held primarily for sale to customers in the ordinary course of business; and


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         (2) At least 95% of Shelbourne's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities or any combination of the foregoing.

         Shelbourne will own, directly and indirectly, partnership interests in the operating partnership. In the case of a real estate investment trust that is a partner in a partnership, Treasury Regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of such partnership and will be deemed to be entitled to the income of such partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of Shelbourne for purposes of satisfying the gross income tests described above and the asset tests described below. Shelbourne Properties II GP, LLC, the operating partnership's general partner, will be a limited liability company wholly-owned by Shelbourne. For Federal income tax purposes, such entity's assets, liabilities and items of income, deduction and credit will be treated as assets, liabilities and items of Shelbourne.

         Shelbourne currently anticipates that substantially all of its gross income will consist of rents paid under leases of properties owned by the operating partnership. Such rents will qualify as "rents from real property" in satisfying the 75% and 95% gross income tests described above provided that several conditions are met:

         (1) The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, rents will not be excluded from the term "rents from real property" solely by reason of being based on fixed percentages of receipts or sales. Also, rents received from a tenant based on the tenant's income from the property may qualify as "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a real estate investment trust;

         (2) The rent must not be received from a tenant as to which Shelbourne, or any actual or constructive owner of 10% or more of Shelbourne, directly or indirectly owns 10% or more in voting power or number of shares of such tenant (a "Related Party Tenant"). Recently enacted legislation, which applies to rents received or accrued beginning after December 31, 2000, provides an exception to this rule for rents received from a "taxable real estate investment trust subsidiary" under some circumstances;

         (3) Any rent attributable to personal property leased in connection with a lease of real property must not exceed 15% of the total rent received for the year under the lease;

         (4) Shelbourne generally must not operate or manage the property or furnish or render services to the tenants of such property other than through an independent contractor who is adequately compensated and from whom Shelbourne derives no income. Beginning after 2000, services also may be provided to tenants through a taxable real estate investment trust subsidiary subject to applicable limitations. A real estate investment trust also may provide basic services to tenants without having to engage independent contractors if the services in question are of a limited type that a tax-exempt organization can provide to its tenants without causing its rental income to be treated as taxable under the Code, i.e., services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and that are not considered rendered for the convenience of the occupant of the property. However, receipts for services, whether or not rendered by an independent contractor or, for taxable years after 2000, a taxable real estate investment trust subsidiary, that are not customarily provided to tenants in properties of a similar class and in the same geographic market as the relevant property is located will not qualify as "rents from real property."


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         Shelbourne anticipates that all or substantially all of the operating partnership's rental income will qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests. The operating partnership does not intend to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above), and does not intend to derive rents from any persons who, immediately after the conversion, would be Related Party Tenants as to Shelbourne. The operating partnership does not intend to derive rent from personal property leased in connection with real property that exceeds 15% of the total rents under the lease. The operating partnership intends to provide only services of a type that are customarily provided to tenants in properties of a similar class in the geographic market in which the property is located, and all such services will be provided through independent contractors, except that the operating partnership or the advisor may provide basic maintenance services of a type that could be provided by a tax-exempt landlord to its tenants and, after 2000, may also engage taxable real estate investment trust subsidiaries to provide permitted services to tenants.

         Net income realized by Shelbourne from the sale or other disposition of property will be treated as income from a "prohibited transaction" and, as such, will not count towards satisfying the 95% and 75% income tests and will be subject to a 100% penalty tax, if the property was held by the operating partnership primarily for re-sale. Under existing law, whether property is held primarily for re-sale is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Accordingly, although Shelbourne currently anticipates that the operating partnership's properties will be held with a view to long-term appreciation and that the operating partnership will make only such occasional sales of properties as are consistent with its investment objectives, there can be no assurance that all of Shelbourne's income from real property sales will be treated as qualifying income which is not subject to the 100% penalty tax.

         The operating partnership may acquire ownership interests in other partnerships or entities treated as partnerships for income tax purposes. Prior to acquiring such interests, the operating partnership will examine the income and assets of such entity, and currently does not intend to acquire partnership interests in an entity if Shelbourne's indirect share of the income or assets of the entity after the acquisition would cause Shelbourne to exceed applicable limits on non-qualifying income or assets.

         It is possible that the operating partnership might have some gross income that is not qualifying income for purposes of one or both of the 75% or 95% gross income tests. However, Shelbourne currently believes that its aggregate gross income from the operating partnership will satisfy the foregoing 75% and 95% gross income tests for each taxable year commencing with Shelbourne's first taxable year.

         If Shelbourne fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code.
These relief provisions will generally be available if:

         (1) Shelbourne's failure to meet such tests was due to reasonable cause and not due to willful neglect;

         (2) Shelbourne attaches a schedule of the sources of its income to its Federal income tax return; and

         (3) Any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether Shelbourne would be entitled to the benefit of these relief provisions in all circumstances. Also, as discussed above under "TAXATION OF SHELBOURNE AS A REAL ESTATE


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INVESTMENT TRUST -- General," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

         Asset Tests

         Shelbourne, at the close of each quarter of its taxable year, also must satisfy the following three tests relating to the nature of its assets:

         (1) At least 75% of the value of Shelbourne's total assets must be represented by real estate assets, which for these purposes will include (a) its allocable share of real estate assets held by partnerships in which Shelbourne owns an interest including its allocable share of the real estate assets held by the operating partnership and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Shelbourne, cash, cash items and government securities;

         (2) Not more than 25% of Shelbourne's total assets may be represented by securities other than those in the 75% asset class; and

         (3) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by Shelbourne directly or through the operating partnership may not exceed 5% of the value of Shelbourne's total assets and Shelbourne may not own more than 10% of the outstanding voting securities of any one issuer, and, after 2000, may not own more than 10% of the voting power or value of the outstanding securities (including certain debt securities) of any one issuer other than a qualified real estate investment trust subsidiary or a partnership or other flow-through entity. However, after 2000, Shelbourne will be permitted to own more than 10% of the securities of taxable real estate investment trust subsidiaries provided that the total value of these securities does not exceed 20% of the total value of all of Shelbourne's assets.

         Shelbourne anticipates that, as of the closing of the conversion, substantially more than 75% of the fair market value of the assets indirectly owned by Shelbourne through the operating partnership will consist of non-residential rental real estate owned in fee. Shelbourne also expects that, at all times, substantially more than 75% of the assets indirectly owned by Shelbourne through the operating partnership will consist of fee ownership of real property. The operating partnership currently intends to structure its acquisition of any direct or indirect ownership interests in any entity taxable as a corporation for Federal income tax purposes in a manner that Shelbourne determines will be consistent with Shelbourne's satisfying the asset tests both at the time of the acquisition and for the quarter in which the acquisition occurs. Accordingly, Shelbourne believes that it will be able to meet the asset tests described above at the time of the conversion and on a going forward basis.

         If Shelbourne should fail to satisfy the asset tests at the end of a quarter, such failure would not cause it to lose its real estate investment trust status if:

         (1) it satisfied all of the asset tests at the close of the preceding quarter; and

         (2) the failure arose solely from changes in the market values of Shelbourne's assets.

If the condition described in clause (2) of the preceding sentence were not satisfied, Shelbourne could still avoid disqualification by curing the failure within 30 days after the close of the quarter in which it arose.


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         Annual Distribution Requirements

         In order to qualify as a real estate investment trust, Shelbourne will be required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 95% (90% for taxable years after 2000) of Shelbourne's "real estate investment trust taxable income," defined as taxable income computed without regard to the dividends paid deduction and excluding net capital gain, and (b) 95% of its net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Shelbourne timely files its tax return for such year and paid on or before the first regular dividend payment date after such declaration. Shelbourne intends to make timely distributions sufficient to satisfy this requirement.

         To the extent that Shelbourne does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95% (90% after 2000), but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. In addition, if Shelbourne fails to distribute during each calendar year at least the sum of:

         (1) 85% of its ordinary income for such year;

         (2) 95% of its capital gain net income for such year less any capital gains that Shelbourne elects to retain and pay tax on; and

         (3) any undistributed taxable income from prior periods, less any capital gains from such periods that Shelbourne elected to retain and pay tax on,

Shelbourne will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed plus any amounts on which Shelbourne was taxed for such calendar year.

         It is possible that Shelbourne may report taxable income in excess of cash flow due to timing or other differences between the operating partnership's inclusion of income and its actual receipt of the related cash, or due to the operating partnership's payment of non-deductible items, such as principal amortization or capital expenditures, in excess of non-cash deductions, such as deductions for depreciation and accrued but unpaid interest. In that event, if Shelbourne does not have sufficient cash or liquid assets to satisfy the distribution requirements above, Shelbourne or the operating partnership may find it necessary to arrange for short-term, or possibly long-term, borrowings, issue equity or sell assets.

         Under certain circumstances, Shelbourne may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Shelbourne's deduction for dividends paid for the earlier year. Thus, Shelbourne may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Shelbourne will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Failure of Shelbourne to Qualify as a Real Estate Investment Trust

         If Shelbourne fails to qualify for taxation as a real estate investment trust in any taxable year, and if certain relief provisions do not apply, Shelbourne will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Shelbourne fails to qualify as a real estate investment trust will not be deductible by Shelbourne in computing its taxable income. As a result, the cash available for distribution by Shelbourne to its


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stockholders would be significantly reduced. In addition, if Shelbourne fails to qualify as a real estate investment trust, all distributions to stockholders will be subject to tax as ordinary income, to the extent of Shelbourne's current and accumulated earnings and profits. In that event, subject to applicable limitations, distributions paid to a corporate distributee may qualify for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Shelbourne also would be disqualified from being treated as a real estate investment trust for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Shelbourne would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

         Distributions by Shelbourne

         Distributions not designated as capital gain dividends that are made to taxable U.S. stockholders will be subject to tax as ordinary income to the extent of Shelbourne's current and accumulated earnings and profits as determined for Federal income tax purposes, and will not qualify for the dividends received deduction in the case of taxable stockholders which are corporations. Dividends will be taxable to stockholders even if the stockholder uses the funds to purchase additional shares of common stock. If the amounts distributed exceed Shelbourne's earnings and profits, the excess will be treated as a tax-free return of capital to a taxable stockholder that will reduce the amount of his adjusted tax basis in his common stock, and, once the taxable stockholder's adjusted tax basis in his common stock has been reduced to zero, as capital gain assuming that the common stock is held as a capital asset.

         Dividends declared by Shelbourne in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month are treated as both paid by Shelbourne and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Shelbourne on or before January 31 of the following calendar year.

         Distributions made by Shelbourne to taxable stockholders that are properly designated by Shelbourne as long-term capital gain dividends will be subject to tax as long-term capital gains without regard to the period for which a stockholder has held his common stock. However, corporate stockholders may be required to treat up to 20% of such capital gain dividends as ordinary income, and, for non-corporate stockholders, a 25% Federal income tax rate, rather than a 20% tax rate, may apply to all or a portion of such capital gain dividends.

         Shelbourne may elect to retain its net long-term capital gains rather than distribute them. In that event, a stockholder would be deemed to receive a capital gain dividend equal to its share of such retained capital gains, if any, and would receive a tax credit or refund for his share of the tax paid by Shelbourne on such undistributed capital gains. The stockholder's tax basis in his common stock would be increased by his share of the undistributed capital gains less his share of the tax paid by Shelbourne.

         Shelbourne will notify each stockholder after the close of Shelbourne's taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital, and, as to capital gain distributions, if any, the portion that is taxable for non-corporate stockholders as a 25% gain distribution and the portion that is taxable as a 20% gain distribution.

         Passive Activity Losses and the Investment Interest Limitation

         Distributions made by Shelbourne and gain, if any, from the sale or exchange of a stockholder's common stock will not be treated as passive activity income. As a result, taxable stockholders generally will


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


not be able to apply any "passive activity losses," including any unused passive activity losses from your partnership, against such income or gain, except that unused passive activity losses from your partnership generally will be deductible (subject to any other applicable limitations) in the year a stockholder sells all his common stock. Dividends from Shelbourne that do not constitute a capital gain dividend or a return of capital generally will be treated as investment income for purposes of the investment interest limitation. However, unless a taxable stockholder elects to pay tax on such gain at ordinary income rates, net capital gain from the sale or other disposition of shares of common stock and capital gain dividends from Shelbourne will not be considered investment income for purposes of the investment interest limitation. See also "COMPARISON OF YOUR PARTNERSHIP AND SHELBOURNE -- Taxation of Taxable Limited Partners".

         Sale of Common Stock

         Upon any sale or other disposition of common stock, a taxable stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) such taxable stockholder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if such taxable stockholder held such common stock as a capital asset and, if the taxable stockholder is an individual, estate or trust, such gain will be taxable at a maximum marginal Federal income tax rate of 20% if such common stock has been held for more than one year. In general, any loss recognized by a taxable stockholder upon the sale or other disposition of common stock that has been held for six months or less (after applying applicable holding period rules) will be treated as a long-term capital loss to the extent of any distributions received by the taxable stockholder from Shelbourne that were treated as long-term capital gains.

         Backup Withholding

         Shelbourne will report to its taxable stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. A taxable stockholder may be subject to backup withholding at a rate of 31% with respect to dividends unless such taxable stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. A taxable stockholder that does not provide Shelbourne with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the taxable stockholder's Federal income tax liability. Additional withholding issues may arise for non-U.S. stockholders. See "-- TAXATION OF NON-U.S. STOCKHOLDERS - Backup Withholding Tax and Information Reporting."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

         Based upon a published ruling by the Service, distributions by Shelbourne to a tax-exempt stockholder will not constitute unrelated business taxable income, provided that the tax-exempt stockholder does not hold its common stock as "debt-financed property" within the meaning of the Code and such common stock is not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Subject to the same proviso, income from the sale of common stock will not constitute unrelated business taxable income to a tax-exempt stockholder. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under Sections 501(c)(7), (9), (17) and (20), respectively, of the Internal Revenue Code are subject to different rules that generally will require them to treat their income from Shelbourne as unrelated business


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taxable income unless they satisfy applicable set aside and reserve requirements as to which they should consult their own tax advisors. In addition, a portion of the dividends paid by Shelbourne may be treated as unrelated business taxable income to certain U.S. private pension trusts if Shelbourne is treated as a "pension-held real estate investment trust." Based on stock ownership restrictions imposed by Shelbourne (see "THE CONVERSION -- CONDITIONS TO THE CONVERSION" and "DESCRIPTION OF CAPITAL STOCK -- RESTRICTIONS ON OWNERSHIP AND TRANSFer"), Shelbourne does not anticipate that it will be a "pension-held real estate investment trust." In any event, if Shelbourne were to become a pension-held real estate investment trust, these rules generally would apply only to certain U.S. pension trusts that hold more than 10% of Shelbourne's stock.

TAXATION OF NON-U.S. STOCKHOLDERS

         The rules governing the U.S. Federal income taxation of the ownership and disposition of common stock by persons that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Holders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to an investment in common stock (including reporting requirements) in light of their individual investment circumstances.

         Distributions by Shelbourne

         Distributions received by Non-U.S. Holders that are not attributable to gain on sales or exchanges by Shelbourne of U.S. real property interests and are not designated as capital gain dividends generally will be subject to U.S. withholding tax at the rate of 30% unless reduced by treaty. In cases where the dividend income from a Non-U.S. Holder's investment in common stock is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder will generally be subject to U.S. tax at graduated rates in the same manner as U.S. stockholders, and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation. Distributions in excess of current or accumulated earnings and profits of Shelbourne to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the Non-U.S. Holder's adjusted basis its common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

         Shelbourne expects to withhold U.S. income tax at the rate of 30% on any distribution made to a Non-U.S. Holder unless (a) a lower treaty rate applies and the required form or certification evidencing eligibility for that lower rate is filed with Shelbourne or (b) a Non-U.S. Holder files a Federal Form 4224 with Shelbourne claiming that the distribution is effectively connected income.

         Distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by Shelbourne of United States real property interests will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, Non-U.S. Holders generally would be subject to tax on such distributions at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. If it is a corporation, a Non-U.S. Holder also may be subject to a 30% branch profits tax. Shelbourne will be required to withhold 35% of any capital gain distribution. That amount will be creditable against the Non-U.S. Holder's Federal income tax liability.


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         Sale of Common Stock

         Gain recognized by a Non-U.S. Holder upon the sale or exchange of common stock generally will not be subject to United States taxation so long as Shelbourne is a "domestically-controlled real estate investment trust," i.e., a real estate investment trust in which, at all times during a specified testing period, less than 50% in value of its stock is held directly and indirectly by Non-U.S. Holders. Shelbourne currently anticipates that it will be a "domestically-controlled real estate investment trust," but, because common stock will be publicly traded, cannot assure this result. If Shelbourne ceases to be a "domestically-controlled real estate investment trust," gain arising from the disposition of common stock will not be subject to tax if the Non-U.S. Holder owned 5% or less of Shelbourne's outstanding stock throughout the five-year period ending on the date of disposition. Otherwise, the Non-U.S. Holder would be subject to regular U.S. income tax with respect to such gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of a foreign corporation, and the purchaser of common stock would be required to withhold and remit to the Service, an amount equal to 10% of the purchase price.

         Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of common stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         Backup Withholding Tax and Information Reporting

         Shelbourne must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

         Backup withholding tax (which generally is imposed at the rate of 31%) generally will not apply to dividends (including any capital gain dividends) paid on common stock to a Non-U.S. Holder at an address outside the United States.

         The payment of the proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock to or though a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

         The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the Non-U.S. Holder files an appropriate claim for refund with the Service.

         The Service has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. These final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 2000. You should consult your tax advisor regarding the application of the final Treasury Regulations and their potential effect on your ownership of common stock.


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TAX STATUS OF THE OPERATING PARTNERSHIP

         Substantially all of Shelbourne's investments will be held through the operating partnership. Your partnership and Shelbourne each believe that following the conversion, the operating partnership will be classified as either
(1) a disregarded entity if 100% of its membership interests are held by Shelbourne directly or indirectly through one or more wholly-owned flow-through entities (i.e., a limited liability company or a qualified real estate investment trust subsidiary) or (2) a partnership if, in addition to Shelbourne, at least one other person who or which is not a disregarded entity of Shelbourne, owns an interest in the operating partnership. (In this regard, neither the operating partnership nor any limited liability company through which Shelbourne owns an interest in the operating partnership will elect to be classified as an association taxable as a corporation.) Accordingly, Shelbourne will include in its income its allocable share of operating partnership income for purposes of the various real estate investment trust income tests and in the computation of its real estate investment trust taxable income. Moreover, for purposes of the real estate investment trust asset tests, Shelbourne will include its proportionate share of assets held through the operating partnership.

         The operating partnership may acquire properties in the future by accepting contributions of property in exchange for which the property contributor will receive limited partnership interests in the operating partnership that are redeemable for cash or, at Shelbourne's option, stock in Shelbourne. The operating partnership's tax basis in any properties so contributed generally will be the same as the tax basis of the properties in the hands of the contributor, which tax basis will likely be less than the fair market value of the contributed properties. This will cause Shelbourne to be allocated lower amounts of depreciation deductions for tax purposes with respect to such properties than would be allocated to Shelbourne if all properties were to have a tax basis equal to their fair market value. This may result in a higher portion of Shelbourne's distributions being taxed as dividends than would have occurred if such properties had a tax basis equal to their fair market value (as would be the case if they were purchased for cash).

OTHER TAXES

         Shelbourne, its subsidiaries or the operating partnership may be subject to state or local tax in various states or localities in which the operating partnership owns property. The state or local tax treatment of Shelbourne and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in common stock in light of their individual investment circumstances.

TRANSFER TAXES

         Transfer taxes may be imposed in certain state and local jurisdictions in connection with the conversion.

POSSIBLE TAX LAW CHANGES

         Shelbourne cannot predict whether one or more provisions affecting real estate investment trusts or Shelbourne will be enacted, what form any final legislative language will take if so enacted, or the effective date of any such legislation. Other changes in the tax law could affect the tax consequences to you of owning common stock.


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


IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         The discussion under this heading is intended only as a summary of Federal income tax consequences of the conversion and owning and disposing of common stock, and is not a substitute for careful tax planning with a tax professional. Such tax consequences may vary depending on your individual circumstances. Accordingly, you are urged to consult with your tax advisor about the Federal, state, local and foreign tax consequences of the conversion and owning and disposing of common stock.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This consent solicitation statement constitutes the prospectus filed as part of the Registration Statement. This consent solicitation statement does not contain all of the information included in the Registration Statement. Any statement that we make in this prospectus concerning the contents of any contract, agreement or document is not necessarily complete. If we have filed any such contract, agreement or document as an exhibit to the Registration Statement you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

         Your partnership files periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that are on file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC, Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

         You may also obtain reports and other information concerning your partnership electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

         We have not authorized any person to give any information or to make any representation other than those contained in or incorporated by reference into this consent solicitation statement in connection with our solicitation of consents or our offering of securities. You must not rely on any other information or representation as having been authorized by us. Neither the delivery of this consent solicitation statement nor any distribution of common stock offered hereby shall create under any circumstances an implication that there has been no change in the affairs of your partnership or Shelbourne since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. However, if any material change occurs while this consent solicitation statement is required to be delivered, we will amend or supplement this consent solicitation statement accordingly. This consent solicitation statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or consent solicitation.

         We will provide you, upon written or oral request, free of charge, a copy of any document referred to above that has been incorporated into this consent solicitation statement by reference, except exhibits to the document. Please send requests for these documents to Resources Capital Corp., 5 Cambridge Center, 9th floor, Cambridge, MA 02142. You should make telephone requests for copies to us at (617) 234-3000. In order to ensure timely delivery of the documents, we should receive such requests by _______ __, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Your partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which has been filed by your partnership with the SEC pursuant to the Exchange Act, is incorporated herein by reference.

         All documents filed by your partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this consent solicitation statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

                           FORWARD-LOOKING STATEMENTS

         This consent solicitation statement contains forward-looking statements about the financial condition, results of operations and business of the operating partnership and Shelbourne. All statements, other than statements of historical facts included in this prospectus, that address activities, events or developments that we believe, intend or anticipate will or may occur in the future are forward-looking statements.

         Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including those discussed under the "RISK FACTORS" section of this consent solicitation statement. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this consent solicitation statement.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered pursuant to this consent solicitation statement and certain tax matters related to the Partnership and Shelbourne as described under "FEDERAL INCOME TAX CONSEQUENCES" will be passed upon by Rosenman & Colin LLP, New York, New York.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Shelbourne Properties II, Inc.

We have audited the accompanying consolidated balance sheet of Shelbourne Properties II, Inc. and subsidiaries (the "Company") as of April 3, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at April 3, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
April 4, 2000
Boston, Massachusetts

                         SHELBOURNE PROPERTIES II, INC.
                           CONSOLIDATED BALANCE SHEET
                                  APRIL 3, 2000


                                     ASSETS


Cash                                                              $1,000
                                                                  ======


                      LIABILITIES AND STOCKHOLDER'S EQUITY


Common Stock, $.01 par value                                          $1
100 shares authorized, 100 issued and outstanding
Additional paid in capital                                           999
                                                                  ------
                                                                  $1,000
                                                                  ======

NOTES:

1.       ORGANIZATION

         Shelbourne Properties II, Inc., a Delaware corporation was formed on February 8, 2000 for the purpose of exchanging common stock of the Company for the units of limited partnership interest of High Equity Partners L.P. - Series 86 (the "Exchange"). The company has two wholly-owned subsidiaries, Shelbourne Properties II GP, LLC and Shelbourne Properties II L.P. and all intercompany balances have been eliminated in consolidation.

2.       SUMMARY OF ACCOUNTING POLICIES

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and commitments and contingencies at the reporting date. Actual amounts could differ from those estimates.

         Income Taxes

         The Company intends to qualify and operate as a real estate investment trust ("REIT") under the provisions of the Internal Revenue Code. Under these provisions, the Company is required to distribute at least 95% (90% for taxable years after 2000) of its REIT taxable income to its shareholders to maintain the REIT qualification and not be subject to Federal income taxes for the portion of taxable income distributed. The Company must also satisfy certain tests concerning the nature of its assets and income distributed and meet certain record keeping requirements.

                                   APPENDIX A

                                  CONSENT FORM

                                                                      APPENDIX A

                                  CONSENT FORM

                        HIGH EQUITY PARTNERS L.P.- SERIES
                        86, c/o American Stock Transfer &
                                  Trust Company
                                 40 Wall Street
                            New York, New York 10005
                              Attn: Cynthia Trotman


Dear Limited Partner:

         Enclosed is a consent solicitation statement describing the proposed tax-free conversion of your partnership into a real estate investment trust that will be listed on the American Stock Exchange-listed real estate investment trust. Your general partners are proposing the conversion as the final step of a court-approved class action settlement. Your general partners believe that the conversion is fair and recommend that you vote "YES" in favor of the conversion.

Your vote is important. Please complete the bottom portion of this consent form and then return it using the enclosed pre-addressed postage paid envelope or by facsimile to (718) 236-2641. If you have any questions, please call (888) 448-5554.

     ------------------------- Please detach here -------------------------

                        HIGH EQUITY PARTNERS L.P.- SERIES
               86 CONSENT SOLICITED BY RESOURCES HIGH EQUITY, INC.
                   CONSENT EXPIRATION DATE: ________ ___, 2000

The undersigned, a holder of units (the "Units") of limited partnership interest in High Equity Partners L.P.- Series 86, (the "Partnership"), hereby acknowledges receipt of the consent solicitation statement, dated _________ ___, 2000, and votes with respect to the conversion of the Partnership described therein, including the merger of the Partnership with and into SHELBOURNE PROPERTIES II L.P. pursuant to the Merger Agreement as set forth in Appendix B thereto, as follows:

        YES                        NO                      ABSTAIN
(Approve conversion)   (Do not approve conversion)   (Same as voting NO)

       |_|                        |_|                        |_|



                       _______________________________ Dated:____________ , 2000
                              Signature

                       _______________________________
                         Signature (if held jointly)

                       _______________________________
                                   Title

                       Please mark here for change of address    |_|

                       IMPORTANT: Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name. If this card is returned signed but no vote is indicated, you will be deemed to have voted "YES" in favor of the conversion.

                                   APPENDIX B

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                                     Merging
                      High Equity Partners L.P.- Series 86
                                      into
                          Shelbourne Properties II L.P.


         AGREEMENT AND PLAN OF MERGER, dated as of _______ ___, 2000 (the "Agreement"), among Shelbourne Properties II, Inc., a Delaware corporation (the "Company"), Shelbourne Properties II L.P., a Delaware limited partnership ("Shelbourne L.P.") and High Equity Partners L.P.- Series 86, a Delaware limited partnership ("HEP").

                                    RECITALS:

         A. The Company, Shelbourne L.P. and HEP desire that HEP be merged with and into Shelbourne L.P. pursuant to this Agreement and that each of the outstanding units of limited partnership interest in HEP ("Units") be converted into two (2) shares of the Company's common stock, $0.01 par value ("Common Stock"), as contemplated by the conversion (the "Conversion") described in the consent solicitation statement/prospectus of the Company and HEP.

         B. As of the date of this Agreement, the general partners of HEP are Resources High Equity Inc., Resources Capital Corp. and Presidio AGP Corp., each Delaware corporations (collectively, the "HEP General Partners"), with an aggregate 5% partnership interest and there are 588,010 Units outstanding. As of the date of this Agreement, the Company is the sole limited partner of Shelbourne L.P. with a 99% partnership interest, and Shelbourne Properties II GP, LLC, a Delaware limited liability company, the sole member of which is the Company ("Shelbourne GP"), is the sole general partner of Shelbourne L.P.
with a 1% partnership interest.

         C. The HEP General Partners and the limited partners of HEP owning a majority of the outstanding Units have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby, and the plan of merger set forth herein. The Company, as the sole limited partner of Shelbourne L.P., and Shelbourne GP as the sole general partner of Shelbourne L.P., have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein. The adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein have been approved by the Board of Directors of the Company.

         Accordingly, in consideration of the promises, and the mutual covenants and agreements herein contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    ARTICLE 1

                                   THE MERGER

         SECTION 1.01 MERGER OF HEP INTO SHELBOURNE L.P. At the Effective Time (as defined in Section 1.05 hereof), HEP shall merge with and into Shelbourne L.P. (the "Merger"), and the separate existence of HEP shall cease. Shelbourne L.P. shall be the surviving entity in the Merger (hereinafter, the surviving entity is referred to as the "Operating Partnership") and its existence with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

         SECTION 1.02 EFFECT OF THE MERGER. The Merger shall have the effects provided for in the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

         SECTION 1.03 GENERAL PARTNER. Shelbourne GP shall be the sole general partner of the Operating Partnership with a 1% partnership interest therein.

         SECTION 1.04 GOVERNING INSTRUMENT OF THE OPERATING PARTNERSHIP. The Agreement of Limited Partnership of Shelbourne L.P. in effect immediately prior to the Effective Time, shall be the Agreement of Limited Partnership of the Operating Partnership.

         SECTION 1.05 EFFECTIVE TIME. Promptly after the date hereof, a certificate of merger evidencing the Merger shall be filed with the Secretary of State of the State of Delaware pursuant to DRULPA (the "Certificate of Merger"). The Merger shall become effective upon the time and date of the filing of the Certificate of Merger, except that, in the event that the Certificate of Merger specifies in accordance with DRULPA a date and time subsequent to the date of such filing on or at which the Merger is to become effective, the Merger shall be effective on and at such subsequent time (such time and date when the Merger shall become effective is herein referred to as the "Effective Time").

                                    Article 2

                              EFFECT ON SECURITIES

         SECTION 2.01 HEP GENERAL PARTNER INTERESTS. The general partner interests in HEP held by the General Partners immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the HEP General Partners, be converted into 61,896 shares of Common Stock.

         SECTION 2.02 UNITS. Each Unit that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be converted into two (2) shares of the Common Stock.

         SECTION 2.03 SHELBOURNE L.P. GENERAL PARTNER INTERESTS. The general partner interest in Shelbourne L.P. held by Shelbourne GP immediately prior to the Effective Time shall continue as an equal general partner interest in the Operating Partnership immediately following the Merger, and Shelbourne GP will thereupon continue as the general partner of the Operating Partnership.

         SECTION 2.04 PARTNERSHIP INTEREST IN SHELBOURNE L.P. HELD BY THE COMPANY. The partnership interest in Shelbourne L.P. held by the Company immediately prior to the Effective Time shall continue as an equal limited partner interest in the Operating Partnership immediately following the Merger, and the Company will thereupon continue as the limited partner of the Operating Partnership.

         SECTION 2.05 COMMON STOCK. Each share of Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be cancelled and retired without consideration.

                                    Article 3

                                  MISCELLANEOUS

         SECTION 3.01 TERMINATION AND AMENDMENT. At any time prior to the filing of the Certificate of Merger pursuant to Section 1.05 hereof, this Agreement may be terminated by the mutual agreement of the Company and the General Partners. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 3.02 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

         SECTION 3.03 GENERAL PARTNER ACTIONS. Following the Effective Time, Shelbourne GP, as a general partner of the Operating Partnership, shall be authorized, at such time as it deems appropriate in its full discretion, to execute, acknowledge, verify deliver, file and record, for and in the name of the Operating Partnership, and, to the extent necessary, the general and limited partners of HEP prior to giving effect to the Merger, any and all documents and instruments, and shall do and perform any and all acts required by applicable law or which Shelbourne GP deems necessary or advisable in order to effectuate the Merger.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.


                                        SHELBOURNE PROPERTIES II, INC.


                                        By: _________________________
                                            Title:



                                        HIGH EQUITY PARTNERS L.P.-SERIES 86

                                        By:  RESOURCES HIGH EQUITY, INC.
                                             investment general partner


                                        By: _______________________
                                            Title:




                                        SHELBOURNE PROPERTIES II L.P.

                                        By:  SHELBOURNE PROPERTIES II GP, LLC
                                                 general partner

                                        By:  SHELBOURNE PROPERTIES II, INC.,
                                                 sole member



                                        By: _______________________
                                            Title:

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

         Shelbourne's certificate of incorporation, as amended, and Bylaws provide certain limitations on the liability of Shelbourne's directors and officers for monetary damages to Shelbourne. The certificate of incorporation and Bylaws obligate Shelbourne to indemnify its directors and officers, and permit Shelbourne to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Shelbourne and the stockholders against these individuals. See "CERTAIN PROVISIONS OF DELAWARE LAW AND SHELBOURNE'S CERTIFICATE AND BYLAWS--Limitation of Liability and Indemnification."

         Shelbourne's certificate of incorporation limits the liability of Shelbourne's directors and officers to Shelbourne to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses, legal fees and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that be reasonably believed was in or not opposed to Shelbourne's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

         Shelbourne has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that Shelbourne indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Shelbourne must also indemnify and advance all expenses including legal fees incurred by directors and officers seeking the enforce their rights under the indemnification agreements and may cover directors and officers under Shelbourne's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the "Securities Act") is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

         (a) The following documents are filed as part of this Registration
Statement:

Exhibit #                           Description
---------                           -----------

   2.1 Form of Merger Agreement (included as Appendix B to the Consent Solicitation Statement/Prospectus included as Part I of this Registration Statement).

   3.1     Form of Amended and Restated Certificate of Incorporation of
           Shelbourne

   3.2*    Form of Amended and Restated Bylaws of Shelbourne

   4.1     Form of Shareholders Rights Agreement

   4.2 Certificate of Designations, Preferences and Rights of Series A Preferred Stock

   4.3     Form of Temporary Stock Certificate

   5.1 Opinion of Rosenman & Colin LLP regarding legality of the shares of the Common Stock issued

   8.1     Opinion of Rosenman & Colin LLP regarding tax matters

  10.1     Form of Agreement of Limited Partnership of the Operating Partnership

  10.2 Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers

  10.3     Form of Advisory Agreement

  23.1     Consent of Rosenman & Colin LLP

  23.2     Consent of Independent Accountants

  24.1*    Power of Attorney

  99.1 Form of Consent Form (included as Appendix A to the Consent Solicitation Statement/ Prospectus included as Part I of this Registration Statement).

  99.2 Final Judgment and Order of Dismissal With Prejudice of Superior Court of the State of California.

         * Previously filed

         (b) Financial Statement Schedules

         The financial statement schedules are incorporated by reference to the High Equity Partners L.P.-Series 86 Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

Item 22. Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on April 7, 2000.

                                        Shelbourne Properties II, Inc.


                                        By: /s/ Michael L. Ashner
                                           -------------------------------------

                                            Michael L. Ashner
                                            President and Chairman of the Board

                                -----------------

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 of Shelbourne Properties II, Inc. has been signed by the following persons in the capacities and on the dates indicated.


         Signature                      Capacity                       Date
         ---------                      --------                       ----

/s/ Michael L. Ashner          President                           April 7, 2000
--------------------------
Michael L. Ashner


/s/ Peter Braverman*           Vice President and Director         April 7, 2000
--------------------------
Peter Braverman


/s/ David T. Hamamoto*         Director                            April 7, 2000
--------------------------
David T. Hamamoto


/s/ David G. King , Jr.*       Vice President and Director         April 7, 2000
--------------------------
David G. King, Jr.


/s/ Robert Martin*             Director                            April 7, 2000
--------------------------
Robert Martin


/s/ W. Edward Scheetz*         Director                            April 7, 2000
--------------------------
W. Edward Scheetz


/s/ Steven Stuart*             Director                            April 7, 2000
--------------------------
Steven Stuart


/s/ Carolyn Tiffany*           Vice President and Treasurer        April 7, 2000
--------------------------
Carolyn Tiffany


-------------

* BY MICHAEL L. ASHNER, ATTORNEY-IN-FACT

                             EXHIBIT INDEX

Ehibit #                            Description                          Page
--------                            -----------                          ----

 2.1      Form of Merger Agreement (included as Appendix B to the
          Consent Solicitation Statement/Prospectus included as Part I of this Registration Statement).

 3.1      Form of Amended and Restated Certificate of Incorporation of
          Shelbourne

 3.2*     Form of Amended and Restated Bylaws of Shelbourne

 4.1      Form of Shareholders Rights Agreement

 4.2      Certificate of Designations, Preferences and Rights of
          Series A Preferred Stock

 4.3      Form of Temporary Stock Certificate

 5.1 Form of Opinion of Rosenman & Colin LLP regarding legality of the shares of the Common Stock issued

 8.1      Form of Opinion of Rosenman & Colin LLP regarding tax matters

10.1      Form of Agreement of Limited Partnership of the Operating
          Partnership

10.2 Form of Indemnification Agreement between Shelbourne and each of its directors and executive officers

10.3      Form of Advisory Agreement

23.1      Consent of Rosenman & Colin LLP

23.2      Consent of Independent Accountants

24.1*     Power of Attorney

99.1 Form of Consent Form (included as Appendix A to the Consent Solicitation Statement/ Prospectus included as Part I of this Registration Statement).

99.2      Final Judgment and Order of Dismissal With Prejudice of
          Superior Court of the State of California.


    * Previously filed